                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-86481

                                     [LOGO]

                                                               September 7, 1999

Dear Stockholders:

    You are cordially invited to attend a Special Meeting of Stockholders of World Color Press, Inc., which we will hold at 9:30 a.m., local time, on October 8, 1999, at World Color's corporate headquarters, The Mill, 340 Pemberwick Road, Greenwich, Connecticut 06381.

    At the special meeting we will ask you to vote on the merger of World Color and an indirect wholly owned subsidiary of Quebecor Printing Inc. On August 20, 1999, Quebecor Printing purchased approximately 50.4% of the issued and outstanding shares of World Color common stock for $35.69 per share in a cash tender offer. In the merger, each share of World Color common stock not purchased in the tender offer will be exchanged for 1.2685 Quebecor Printing subordinate voting shares and $8.18 in cash, assuming no additional shares of World Color common stock are issued prior to the effective time of the merger. On August 31, 1999, the Quebecor Printing subordinate voting shares, which are listed on the New York Stock Exchange under the trading symbol "PRW" and on The Toronto Stock Exchange and The Montreal Exchange under the trading symbol "IQI," closed at $22 15/16 per share and Cdn$34.25 per share, respectively. Based on the Quebecor Printing closing stock price on the NYSE, the Quebecor Printing subordinate voting shares and cash you would receive for each World Color share would have a total value of $37.28.

    We appreciate your ongoing interest and participation in this company. Please take the time to complete, date, sign and promptly return the enclosed proxy card to ensure that your shares will be represented at the meeting.

    Quebecor Printing has sufficient voting power to approve the merger agreement at the World Color special meeting, even if no other stockholder of World Color votes in favor of approving the merger agreement.

    We are enclosing a proxy statement/prospectus containing detailed information concerning the merger, including the merger agreement. FOR RISKS IN CONNECTION WITH THE MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE 14 OF THIS DOCUMENT.

    We believe this transaction represents an exciting strategic combination for World Color. AFTER CAREFUL CONSIDERATION, WORLD COLOR'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS ADVISABLE AND FAIR TO WORLD COLOR AND YOU AND IN WORLD COLOR'S AND YOUR BEST INTERESTS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

    YOU CAN FIND ADDITIONAL INFORMATION REGARDING QUEBECOR PRINTING AND WORLD COLOR IN THE SECTION ENTITLED "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 88 OF THIS DOCUMENT.

                                          Sincerely,

/s/ Charles G. Cavell                 /s/ Marc L. Reisch

Charles G. Cavell                     Marc L. Reisch
Chairman of the Board                 President and Chief Executive Officer

    This document is dated September 7, 1999 and was first mailed to stockholders on or about September 8, 1999.

    THE SECURITIES AND EXCHANGE COMMISSION AND THE STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THE QUEBECOR PRINTING SUBORDINATE VOTING SHARES TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            WORLD COLOR PRESS, INC.
                                    THE MILL
                              340 PEMBERWICK ROAD
                          GREENWICH, CONNECTICUT 06831
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            FRIDAY, OCTOBER 8, 1999
                            9:30 A.M., LOCAL TIME AT
                      WORLD COLOR'S CORPORATE HEADQUARTERS
                                    THE MILL
                              340 PEMBERWICK ROAD
                              GREENWICH, CT 06831

SPECIAL MEETING AGENDA

    1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of July 12, 1999 by and among Quebecor Printing Inc., Printing Acquisition Inc. and World Color Press, Inc. A copy of the merger agreement is included as Annex A to the attached proxy statement/ prospectus.

    2. To transact such other business as may properly come before the meeting.

    Stockholders of record at the close of business on September 7, 1999 are entitled to vote their shares.

                                          By Order of the Board of Directors

                                          /s/ Jennifer L. Adams

                                            World Color Press, Inc.
                                           Jennifer L. Adams
                                           Secretary

Greenwich, Connecticut

September 7, 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
QUESTIONS & ANSWERS ABOUT THE MERGER.......................................................................           1
SUMMARY....................................................................................................           3
    The Companies..........................................................................................           3
    What You Will Receive In The Merger....................................................................           3
    Ownership Of Quebecor Printing After The Merger........................................................           3
    Material U.S. Federal Income Tax Consequences..........................................................           4
    World Color Board Recommendations......................................................................           4
    Interests Of World Color Officers And Directors In The Merger..........................................           4
    Opinion Of Financial Advisor...........................................................................           4
    Adoption Of The Merger Agreement; Record Date For Voting...............................................           4
    Conditions To The Completion Of The Merger.............................................................           4
    Termination Of The Merger Agreement....................................................................           4
    Regulatory Matters.....................................................................................           5
    Accounting Treatment...................................................................................           5
    Listing Of Quebecor Printing Subordinate Voting Shares.................................................           5
QUEBECOR PRINTING SELECTED HISTORICAL FINANCIAL INFORMATION................................................           6
WORLD COLOR SELECTED HISTORICAL FINANCIAL INFORMATION......................................................           7
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION................................................           9
    Purchase Accounting Treatment..........................................................................           9
    Periods Covered........................................................................................           9
    Comparative Per Share Data.............................................................................          12
    Market Prices And Dividends............................................................................          12
    Equivalent Per Share Data..............................................................................          13
RISK FACTORS...............................................................................................          14
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS..................................................          15
THE WORLD COLOR SPECIAL MEETING............................................................................          16
    General................................................................................................          16
    Place, Date And Time...................................................................................          16
    Matters To Be Considered At The Special Meeting........................................................          16
    Record Date............................................................................................          16
    Vote Required..........................................................................................          16
    Voting at the Special Meeting..........................................................................          17
    How Shares Will Be Voted At Special Meeting............................................................          17
    How to Revoke a Proxy..................................................................................          17
    Solicitation Of Proxies................................................................................          18
THE MERGER.................................................................................................          18
    What You Will Receive In The Merger....................................................................          18
    Background Of The Merger...............................................................................          19
    Reasons For The Merger.................................................................................          22
    Recommendation Of The World Color Board Of Directors; Reasons For The Merger...........................          24
    Opinion Of World Color's Financial Advisor.............................................................          26
    Interests Of World Color Officers And Directors In The Merger..........................................          31
    Material U.S. Federal Income Tax Consequences..........................................................          36
    Material Canadian Federal Income Tax Consequences......................................................          39
    Purchase Accounting Treatment..........................................................................          40
    Regulatory Approvals...................................................................................          40
    Appraisal Rights.......................................................................................          42
THE MERGER AGREEMENT.......................................................................................          46

                                                                                                                PAGE
                                                                                                                -----
    The Tender Offer.......................................................................................          46
    Board of Directors.....................................................................................          46
    The Merger.............................................................................................          46
    Effective Time Of The Merger...........................................................................          46
    Stock Options..........................................................................................          46
    Procedures For Exchange Of Certificates................................................................          47
    Representations And Warranties.........................................................................          48
    Covenants Relating To The Conduct Of Business..........................................................          49
    Meetings...............................................................................................          50
    No Purchase Of Shares And Voting Agreements............................................................          50
    Proxy Statement And Registration Statement; Canadian Exemption.........................................          51
    Additional Efforts.....................................................................................          51
    Acquisition Proposals..................................................................................          52
    Employee Compensation And Benefits.....................................................................          52
    Quebecor Printing Guarantee............................................................................          52
    Conditions Precedent To Merger.........................................................................          53
    Termination............................................................................................          53
    Termination Fees.......................................................................................          53
    Expenses...............................................................................................          54
    Amendments.............................................................................................          54
    Tender, Voting And Option Agreement....................................................................          54
    Stock Option Agreement.................................................................................          54
    Registration Rights Agreement..........................................................................          55
    Agreements Of Certain Quebecor Printing Shareholders...................................................          55
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS..........................................................          56
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.................................................          60
DESCRIPTION OF SHARE CAPITAL...............................................................................          63
    Equity Shares..........................................................................................          63
    Preferred Shares.......................................................................................          69
    Series 2 Cumulative Redeemable First Preferred Shares..................................................          69
MATERIAL DIFFERENCES BETWEEN RIGHTS OF STOCKHOLDERS OF WORLD COLOR AND RIGHTS OF STOCKHOLDERS OF QUEBECOR
  PRINTING.................................................................................................          69
    Size And Classification Of The Board Of Directors......................................................          70
    Director Qualifications................................................................................          70
    Removal Of Directors; Vacancies........................................................................          70
    Special Meetings Of Stockholders.......................................................................          70
    Action By Written Consent Of Stockholders..............................................................          71
    Vote Required For Extraordinary Corporate Transactions.................................................          71
    Business Combinations With Interested Stockholders.....................................................          72
    Stockholder Suits......................................................................................          72
    Dissenters' Rights.....................................................................................          73
    Dividends..............................................................................................          74
    Amendments To Charter And By-Laws......................................................................          75
    Director Liability.....................................................................................          75
    Fiduciary Duties Of Directors..........................................................................          75
    Rights Of Inspection...................................................................................          76
    Indemnification Of Officers, Directors And Others......................................................          76
    Additional Provisions Relating To Board Action.........................................................          77
    Oppression Remedy......................................................................................          77
    Quorum Of Stockholders.................................................................................          77

                                                                                                                PAGE
                                                                                                                -----
THE COMPANIES..............................................................................................          78
    Quebecor Printing......................................................................................          78
    World Color............................................................................................          83
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............................................          86
LEGAL MATTERS..............................................................................................          86
EXPERTS....................................................................................................          87
FUTURE STOCKHOLDER PROPOSALS...............................................................................          87
WHERE YOU CAN FIND MORE INFORMATION........................................................................          88
ANNEX A--Agreement and Plan of Merger......................................................................         A-1
ANNEX B--Opinion of Morgan Stanley & Co., Incorporated.....................................................         B-1
ANNEX C--Section 262 of the Delaware General Corporation Law...............................................         C-1

                      QUESTIONS & ANSWERS ABOUT THE MERGER

Q: WHY ARE THE TWO COMPANIES PROPOSING THE MERGER?

A: Quebecor Printing and World Color believe that the merger will create a global company that will be better positioned to take advantage of future growth opportunities that may not have been available to Quebecor Printing or World Color on their own. To review the reasons for the merger in greater detail, see pages 22 and 24.

Q: WHAT DO I NEED TO DO IF I AM NOT PLANNING TO ATTEND THE WORLD COLOR SPECIAL MEETING?

After you carefully read this document, please indicate on your proxy card how you want to vote. Sign and mail the proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the World Color special meeting.

Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME", WILL MY BROKER VOTE MY SHARES FOR ME?

Your broker will not vote your shares unless you follow the directions your broker provides to you regarding how to vote your shares.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

You can change your vote by sending a notice of revocation or a later-dated, signed proxy card to World Color's Secretary before the World Color special meeting or attending the meeting in person and voting. If you attend in person and vote, you will override any previously submitted proxy.

Q: DOESN'T QUEBECOR PRINTING ALREADY OWN WORLD COLOR?

A: On August 20, 1999, Quebecor Printing completed a tender offer for 19,179,495 shares of World Color common stock for $35.69 per share. As a result, Quebecor Printing owns approximately 50.4% of World Color's outstanding common stock. Quebecor Printing now seeks to acquire the remaining shares of World Color through the merger.
Q: WHICH STOCKHOLDERS NEED TO APPROVE THE MERGER?

A: Only the approval of the World Color stockholders is needed to approve the merger. As a result of the tender offer, Quebecor Printing has sufficient voting power to approve the merger agreement at the World Color special meeting, even if no other stockholder of World Color votes in favor of approving the merger agreement.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: World Color stockholders, other than Quebecor Printing, will receive 1.2685 subordinate voting shares of Quebecor Printing and $8.18 in cash for each share of World Color common stock, assuming no additional shares of World Color common stock are issued. Holders of Quebecor Printing shares will continue to hold their same shares after the merger.

Q: WHAT ARE THE TAX CONSEQUENCES TO STOCKHOLDERS IN THE MERGER?

A: If the merger is completed, World Color stockholders who are U.S. persons will recognize gain or loss for United States federal income tax purposes. World Color stockholders are urged to consult their own tax advisors to determine the particular tax consequences of the merger to them. The merger will not have any tax consequences for Quebecor Printing shareholders.

Q: WHAT DO I NEED TO DO TO GET MY QUEBECOR PRINTING SHARES?

A: After we complete the merger, we will send World Color stockholders written instructions for exchanging their shares. If you hold World Color shares in physical form, you should not send in your stock certificates now.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We expect that the merger will be completed shortly after the World Color special meeting.

Q: WHEN IS THE WORLD COLOR SPECIAL MEETING?

A: The World Color special meeting will take place on Friday, October 8, 1999.

Q: WILL I GET APPRAISAL RIGHTS IN THE MERGER?

A: Yes. Under Delaware General Corporation Law, World Color stockholders are entitled to appraisal rights. Any World Color stockholder wanting to exercise appraisal rights must strictly comply with the rules governing the exercise of appraisal rights or lose those appraisal rights. We describe the procedures for exercising appraisal rights in this proxy statement/prospectus and we attach the provisions of Delaware law that govern appraisal rights as Annex C.

Q: ARE ANY REGULATORY APPROVALS REQUIRED IN CONNECTION WITH THE MERGER?

A: No. Quebecor Printing and World Color have received all regulatory approvals required to complete the merger.

Q: WHO CAN ANSWER MY QUESTIONS?

A: Georgeson Shareholder Communications Inc., World Color's proxy solicitor, at 800-223-2064 (banks and brokers call collect 212-440-9800).

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT. IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS REFERRED TO IN THIS DOCUMENT. FOR A GUIDE TO WHERE YOU CAN OBTAIN MORE INFORMATION ON QUEBECOR PRINTING AND WORLD COLOR, SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 88.

THE COMPANIES

WORLD COLOR PRESS, INC.
The Mill
340 Pemberwick Road
Greenwich, Connecticut 06831
(203) 532-4200

    World Color, a Delaware corporation, was incorporated in 1903. World Color is an industry leader in the management and distribution of print and digital information. It is the second largest diversified commercial printer in the United States, providing digital prepress, press, binding, distribution and multi-media services to customers in the commercial, magazine, catalog, direct mail, book and directory product categories. World Color operates 58 facilities with a network of sales offices nationwide.

QUEBECOR PRINTING INC.
612 Saint-Jacques Street
Montreal, Quebec, Canada, H3C 4M8
(514) 954-0101

    Quebecor Printing, a corporation amalgamated under the laws of Canada, was incorporated in 1989. Quebecor Printing, a diversified global commercial printing company, is the largest commercial printer in Canada and Europe, and one of the largest in the United States and South America. Quebecor Printing offers its customers state-of-the-art web offset, gravure and sheetfed printing capabilities and related printing services from prepress to distribution. Quebecor Printing's product categories include magazines, inserts and circulars, books, catalogs, specialty printing and direct mailing, related services, CD-ROM mastering and replicating, as well as directories.

WHAT YOU WILL RECEIVE IN THE MERGER (SEE PAGE 18)

    When the merger is completed, each World Color stockholder other than Quebecor Printing, will receive 1.2685 Quebecor subordinate voting shares and $8.18 in cash for each World Color share, assuming no additional shares of World Color common stock are issued prior to the effective time of the merger. If additional World Color shares are issued prior to the effective time of the merger, the cash portion of the per share consideration will decrease and the stock portion of the per share consideration will increase in accordance with the terms of the merger agreement.

    Quebecor Printing will not issue fractional subordinate voting shares. Instead, each World Color stockholder other than Quebecor Printing, will instead be paid cash equal to the product of:

    - the fractional part of a Quebecor Printing subordinate voting share to which a World Color stockholder would otherwise be entitled, and

    - $21.6875 in cash.

    The effect of the merger upon World Color's 6% convertible senior subordinated notes due 2007 that are outstanding at the time of the merger is discussed on page 18.

    Holders of Quebecor Printing shares will continue to hold their same shares after the merger.

OWNERSHIP OF QUEBECOR PRINTING AFTER THE MERGER

    Quebecor Printing will issue as many as 30 million subordinate voting shares to World Color stockholders in the merger. This represents approximately 20% of the outstanding Quebecor Printing shares and approximately 4% of the total voting power immediately after the merger. This information is based on the number of Quebecor Printing subordinate voting shares outstanding on August 31, 1999 and shares of World Color common stock outstanding on August 31, 1999, and takes into account shares issuable with respect to World Color stock options and shares issuable upon conversion of World Color's convertible notes.

                               SUMMARY CONTINUED

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 36)

    The merger will be a taxable transaction to World Color stockholders who are United States persons for United States federal income tax purposes. As a result, a World Color stockholder generally will recognize gain or loss in an amount equal to:

    - the amount of cash plus the fair market value, as of the closing of the merger, of the Quebecor Printing subordinate voting shares received by a World Color stockholder, MINUS

    - the aggregate tax basis of the World Color common stock to be exchanged for the Quebecor Printing subordinate voting shares and cash in the merger.

WORLD COLOR BOARD RECOMMENDATIONS (SEE PAGE 24)

    The World Color board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are fair to, advisable, and in the best interests of, World Color and its stockholders and recommends you vote FOR the adoption of the merger agreement.

INTERESTS OF WORLD COLOR OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 31)

    Some World Color directors and officers have employment arrangements, and/or other arrangements and agreements that provide them with interests in the merger that may be different from, or in addition to, the interests of other World Color stockholders. You should be aware of these interests because they may conflict with yours.

OPINION OF FINANCIAL ADVISOR (SEE PAGE 26)

    On July 12, 1999, Morgan Stanley & Co. Incorporated delivered its written opinion to the board of directors of World Color to the effect that as of the date of the opinion the consideration to be received by the holders of World Color common stock in the offer and the merger pursuant to the merger agreement was fair from a financial point of view to such stockholders. The opinion of Morgan Stanley does not constitute a recommendation as to how any World Color stockholder should vote with respect to the merger. WE HAVE ATTACHED THIS OPINION TO THIS DOCUMENT AS ANNEX B. YOU SHOULD READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.

ADOPTION OF THE MERGER AGREEMENT;
RECORD DATE FOR VOTING (SEE PAGE 16)

    At the World Color meeting, World Color stockholders will be asked to adopt the merger agreement. You can vote at the World Color meeting or by proxy if you owned World Color shares at the close of business on September 7, 1999.

VOTE REQUIRED (SEE PAGE 16)

    The adoption of the merger agreement requires the approval of a majority of the issued and outstanding shares of World Color common stock. As a result of the successful completion of the tender offer, Quebecor Printing owns enough shares to approve the merger agreement without the vote of any other World Color stockholder.

CONDITIONS TO THE COMPLETION OF THE MERGER (SEE PAGE 53)

    The completion of the merger depends on the satisfaction or waiver of the following conditions:

    - the approval of the World Color stockholders, which is assured;

    - the absence of legal prohibitions to the merger; and

    - the absence of any stop order suspending effectiveness of the registration statement relating to the Quebecor Printing subordinate voting shares to be issued in the merger and the approval of those shares for listing on the New York Stock Exchange, subject to official notice of issuance, and on The Toronto Stock Exchange and The Montreal Exchange, subject to customary requirements.

TERMINATION OF THE MERGER AGREEMENT
(SEE PAGE 53)

    Either World Color or Quebecor Printing can terminate the merger agreement if a court or other governmental body located in the United

                               SUMMARY CONTINUED
States or Canada permanently prohibits the merger.

REGULATORY MATTERS (SEE PAGE 40)

    On July 27, 1999 the waiting period for the transaction under the Hart-Scott-Rodino statute expired. As a result, we now have all regulatory approvals required by the merger agreement to complete the merger.

ACCOUNTING TREATMENT (SEE PAGE 40)

    We will account for the merger using the purchase method of accounting.

APPRAISAL RIGHTS (SEE PAGE 42)

    World Color stockholders have the right under Delaware law to exercise appraisal rights and to receive payment in cash for the fair value of their shares of World Color common stock determined by the Delaware Chancery Court. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of adoption of the merger agreement and must follow specific procedures. These procedures are described in this proxy statement/prospectus, and the provisions of Delaware law that grants appraisal rights and governs such procedures is attached as Annex C.

LISTING OF QUEBECOR PRINTING SUBORDINATE VOTING SHARES (SEE PAGE 41)

    Quebecor Printing's subordinate voting shares are currently listed on the New York Stock Exchange, The Toronto Stock Exchange and The Montreal Exchange. Quebecor Printing will also list the subordinate voting shares to be issued in the merger on those stock exchanges.

          QUEBECOR PRINTING SELECTED HISTORICAL FINANCIAL INFORMATION

    Quebecor Printing is providing the following financial information to assist you in your analysis of the merger. This information is only a summary and you should read it in conjunction with the historical financial statements of Quebecor Printing and the related notes contained in the annual and quarterly reports and other information that Quebecor Printing has filed with the Securities and Exchange Commission. See "WHERE YOU CAN FIND MORE INFORMATION" on page 88. The selected consolidated financial data for each of the five years in the five-year period ended December 31, 1998 are derived from the consolidated financial statements of Quebecor Printing audited by KPMG LLP. The selected consolidated financial data for each of the six-month periods ended June 30, 1999 and 1998 are derived from the unaudited consolidated financial statements of Quebecor Printing. Unless otherwise stated, all financial information in this registration statement is in United States dollars. The selected consolidated financial information is presented in accordance with Canadian GAAP and should be read in conjunction with Quebecor Printing's consolidated financial statements and other information included in the documents incorporated in this document by reference. See "WHERE YOU CAN FIND MORE INFORMATION" on page 88.

                             QUEBECOR PRINTING INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
           (IN MILLIONS, EXCEPT PER SHARE DATA OR AS OTHERWISE NOTED)

                                                          FOR THE SIX MONTHS
                                                                ENDED
                                                               JUNE 30,                   FOR THE YEAR ENDED DECEMBER 31,
                                                         --------------------  -----------------------------------------------------
                                                           1999       1998       1998       1997       1996       1995       1994
                                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                             (UNAUDITED)
INCOME STATEMENT DATA:
Revenues...............................................  $ 1,854.8  $ 1,772.1  $ 3,808.2  $ 3,483.2  $ 3,110.3  $ 3,004.0  $ 2,115.9
Operating expenses:
  Cost of sales........................................    1,445.5    1,392.5    2,979.3    2,736.8    2,403.2    2,343.9    1,655.5
  Selling and administrative...........................      149.9      147.5      287.6      267.2      252.5      238.5      180.3
  Depreciation and amortization........................      124.5      113.2      239.4      210.7      194.1      169.7      101.9
                                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income.......................................      134.9      118.9      301.9      268.5      260.5      251.9      178.2
Financial expenses.....................................       33.7       30.4       64.3       66.9       62.5       82.4       29.1
                                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes.............................      101.2       88.5      237.6      201.6      198.0      169.5      149.1
Income taxes...........................................       30.4       27.9       74.8       69.1       69.1       62.6       59.3
Non-controlling interest...............................        0.7        1.0        3.2        2.1        2.6        1.4        2.6
                                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income.............................................       70.1       59.6      159.6      130.4      126.3      105.5       87.2
                                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings per share.....................................  $    0.56  $    0.47  $    1.29  $    1.12  $    1.09  $    1.05  $    0.87

OTHER FINANCIAL DATA:
Cash provided by operations before change in non-cash
  working capital......................................  $   208.8  $   187.4  $   425.3  $   379.3  $   361.8  $   321.7  $   213.7
Additions to fixed assets..............................       72.9      185.7      312.1      325.6      243.1      167.6      178.3
Business acquisitions..................................       59.9       15.0      260.2      319.9       56.4      144.4      159.4

BALANCE SHEET DATA (AT PERIOD END):
Cash...................................................  $     1.7  $     1.8  $     0.3  $     0.4  $     0.8  $      --  $      --
Trade receivables......................................      621.2      569.9      695.9      683.8      590.5      578.5      383.6
Inventories............................................      222.9      244.8      233.0      253.2      183.7      225.2      139.6
Prepaid expenses.......................................       31.3       26.1       25.0       20.9       17.6       17.1       12.5
Total assets...........................................    3,766.6    3,423.4    3,842.1    3,475.5    2,913.4    2,796.5    1,955.9
Working capital........................................      235.2      242.4      244.1      219.3      206.8      273.6      220.1
Short-term debt (including current portion of long-term
  debt)................................................       41.8       60.3       66.7       71.0       43.2       46.5        7.8
Long-term debt.........................................      949.8      953.2    1,140.9      913.3      767.3      805.7      698.3
Convertible debentures.................................       52.6       57.4       58.2       60.0       83.9       92.5         --
Shareholders' equity...................................  $ 1,736.6  $ 1,469.5  $ 1,564.5  $ 1,436.3  $ 1,155.1  $ 1,060.1  $   707.2

             WORLD COLOR SELECTED HISTORICAL FINANCIAL INFORMATION

    World Color is providing the following financial information to assist you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it in conjunction with the historical financial statements of World Color and the related notes contained in the annual and quarterly reports and other information that World Color has filed with the Securities and Exchange Commission. See "WHERE YOU CAN FIND MORE INFORMATION" on page 88. The selected consolidated financial data for each of the five fiscal years in the five-year period ended December 27, 1998 are derived from the consolidated financial statements of World Color audited by Deloitte & Touche LLP. The selected consolidated financial data for the six-month periods ended June 27, 1999 and June 28, 1998 are derived from the unaudited consolidated financial statements of World Color.

                            WORLD COLOR PRESS, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
           (IN MILLIONS, EXCEPT PER SHARE DATA OR AS OTHERWISE NOTED)

                                                       FOR THE SIX MONTHS
                                                             ENDED
                                                    ------------------------                     FISCAL YEAR(1)
                                                     JUNE 27,     JUNE 28,    -----------------------------------------------------
                                                       1999         1998        1998       1997       1996       1995       1994
                                                    -----------  -----------  ---------  ---------  ---------  ---------  ---------
                                                          (UNAUDITED)
INCOME STATEMENT DATA:
Net sales.........................................   $ 1,172.4    $ 1,096.9   $ 2,356.9  $ 1,981.2  $ 1,641.4  $ 1,295.6  $   971.6
Cost of sales.....................................       910.5        856.7     1,810.0    1,501.5    1,260.5    1,011.6      763.2
Selling, general and administrative expenses......       100.0         95.8       192.0      169.4      137.2      114.0       82.1
Depreciation and amortization.....................        77.4         69.2       140.7      131.7      104.5       74.7       62.9
Restructuring and other special charges(2)........        62.4           --          --         --         --       40.9         --
  Operating income................................        22.1         75.2       214.2      178.6      139.2       54.4       63.4
Interest expense and securitization fees..........        49.0         42.5        88.5       80.0       58.4       37.9       23.8
Income tax provision (benefit)....................       (11.1)        13.6        52.1       41.4       33.5        6.6       15.9
Extraordinary items, net of tax(3)................        12.0           --          --         --         --         --         --
Cumulative effect of change in accounting
  principle(4)....................................        10.5           --          --         --         --         --         --
Net income (loss).................................   $   (38.3)   $    19.1   $    73.6  $    57.2  $    47.3  $     9.9  $    23.7
Net income (loss) per common share:(5)
  Basic...........................................   $   (1.01)   $    0.50   $    1.92  $    1.65  $    1.40  $    0.31  $    0.74
  Diluted.........................................       (1.01)        0.49        1.84       1.60       1.35       0.29       0.69
OTHER FINANCIAL DATA:
Depreciation and amortization.....................   $    77.4    $    69.2   $   140.7  $   131.7  $   104.5  $    74.7  $    62.9
Capital expenditures(6)...........................        60.6        117.5        95.5       93.1       70.6      120.3       83.9
Adjusted operating income margin(7)...............         7.3%         7.0%        9.1%       9.0%       8.5%       7.4%       6.5%
BALANCE SHEET DATA (AT PERIOD END):
Working capital...................................   $   239.6    $   219.5   $   239.4  $   168.8  $   227.1  $   160.8  $   113.1
Property, plant and equipment, net................       929.7        978.7       886.0      857.2      818.2      480.4      363.9
Total assets......................................     2,367.2      2,252.9     2,433.9    1,933.6    1,822.4    1,150.7      837.4
Long-term debt (including current maturities).....     1,265.3      1,133.1     1,255.9      819.1      897.9      487.1      293.5
Stockholders' equity..............................       605.7        619.4       668.6      599.8      414.9      358.8      274.1

------------------------------

(1) The fiscal years shown each represent the 52 or 53 week period ending on the last Sunday in December. Fiscal year 1995 consisted of 53 weeks. Fiscal years 1994, 1996, 1997 and 1998 each consisted of 52 weeks.

(2) Operating income in the first six months of 1999 was reduced by $62.4 of restructuring and other special charges. These amounts relate primarily to facility consolidation and the related write-off of fixed assets and provision for certain lease costs, as well as the elimination of certain administrative positions. Operating income in 1995 was reduced by $40.9 of a nonrecurring streamlining charge. This charge reflects World Color's strategy in 1995 to realign certain business operations. The major components of this realignment plan were to close a facility and to consolidate certain digital prepress operations and functions.

(3) In the first quarter of 1999 World Color recorded extraordinary charges totaling $20.3, or $12.0 net of tax, as a result of the early extinguishment of debt and the write-off of deferred financing costs due to a substantial modification of terms under World Color's credit agreement.

(4) In the first quarter of 1999 World Color recorded a charge of $17.8, or $10.5 net of tax, as the cumulative effect of a change in accounting principle upon adoption of the American Institute of Certified Public Accountants' Statement of Position 98-5,

    "Reporting on the Costs of Start-up Activities," which requires costs of start-up activities and organization costs to be expensed as incurred.

(5) In accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," World Color has calculated net income per common share--basic and diluted based on the weighted average shares and dilutive common equivalent shares outstanding, as applicable, during each period after giving effect to the change in World Color's capital structure pursuant to the Merger and the Options Adjustments (as defined in the notes to World Color's consolidated financial statements).

(6) Full year 1998 capital expenditures are net of proceeds of approximately $88.5 from the sale and leaseback of certain equipment.

(7) Adjusted operating income represents operating income before restructuring and other special charges. Adjusted operating income is not intended to represent cash flows for the period, is not presented as an alternative to operating income as an indicator of operating performance, may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. See World Color's consolidated financial statements.

          SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    We are providing the following selected unaudited pro forma combined financial information to show what the results of operations and financial position of Quebecor Printing and World Color would have looked like, absent any operational or other changes, had the offer and merger been completed for the periods and at the dates indicated.

    This information is provided for illustrative purposes only. It does not show what our results of operations or financial position would have been if the offer and merger had actually occurred on the dates assumed or indicate what our future operating results or consolidated financial position will be. The pro forma results do not reflect synergies and, accordingly, do not account for any potential increase in operating income, any estimated cost savings or adjustments to conform accounting practices. You should read the selected unaudited pro forma combined financial information in conjunction with the "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS" on pages 56 to 59, including the notes, and in conjunction with the historical consolidated financial statements of Quebecor Printing and World Color, including the notes, that are incorporated by reference in this document.

    Quebecor Printing's consolidated financial statements are prepared in accordance with generally accepted accounting principles in Canada, which differ in some respects from generally accepted accounting principles in the United States. Note 18 to Quebecor Printing's December 31, 1998 consolidated financial statements provides a description of the principal differences between Canadian GAAP and US GAAP. For the purposes of presenting the selected unaudited pro forma combined financial information, financial information relating to Quebecor Printing has been adjusted to conform to US GAAP.

PURCHASE ACCOUNTING TREATMENT

    We will account for the offer and merger as a purchase of World Color by Quebecor Printing, and the selected unaudited pro forma combined financial information reflects this method of accounting.

PERIODS COVERED

    Quebecor Printing's fiscal year ends on December 31 and its second quarter ends on June 30. World Color's 1998 fiscal year comprised the 52 week period ended on December 27, 1998 and its second quarter comprised the 26 week period ended on June 27, 1999.

    The unaudited pro forma combined income statement for fiscal year 1998 combines Quebecor Printing's results for the twelve months ended December 31, 1998 with World Color's results for the 52 weeks ended December 27, 1998, giving effect to the offer and merger as if both transactions had occurred as of January 1, 1998. The unaudited pro forma combined income statement for the first two quarters of 1999 combines Quebecor Printing's results for the six months ended June 30, 1999 with World Color's results for the 26 weeks ended June 27, 1999, giving effect to the offer and merger as if both transactions had occurred as of January 1, 1998.

    The unaudited pro forma combined balance sheet as at June 30, 1999, gives effect to the offer and merger as if both transactions had occurred on June 30, 1999 by combining the balance sheet for Quebecor Printing at June 30, 1999 and World Color at June 27, 1999.

                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

                       FOR THE FIRST TWO QUARTERS OF 1999

           (IN MILLIONS, EXCEPT PER SHARE DATA OR AS OTHERWISE NOTED)

                                                                                                                       COMBINED
                                               QUEBECOR       QUEBECOR                                                PRO FORMA
                                               PRINTING       PRINTING       QUEBECOR                                  QUEBECOR
                                               CANADIAN        US GAAP       PRINTING    WORLD COLOR    PRO FORMA    PRINTING AND
                                                 GAAP        ADJUSTMENT       US GAAP      US GAAP     ADJUSTMENTS   WORLD COLOR
                                              -----------  ---------------  -----------  -----------  -------------  ------------
Revenues....................................   $   1,855      $       0      $   1,855    $   1,172     $       0     $    3,027
Cost of sales...............................       1,446              1          1,447          911             0          2,358
Selling, general and administration
  expenses..................................         150              0            150          100             0            250
Depreciation and amortization...............         124              0            124           77            12            213
Restructuring and other special charges.....           0              0              0           62             0             62
                                              -----------        ------     -----------  -----------       ------    ------------
Operating income............................         135             (1)           134           22           (12)           144
Financial expenses..........................          34              0             34           49            26            109
                                              -----------        ------     -----------  -----------       ------    ------------
Income (loss) before income taxes,
  extraordinary items and change in
  accounting principle......................         101             (1)           100          (27)          (38)            35
Income taxes................................          30             (1)            29          (11)           (8)            10
                                              -----------        ------     -----------  -----------       ------    ------------
Income (loss) before extraordinary items and
  changes in accounting principle...........          71              0             71          (16)          (30)            25
Extraordinary items, net of tax.............           0              0              0          (11)            0            (11)
Cumulative effect of change in accounting
  principle, net of tax.....................           0              0              0          (11)            0            (11)
                                              -----------        ------     -----------  -----------       ------    ------------
Net income (loss) before non-controlling
  interest..................................          71              0             71          (38)          (30)             3
Non-controlling interest....................           1              0              1            0             0              1
                                              -----------        ------     -----------  -----------       ------    ------------
Net income (loss)...........................          70              0             70          (38)          (30)             2
Net income available for holders of
  preferred shares..........................           5              0              5            0             0              5
                                              -----------        ------     -----------  -----------       ------    ------------
Net income (loss) available for holders of
  equity shares.............................          65              0             65          (38)          (30)            (3)
                                              -----------        ------     -----------  -----------       ------    ------------
                                              -----------        ------     -----------  -----------       ------    ------------
Average number of equity shares
  outstanding...............................       116.7          116.7          116.7                       30.7          147.4
Earnings (loss) per share...................   $    0.56      $    0.00      $    0.56                                $    (0.02)

                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

                              FOR FISCAL YEAR 1998

           (IN MILLIONS, EXCEPT PER SHARE DATA OR AS OTHERWISE NOTED)

                                                                                                            COMBINED
                                        QUEBECOR     QUEBECOR                                              PRO FORMA
                                        PRINTING     PRINTING     QUEBECOR                                  QUEBECOR
                                        CANADIAN      US GAAP     PRINTING    WORLD COLOR    PRO FORMA    PRINTING AND
                                          GAAP      ADJUSTMENT     US GAAP      US GAAP     ADJUSTMENTS   WORLD COLOR
                                       -----------  -----------  -----------  -----------  -------------  ------------
Revenues.............................   $   3,808    $       0    $   3,808    $   2,357     $       0     $    6,165
Cost of sales........................       2,979            0        2,979        1,810             0          4,789
Selling, general and administrative
  expenses...........................         288            0          288          192             0            480
Depreciation and amortization........         239            0          239          141            25            405
                                       -----------  -----------  -----------  -----------       ------    ------------
Operating income.....................         302            0          302          214           (25)           491
Financial expenses...................          64            0           64           88            53            205
                                       -----------  -----------  -----------  -----------       ------    ------------
Income before income taxes...........         238            0          238          126           (78)           286
Income taxes.........................          75           (1)          74           52           (16)           110
                                       -----------  -----------  -----------  -----------       ------    ------------
Income before non-controlling
  interest...........................         163            1          164           74           (62)           176
Non-controlling interest.............           3            0            3            0             0              3
                                       -----------  -----------  -----------  -----------       ------    ------------
Net income...........................         160            1          161           74           (62)           173
Net income available for holders of
  preferred shares...................          10            0           10            0             0             10
                                       -----------  -----------  -----------  -----------       ------    ------------
Net income available for holders of
  equity shares......................   $     150    $       1    $     151    $      74     $     (62)    $      163
                                       -----------  -----------  -----------  -----------       ------    ------------
                                       -----------  -----------  -----------  -----------       ------    ------------
Average number of equity shares
  outstanding........................       115.7        115.7        115.7                       31.5          147.2
Earnings per share...................   $    1.29    $    0.01    $    1.30                                $     1.11

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                              AS AT JUNE 30, 1999

                                 (IN MILLIONS)

                                                                                                                COMBINED
                                        QUEBECOR       QUEBECOR                                                 PRO FORMA
                                        PRINTING       PRINTING       QUEBECOR                                  QUEBECOR
                                        CANADIAN        US GAAP       PRINTING    WORLD COLOR    PRO FORMA    PRINTING AND
                                          GAAP        ADJUSTMENT       US GAAP      US GAAP     ADJUSTMENTS    WORLD COLOR
                                       -----------  ---------------  -----------  -----------  -------------  -------------
Current and other assets.............   $     975      $       8      $     983    $     649     $      (7)     $   1,625
Fixed assets (net)...................       2,167             11          2,178          930             0          3,108
Goodwill.............................         625             44            669          788           990          2,447
                                       -----------           ---     -----------  -----------       ------         ------
TOTAL ASSETS.........................   $   3,767      $      63      $   3,830    $   2,367     $     983      $   7,180
                                       -----------           ---     -----------  -----------       ------         ------
                                       -----------           ---     -----------  -----------       ------         ------
Current and other liabilities........   $     735      $      35      $     770    $     423     $     126      $   1,319
Long-term debt (including current
  portion)...........................       1,040              0          1,040        1,265           972          3,277
Deferred income taxes................         234             30            264           73           (40)           297
Non-controlling interest.............          21              0             21            0             0             21
Shareholder's equity.................       1,737             (2)         1,735          606           (75)         2,266
                                       -----------           ---     -----------  -----------       ------         ------
TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY.............................   $   3,767      $      63      $   3,830    $   2,367     $     983      $   7,180
                                       -----------           ---     -----------  -----------       ------         ------
                                       -----------           ---     -----------  -----------       ------         ------

COMPARATIVE PER SHARE DATA

    We have summarized below the historical per share information for our companies and pro forma information as if the companies had been combined for the periods shown, calculated using the exchange ratio of 1.2685. The following takes into account that on August 20, 1999, Quebecor Printing purchased 19,179,495 shares of World Color common stock at a price of $35.69 per share.

    You should read this information in conjunction with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the Securities and Exchange Commission. See "WHERE YOU CAN FIND MORE INFORMATION" on page 88.

    You should also read this information in connection with the unaudited pro forma combined financial statements set forth on pages 56 to 59.

    You should not rely on the pro forma information as being indicative of the historical results that we would have had or the future results that we will experience after the merger.

                                                        QUEBECOR
                                                        PRINTING
                                          WORLD COLOR   CANADIAN    US GAAP
                                             PRESS        GAAP     ADJUSTMENT
                                          -----------   --------   ----------
FISCAL YEAR 1998
Earnings per share
  Basic.................................    $ 1.92       $ 1.29      $ 0.01
  Diluted...............................      1.84          N/A         N/A
Dividends per share.....................      0.00         0.24
Net book value at December 31, 1998.....     17.31        11.68       (0.02)

FIRST TWO QUARTERS OF 1999
Earnings (loss) per share
  Basic.................................    $(1.01)      $ 0.56        0.00
  Diluted...............................     (1.01)         N/A         N/A
Dividends per share.....................      0.00         0.14
Net book value at June 30, 1999.........     15.95        12.43       (0.02)


                                          QUEBECOR               QUEBECOR
                                          PRINTING  PRO FORMA    PRINTING
                                          US GAAP   ADJUSTMENT   PRO FORMA
                                          -------   ----------   ---------
FISCAL YEAR 1998
Earnings per share
  Basic.................................  $ 1.30      $(0.19)     $ 1.11
  Diluted...............................     N/A         N/A         N/A
Dividends per share.....................    0.24                    0.24
Net book value at December 31, 1998.....   11.66        2.17       13.83
FIRST TWO QUARTERS OF 1999
Earnings (loss) per share
  Basic.................................    0.56       (0.58)      (0.02)
  Diluted...............................     N/A         N/A         N/A
Dividends per share.....................    0.14                    0.14
Net book value at June 30, 1999.........   12.41        1.51       13.91

MARKET PRICES AND DIVIDENDS

    Quebecor Printing subordinate voting shares are listed on the New York Stock Exchange, The Toronto Stock Exchange and on The Montreal Exchange. The World Color common stock is listed on the New York Stock Exchange. The Quebecor Printing ticker symbol is "PRW" on the NYSE and "IQI" on The Toronto Stock Exchange and The Montreal Exchange. The World Color ticker symbol is "WRC."

    The table below shows, for the calendar quarters indicated, the reported high and low sale prices of Quebecor Printing subordinate voting shares and World Color common stock as reported on the New York Stock Exchange Composite Transaction Tape, in each case based on published financial sources and the dividends declared on the stock.

                                                      QUEBECOR PRINTING
                                                  SUBORDINATE VOTING SHARES               WORLD COLOR
                                                                                         COMMON STOCK
                                                 ---------------------------      ---------------------------
                                                 MARKET PRICE                     MARKET PRICE
                                                 -------------                    -------------
                                                 HIGH      LOW     DIVIDENDS      HIGH      LOW     DIVIDENDS
                                                 ----      ---     ---------      ----      ---     ---------
1997
  First Quarter.............................     $193/4    $173/8      --         $225/8    $181/8    None
  Second Quarter............................      187/8    17        0.11          261/4    19 5/8    None
  Third Quarter.............................      197/8    18 1/16     --          327/16   23 1/2    None
  Fourth Quarter............................      181/4    14 1/4    0.11          303/16   22 11/16   None
1998
  First Quarter.............................      1811/16  15 3/8      --          343/4    25 3/8    None
  Second Quarter............................      181/16   16 7/8    0.12          3511/16  29 7/8    None
  Third Quarter.............................      197/16   17 1/4    0.06          361/4    26        None
  Fourth Quarter............................      217/8    17 1/8    0.06          343/4    22 3/4    None
1999
  First Quarter.............................      231/8    20 9/16   0.07          307/16   21 1/4    None
  Second Quarter............................      251/16   21 5/8    0.07          283/16   20        None
  Third Quarter (through August 31, 1999)...      247/16   21 5/8    0.07          373/16   27 7/16   None

EQUIVALENT PER SHARE DATA

    The following table presents closing market price information for Quebecor Printing subordinate voting shares and shares of World Color common stock on July 9 and August 31, 1999. July 9 was the last full trading day before our announcement of the signing of the merger agreement. The following table also presents the "equivalent per share price" of shares of World Color common stock on those dates. The "equivalent per share price" of shares of World Color common stock represents the per share closing market price for Quebecor Printing subordinate voting shares reported on the NYSE Composite Transactions Tape at such specified date, multiplied by an exchange ratio of 1.2685 Quebecor Printing subordinate voting shares plus $8.18 in cash.

                             QUEBECOR PRINTING                                                    WORLD COLOR
                         SUBORDINATE VOTING SHARES               WORLD COLOR                    EQUIVALENT PER
                                                                COMMON STOCK                      SHARE PRICE
                       -----------------------------    -----------------------------    -----------------------------
                        HIGH        LOW       CLOSE      HIGH        LOW       CLOSE      HIGH        LOW       CLOSE
                       -------    -------    -------    -------    -------    -------    -------    -------    -------
July 9, 1999........   $23 3/4    $22 3/16   $23 11/16  $31 3/16   $29        $29 13/16  $38 5/16   $36 3/8    $38 1/4
August 31, 1999.....    23         22 7/8     22 15/16   36 13/16   36 9/16    36 3/4     37 3/8     37 3/16    37 1/4

    YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS. We cannot assure you what the market prices of Quebecor Printing subordinate voting shares will be at the merger date or during the period during which the exchange ratio is calculated.

    After the merger, as holders of Quebecor Printing shares, former World Color stockholders who receive Quebecor Printing subordinate voting shares in the merger will receive any dividends declared on their Quebecor Printing shares with a record date after the merger. The most recent quarterly dividend rate on Quebecor Printing subordinate voting shares was $0.07 per share.

                                  RISK FACTORS

    STOCKHOLDERS OF WORLD COLOR SHOULD CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS DOCUMENT.

THE SUCCESSFUL INTEGRATION OF WORLD COLOR'S BUSINESS INTO QUEBECOR PRINTING AND THE ACHIEVEMENT OF EXPECTED COST SAVINGS CANNOT BE ASSURED.

    Achieving the cost savings, operating efficiencies, revenue enhancement and other benefits of the merger will depend in part on the integration of the businesses of Quebecor Printing and World Color in an efficient manner. We cannot assure you that this will happen quickly or that it will happen at all. This acquisition is significantly larger than previous acquisitions completed by Quebecor Printing and the consolidation of operations will require substantial attention from management. The diversion of management attention and any difficulties encountered in the transition and integration process could have a material adverse effect on the revenues, levels of expenses and operating results of the combined company.

SINCE THE MARKET PRICE OF QUEBECOR PRINTING SUBORDINATE VOTING SHARES COULD DECLINE, WORLD COLOR STOCKHOLDERS CANNOT BE SURE OF THE MARKET VALUE OF THE QUEBECOR PRINTING SUBORDINATE VOTING SHARES THEY WILL RECEIVE IN THE MERGER.

    The Quebecor Printing subordinate voting shares to be received by each World Color stockholder will not be adjusted for changes in Quebecor Printing's stock price. As a result, the value of the Quebecor Printing subordinate voting shares received by World Color stockholders in the merger will decline if there is a decline in the value of the Quebecor Printing subordinate voting shares from their current level.

ADDITIONAL DEBT INCURRED TO CONSUMMATE THE TENDER OFFER COULD ADVERSELY AFFECT QUEBECOR PRINTING BY REDUCING ITS FLEXIBILITY TO RESPOND TO CHANGING ECONOMIC, BUSINESS AND MARKET CONDITIONS.

    Quebecor Printing's increased leverage as a result of borrowings to fund the completed tender offer for World Color common stock and its acquisition of World Color, may reduce its flexibility to respond to adverse changes in economic, business or market conditions. On a pro forma basis, Quebecor Printing would have had $3.2 billion of long-term debt outstanding as of June 30, 1999. This is significantly more debt than Quebecor Printing has had in the past. Quebecor Printing believes that it should be able to finance its and World Color's current operating and capital requirements following completion of the merger. See "SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION" and "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS."

THE MERGER COULD BE DILUTIVE TO QUEBECOR PRINTING'S EARNINGS PER SHARE.

    The transaction could continue to be dilutive to Quebecor Printing's earnings per share until the end of the year 1999. If Quebecor Printing does not realize the expected cost savings, operating efficiencies and revenue enhancements, or if World Color earnings or the interest rate of our borrowings are significantly different from our expectations, the earnings dilution may continue beyond the period we envision.

SINCE QUEBECOR PRINTING IS INCORPORATED IN CANADA AND MOST OF ITS OFFICERS AND DIRECTORS ARE CANADIAN RESIDENTS, IT MAY BE DIFFICULT TO ENFORCE U.S. BASED CIVIL LIABILITIES AGAINST THEM.

    Quebecor Printing is incorporated in Canada and most of its directors and executive officers and some of the experts named in this document are residents of Canada. A significant portion of the assets of Quebecor Printing, its directors and executive officers and those experts are located outside of the United States. As a result, it may be difficult for United States investors to serve process successfully within the United States upon Quebecor Printing, its directors and officers or those experts. Furthermore, it may be difficult to recover judgments against Quebecor Printing, its officers and directors or those experts in the United States based on civil liabilities under the United States federal securities laws or the securities or blue sky laws of any state within the United States. In addition, investors should not assume that courts of Canada would:

    - enforce judgments of U.S. courts obtained in actions against Quebecor Printing, its officers and directors or those experts based on the civil liability provisions of the U.S. federal securities laws or the securities or blue sky laws of any state within the United States; or

    - enforce, in original actions, liabilities against Quebecor Printing, its officers or directors or those experts based on the U.S. federal securities laws or any state securities or blue sky laws.

    Quebecor Printing has appointed Quebecor Printing (USA) Holdings Inc. of Wilmington, Delaware, as agent for service of process, in any action in any U.S. federal or state court brought against it under the securities laws of the United States arising out of the registration of its subordinate voting shares pursuant to the registration statement of which this document forms a part.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    This document and the documents incorporated by reference in this document contain a number of forward-looking statements which are subject to risks and uncertainties. Forward-looking statements include statements concerning anticipated product plans, profitability, cost savings, revenue growth and strategic plans and goals. These statements are based on the beliefs and assumptions of the respective company's management, and on information currently available to the management. These statements are contained in "QUESTIONS & ANSWERS ABOUT THE MERGER," "SUMMARY," "RISK FACTORS," "THE MERGER--Background Of The Merger," "--Reasons For The Merger," "--Recommendation Of The World Color Board Of Directors; Reasons For The Merger," "--Opinion Of World Color's Financial Advisor" and "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS." These statements may be preceded by, followed by or otherwise include the words "believes," "expects," "anticipates," "intends," "estimates" or similar expressions.

    Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Quebecor Printing after the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Quebecor Printing's and World Color's ability to control or predict.

    Various factors, in addition to those discussed elsewhere in the documents which are incorporated by reference into this document, or discussed elsewhere in this document, including those listed under "Risk Factors," could affect the future results of Quebecor Printing following the merger and could cause results to differ materially from those expressed in those forward-looking statements, including:

    - changes in customers' demand for products;

    - changes in raw material and equipment costs and availability;

    - seasonal changes in customer orders;

    - pricing actions by Quebecor Printings' competitors; and

    - changes in estimates of the readiness of Quebecor Printing or its vendors and customers with regard to Year 2000 issues and the significance of costs associated with those issues, and general changes in economic conditions.

    In addition, Quebecor Printing's forward-looking statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.

                        THE WORLD COLOR SPECIAL MEETING

GENERAL

    We are furnishing this document to holders of World Color common stock for use at a special meeting of World Color stockholders and any adjournments or postponements of the meeting. At the World Color special meeting, the stockholders of World Color will consider and vote upon the adoption of the merger agreement and any other business which may properly be brought before the World Color special meeting.

PLACE, DATE AND TIME

    We will hold a special meeting of World Color stockholders on Friday, October 8, 1999, at 9:30 a.m., local time, at World Color's corporate headquarters, The Mill, 340 Pemberwick Road, Greenwich, Connecticut 06381, subject to any adjournments or postponements.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    At the World Color special meeting, World Color stockholders will consider and vote on a proposal to adopt the merger agreement.

    You are urged to read the copy of the merger agreement attached to this document as Annex A. In addition, representatives of Deloitte & Touche LLP, World Color's independent auditors, are expected to be present at the World Color special meeting and available to respond to appropriate questions. These individuals will be given the opportunity to make a statement at the World Color special meeting if they desire to do so.

    THE WORLD COLOR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, ARE FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF, WORLD COLOR AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT THE WORLD COLOR STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT AT THE WORLD COLOR SPECIAL MEETING.

RECORD DATE

    Only holders of World Color common stock at the close of business on September 7, 1999 will be entitled to receive notice of and to vote at the World Color special meeting. World Color will have a list of World Color stockholders entitled to vote at the World Color special meeting available during normal business hours at World Color's corporate headquarters, The Mill, 340 Pemberwick Road, Greenwich, Connecticut 06381 for the five business day period before the World Color special meeting and at the special meeting on the day of the meeting.

VOTE REQUIRED

    Holders of a majority of the issued and outstanding shares of World Color common stock must vote in favor of the proposal to approve the merger agreement in order for the proposal to pass. As of August 19, 1999, there were 38,036,302 outstanding shares of World Color common stock other than shares held in World Color's treasury which are not entitled to vote. Each outstanding share of World Color common stock is entitled to one vote. As of August 20, 1999, World Color's directors and executive officers do not beneficially own any shares of World Color common stock. As a result of the tender offer that was completed by Quebecor Printing on August 20, 1999, Quebecor Printing owns enough shares of World Color common stock to approve the merger agreement without the vote of any other World Color stockholder. Quebecor Printing has agreed in the merger agreement to vote all of its shares of World Color common stock in favor of adopting the merger agreement.

VOTING AT THE SPECIAL MEETING

    Whether or not you plan to attend the special meeting, please vote your shares as soon as possible. Your prompt voting may save World Color the expense of a second mailing. Each proxy which is properly completed will be voted at the special meeting. If you return a proxy but do not specify your vote, your shares will be voted FOR the adoption of the merger agreement.

    A majority of the shares of World Color common stock that were issued and outstanding as of the World Color record date must either attend the World Color special meeting or be represented by someone to whom they have given their proxy in order for there to be a quorum at the World Color meeting, and permit a vote to be taken on the proposal to approve the merger agreement. Since Quebecor Printing owns approximately 50.4% of the outstanding shares of World Color common stock and has agreed to vote its shares at the World Color special meeting, there will be a quorum at the World Color special meeting, even if no other shares of World Color common stock are represented at the World Color special meeting.

HOW SHARES WILL BE VOTED AT THE SPECIAL MEETING

    Shares of World Color common stock represented by properly executed proxies received in time for the World Color meeting will be voted at the World Color meeting in the manner specified on such proxies. Proxies which are properly executed but which do not contain voting instructions will be voted FOR adoption of the merger agreement.

    World Color will count a properly executed proxy marked "ABSTAIN" as present for purposes of determining whether there is a quorum, but an abstention will have the effect of a vote against the approval of the merger agreement.

    Under New York Stock Exchange rules, your broker cannot vote World Color common stock without specific instructions from you. Unless you follow the directions your broker provides to you regarding how to instruct your broker to vote your shares, your shares will not be voted and will have the effect of a vote against the approval of the merger agreement.

    It is not expected that any matter other than those contemplated in this proxy statement/ prospectus will be brought before the World Color meeting; however, if other matters are properly presented, the persons named in such proxy will have the authority to vote in accordance with their judgment on any other such matter, including, without limitation, any proposal to adjourn or postpone the meeting or otherwise concerning the conduct of the meeting.

HOW TO REVOKE A PROXY

    Your grant of a proxy on the enclosed card does not prevent you from voting in person or otherwise revoking your proxy.

    You may revoke your proxy at any time before its use by delivering to the Corporate Secretary of World Color a signed notice of revocation or a later-dated signed proxy at a later time or by attending the World Color special meeting and voting in person. Attendance at the World Color special meeting will not itself constitute the revocation of a proxy.

SOLICITATION OF PROXIES

    World Color will bear the cost of the solicitation of proxies from its stockholders. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and World Color will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with the forwarding of these solicitation materials. In addition, World Color has retained Georgeson Shareholder Communications Inc. to assist World Color in the solicitation of proxies from World Color stockholders in connection with the World Color meeting. Georgeson will receive a fee of $5,000 as compensation for its services and reimbursement of its out-of-pocket expenses in connection with its services.

                                   THE MERGER

WHAT YOU WILL RECEIVE IN THE MERGER

    At the effective time of the merger, Printing Acquisition Inc., an indirect wholly owned subsidiary of Quebecor Printing, will be merged with and into World Color. As a result of the merger, World Color will continue as the surviving corporation of the merger and will become an indirect, wholly owned subsidiary of Quebecor Printing.

    At the effective time of the merger, each share of World Color common stock issued and outstanding immediately prior to the effective time of the merger, other than shares of World Color common stock to be canceled pursuant to the merger agreement, shall be canceled, extinguished and converted into the right to receive 1.2685 fully paid and nonassessable subordinate voting shares of Quebecor Printing and $8.18 in cash, assuming no additional shares of World Color common stock are issued prior to the effective time of the merger. If additional World Color shares are issued prior to the effective time of the merger, the cash portion of the per share consideration will decrease and the stock portion of the per share consideration will increase in accordance with the terms of the merger agreement.

    Each share of World Color common stock held in the treasury of World Color and each share of World Color common stock owned by Quebecor Printing or Printing Acquisition, in each case immediately prior to the effective time of the merger, will automatically be canceled and retired without any conversion and no payment or distribution shall be made with respect to those shares.

    If prior to the effective time, either of the companies pays or declares a dividend or split, combines or otherwise reclassifies the Quebecor Printing subordinate voting shares or the shares of World Color common stock, then the consideration to be paid in the merger will be appropriately adjusted to reflect this action.

    Quebecor Printing will not issue fractional Quebecor Printing subordinate voting shares in the merger. The merger agreement provides that each holder of shares of World Color common stock exchanged in the merger who would otherwise have been entitled to receive a fraction of a Quebecor Printing subordinate voting share after taking into account all share certificates delivered by the holder and all shares held in book-entry form will instead receive cash, without interest, in an amount equal to the product of (1) the fractional part of a Quebecor Printing subordinate voting share to which the holder would otherwise be entitled and (2) $21.6875.

    WORLD COLOR CONVERTIBLE NOTES

    Pursuant to the terms of the indenture dated as of October 8, 1997 between World Color and State Street Bank and Trust Company, as Trustee, in connection with the change of control that resulted from the consummation of the offer, World Color will offer to repurchase its 6% convertible senior subordinated notes due 2007 at a price that is equal to 100% of the outstanding principal amount thereof, plus accrued and unpaid interest. Holders of World Color convertible notes are under no obligation to accept this offer to redeem their notes.

    At the time of the merger, each World Color convertible note that remains outstanding and not converted prior to the merger will, in accordance with
Section 11.6 of the indenture, become convertible into the number of Quebecor Printing subordinate voting shares and the amount of cash that would have been received in the merger had the convertible note been converted immediately prior to the merger so that, assuming no additional shares of World Color common stock are issued prior to the effective time:

    - each World Color convertible note will be convertible solely into Quebecor Printing subordinate voting shares and cash;

    - to calculate the number of Quebecor Printing subordinate voting shares and the amount of cash to be received upon conversion, the principal amount of each World Color convertible note is DIVIDED by the conversion rate of $41.47. This figure is MULTIPLIED by 1.2685 to yield the number of Quebecor Printing subordinate voting shares and by $8.18 to yield the amount of cash; and

    - the per share conversion price of each Quebecor Printing subordinate voting share issued upon the conversion of a World Color convertible note will be equal to the principal amount of the World Color convertible note to be converted minus the cash payable upon conversion, DIVIDED by the number of Quebecor Printing subordinate voting shares, as provided above, that are issuable upon conversion, or approximately $26.24.

    The number of Quebecor Printing subordinate voting shares that may be issued upon the conversion of each World Color convertible note, however, shall not include any fractional shares. Upon the conversion of a World Color convertible note, a cash payment will be made for any fractional share in an amount equal to the product of (1) the fractional part of a Quebecor Printing subordinate voting share to which the holder would otherwise be entitled and (2) $21.6875.

BACKGROUND OF THE MERGER

    The terms and conditions of the merger agreement and related agreements are the result of arm's length negotiations between World Color, Quebecor Printing and their representatives. The following is a summary of the background to these negotiations and the execution of the merger agreement.

    On October 28, 1998, Pierre Karl Peladeau, at that time Executive Vice President and Chief Operating Officer of Quebecor Printing, contacted Robert G. Burton, Chairman and Chief Executive Officer of World Color, to explore a possible strategic transaction. Messrs. Peladeau and Burton subsequently met on November 4, 1998 to pursue their discussion of a potential business combination between Quebecor Printing and World Color. There were no further contacts between the parties until January 1999.

    On January 12, 1999, Messrs. Peladeau and Burton met at World Color's corporate headquarters in Greenwich, Connecticut, along with Charles G. Cavell, President and Chief Executive Officer of Quebecor Printing and Scott M. Stuart of Kohlberg Kravis Roberts & Co. L.P., at that time a member of World Color's board of directors, to discuss Quebecor Printing's interest in pursuing a possible strategic combination with World Color. Mr. Stuart is a general partner of KKR Associates, L.P. and an affiliate of Kohlberg Kravis Roberts & Co. L.P. Kohlberg Kravis Roberts & Co. provides advisory services to World Color, and KKR Associates is the general partner of four partnerships that together with KKR Associates own approximately 24% of the outstanding shares of World Color. There were no further contacts between the parties until April, 1999.

    On April 19, 1999, Messrs. Peladeau and Stuart met in New York with a view to initiate discussions regarding Quebecor Printing's possible interest in acquiring World Color, World Color's business and the terms, conditions and structure of a possible transaction.

    On May 25, 1999, Mr. Peladeau, in his capacity as Vice Chairman of Quebecor Printing, met with Mr. Stuart, Alexander Navab, Jr., at that time a member of the board of directors of World Color and executive of Kohlberg Kravis Roberts & Co., and Joseph Bae, an executive of Kohlberg Kravis Roberts & Co., and reiterated the possible interest of Quebecor Printing in acquiring World Color. The parties then discussed in broad terms the possible consideration and other terms of this type of transaction. These discussions were not conclusive in relation to the terms and conditions of the merger.

    On June 7, 1999, representatives of Quebecor Printing and World Color met in Montreal to explore potential terms and conditions of a business combination. Quebecor Printing was represented by Mr. Peladeau. Francois R. Roy, Executive Vice President and Chief Financial Officer of Quebecor Inc. was also present at the meeting. Messrs. Stuart, Navab and Bae were present on World Color's behalf. These discussions were not conclusive in relation to the terms and conditions of the merger. During the period from June 16 to June 18 Messrs. Peladeau, Roy, Cavell and Christian Paupe, Executive Vice President, Chief Administrative Officer and Chief Financial Officer of Quebecor Printing, met in Montreal with representatives of RBC Dominion Securities Inc. and Credit Suisse First Boston Corporation, financial advisors to Quebecor Printing, to discuss the proposed combination, valuation parameters, combination characteristics, other issues and potential next steps.

    On June 23, 1999, representatives of Kohlberg Kravis Roberts & Co. on behalf of World Color and representatives of Quebecor Printing met to discuss the rationale for, and benefits of a possible business combination, potential transaction structures, preliminary due diligence requirements, management issues and price considerations for the proposed transaction and to establish a framework for continuing the discussions between the two companies.

    On June 24, 1999, separate meetings between Messrs. Peladeau and Burton and Messrs. Peladeau, Stuart, Navab and Bae took place to discuss further terms and conditions relating to the proposed transaction. During these discussions, representatives of Kohlberg Kravis Roberts & Co. on behalf of World Color and representatives of Quebecor Printing were unable to agree upon the total value of consideration to be offered and the relative percentages of stock and cash consideration. Representatives of World Color also sought to protect the value of any stock of Quebecor Printing to be received by the stockholders of World Color in a merger with mechanisms such as a floating exchange ratio and a "collar" for the stock portion of the consideration. Following these discussions, representatives of RBC Dominion Securities Inc. and Credit Suisse First Boston Corporation met with representatives of Kohlberg Kravis Roberts & Co. to continue discussion of potential terms and conditions, including the inclusion of a collar for the issuance of Quebecor Printing shares in the merger.

    On June 25, 1999, at a joint meeting of the Executive Committee of the board of directors of Quebecor Inc. and the board of directors of Quebecor Printing, the directors of Quebecor Printing and Quebecor Inc. approved the proposed transaction in principle and authorized the management of Quebecor Printing to pursue the negotiation of the final terms of the transaction subject to the approval of the board of directors of Quebecor Printing.

    On June 25, 1999, after an internal review by Quebecor Printing and Quebecor Inc. of the proposed terms and conditions of the merger and the status of ongoing negotiations, Messrs. Peladeau and Stuart had a telephone conversation, during which the preference of Quebecor Printing for the issuance of a fixed number of shares in connection with the merger was discussed.

    On June 27, 1999, Messrs. Peladeau and Stuart had a telephone conversation where no specific agreements were reached regarding the principal economic terms of the transaction. In particular, the parties were unable to agree upon the total value of consideration to be offered, the percentages of stock and cash in the transaction or whether any collar or similar mechanism would be provided with respect to Quebecor Printing stock to be issued in the merger. Messrs. Peladeau and Stuart agreed however that representatives of management and legal advisors of both parties should meet to discuss the financial and legal terms of the proposed transaction, pursue their work on documentation and propose a list of issues for consideration by senior management.

    On June 28 and 29, 1999, representatives of RBC Dominion Securities Inc. had telephone conversations with representatives of Morgan Stanley & Co. Incorporated to discuss terms and conditions of the tender offer and the merger.

    On June 30 and July 1, 1999 representatives of the parties continued to meet to discuss terms of the transaction including the consideration to be received by World Color's stockholders. Messrs. Peladeau, Roy, Paupe, and John A. Willett of Arnold & Porter, representing Quebecor Printing, met with Messrs. Stuart, Navab and David J. Sorkin of Simpson Thacher & Bartlett, representing World Color, and discussed terms and conditions in relation to the proposed transaction including the support from Kohlberg Kravis Roberts & Co. for the transaction, the tender, voting and option agreement, the stock option agreement, termination fees, management issues and other considerations. At this meeting, Quebecor Printing's representatives increased their offer to the consideration to be received in the offer and merger subject to the approval of Quebecor Printing's board of directors. Subject to the resolution of remaining issues, including management related issues, World Color's representatives agreed to discuss this revised proposal with the board of directors of World Color.

    Beginning on July 1, 1999, World Color conducted its due diligence investigation of Quebecor Printing. During the July 4th weekend, Messrs. Peladeau and Stuart discussed unresolved issues concerning the proposed business combination, and the Right Honourable Brian Mulroney, a director of Quebecor Printing, had a discussion with Henry Kravis, a senior executive of Kohlberg Kravis Roberts & Co., concerning management issues in connection with a possible combination of Quebecor Printing and World Color.

    On July 5, 1999, Quebecor Printing's board of directors authorized Quebecor Printing to enter into the merger agreement on the terms and conditions presented to the board of directors. On July 6, 1999, the board of directors of World Color met to consider the possible transaction. At the meeting, members of senior management and representatives of World Color's legal and financial advisors reviewed with World Color's board, among other things, the status of the ongoing discussions between World Color and Quebecor Printing, and management's views on the advisability of pursuing a transaction with Quebecor Printing. World Color's legal and financial advisors also discussed the proposed terms and structure of a business combination with Quebecor Printing. World Color's board agreed that management should pursue further discussions with Quebecor Printing, and agreed to reconvene when all remaining open issues had been resolved and due diligence had been completed. World Color's board took no further action at this meeting.

    On July 6, 1999, representatives of World Color and Quebecor continued the negotiation of the terms of the transaction and the draft merger agreement and other related transaction documents. In addition, the parties discussed the terms of the management arrangements to be entered into at the time of execution of the merger agreement.

    On July 7, 1999, Quebecor Printing began its due diligence investigation of World Color.

    On July 7, 1999, Messrs. Peladeau, Cavell and Paupe met with Mr. Burton and Marc L. Reisch, President, Ms. Jennifer L. Adams, Vice Chairman, Chief Legal and Administrative Officer and

Mr. Robert B. Lewis, Executive Vice President and Chief Financial Officer of World Color, to discuss terms and conditions of the offer and the merger, due diligence and other issues in connection with the proposed business combination.

    On July 8 and 9, 1999, Messrs. Paupe and Navab met and had telephone conversations to discuss due diligence findings, to review the status of Quebecor Printing financing for the offer and to finalize terms and conditions of the tender offer and the merger agreement.

    On Friday, July 9, 1999, following the close of New York Stock Exchange trading, World Color's board of directors met to consider the proposed transaction with Quebecor Printing. Representatives of World Color's senior management and World Color's legal and financial advisors made presentations and reviewed, among other things, the matters discussed below under "--Recommendation of the World Color Board of Directors; Reasons for the Merger." World Color's legal advisors reviewed with the board the transaction terms that had been negotiated since the board meeting on July 6, 1999, including arrangements with management. Morgan Stanley made a presentation including, among other things, a financial analysis of the proposed transaction with Quebecor Printing and rendered its oral opinion, subsequently confirmed in writing, that as of that date, and based upon and subject to the assumptions, limitations and qualifications set forth in their opinion, a copy of which is attached to this registration statement at Annex B, the consideration to be received by the holders of shares of World Color in connection with the transactions contemplated by the merger agreement, including the tender offer and the merger, is fair, from a financial point of view to those holders. Following discussion, the board unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, are advisable and fair to, and in the best interests of the stockholders of World Color, approved the merger agreement and the transactions contemplated in the merger agreement, including the offer and the merger, approved the stock option agreement and the tender, voting and option agreement and the transactions contained in each of those agreements and recommended that the stockholders of World Color accept the offer and tender their shares of World Color to Printing Acquisition and approve the merger agreement and the transactions contemplated in the merger agreement, including the merger. In addition, members of World Color's board not affiliated with Kohlberg Kravis Roberts & Co. and who constitute a majority of the board of directors, approved the engagement letters with Morgan Stanley and Kohlberg Kravis Roberts & Co.

    Thereafter, the merger agreement and related agreements were signed, and prior to the opening of business on Monday, July 12, 1999, the parties issued a joint press release announcing execution of the merger agreement and related agreements.

    On July 16, 1999, Quebecor Printing, through Printing Acquisition, commenced a tender offer for up to 23,500,000 shares of World Color common stock at $35.69 in cash, subject to various conditions, including the condition that a majority of the voting power of the World Color common shares on a fully diluted basis be tendered in the tender offer which was to expire at 12:00 midnight on August 12, 1999. On August 13, Quebecor Printing announced that it had extended the expiration date to 12:00 midnight on August 19, 1999. On August 20, 1999, Quebecor Printing completed the tender offer, purchasing 19,179,495 shares of World Color common stock. As a result of the tender offer, Quebecor Printing holds through Printing Acquisition approximately 50.4% of the outstanding shares of World Color common stock. The World Color board of directors was reconstituted on August 20, 1999 in accordance with the terms of the merger agreement.

REASONS FOR THE MERGER

    At a meeting on July 5, 1999 the Quebecor Printing board of directors determined that the merger agreement and the transactions contemplated by that agreement were fair to and in the interests of Quebecor Printing. The board believes that, in comparison with either Quebecor Printing or World

Color on its own, the combined company will be more competitive and will create greater value for both shareholders and customers. In reaching this conclusion, the Quebecor Printing board considered the following material factors:

       (1) ECONOMIES OF SCALE: Quebecor Printing believes that the U.S. printing industry is a mature and highly fragmented industry in which purchased materials, primarily paper and ink, are over 40% of the gross revenue dollar. In this type of industry, consolidation offers significant economies of scale in purchasing, scheduling, marketing and administration. The transaction approximately doubles Quebecor Printing's revenues in the U.S. and therefore significantly increases its scale. This new leading competitive position will increase the ability to compete through cost reductions and service improvements. This enhanced power to serve customers is expected to generate new sales from both existing and new clients;

       (2) GEOGRAPHIC FIT: Quebecor Printing has a global presence with 115 plants, 43 in the U.S., in 14 countries serving both national and international clients. World Color has a solid position in the U.S. with 58 facilities. The combined company will improve its market coverage and will be able to offer global resources for global clients. The additional plants permit greater specialization in any given facility with consequent reductions in cost. The network of plants should also permit faster and more efficient distribution;

       (3) PRODUCT LINE FIT: the product mix of the two companies is broadly similar. This permits many enhancements to the combined company's service offering with the consequent expected positive impact on sales. Magazine clients will have improved access to manufacturing resources in every region. This includes more short cut-off rotogravure and offset capabilities. Advertising insert clients should benefit from improved scheduling and distribution as facilities are linked by fiber optic networks. Catalog customers can avail themselves of better internet support through broadcast.com. Book clients should experience faster turnaround times due to the larger equipment base. The transaction will create a high quality, continental sheet-fed network for direct mail clients and a continental directory network for directory clients;

       (4) SYNERGIES: Quebecor Printing believes that the combined company can generate in excess of $50 million in annual synergies in a full year of operations. The estimated cost savings are in addition to cost savings previously targeted by the two companies separately. The synergies arise due to purchasing and distribution savings, enhanced asset utilization, optimization of the manufacturing network, lower general and administrative costs due to the elimination of duplicate functions, and integration of the sales and marketing networks. An overall reduction in capital spending is also forecast;

       (5) IMPROVED INTEGRATION OF TRADITIONAL AND NEW MEDIA: traditional print media will remain the core competency of the combined company but both companies have used the receipt of digital information to reduce client costs and increase the speed of production. The transaction will expand these capabilities by electronically linking the facilities of both companies. Furthermore, the transaction will create a larger firm with an enhanced ability to leverage new media opportunities to complement print products and to assist print clients in re-purposing their data. Quebecor Printing brings to its clients multimedia relationships with Intellia (Canada and USA) and with Canoe.com. World Color has relationships with broadcast.com and with Worldtrak, a logistics based catalog delivery system. The integration of traditional and new media offers enhanced medium term opportunities;

       (6) COMPLEMENTARY MANAGEMENT STRATEGIES: Quebecor Printing believes that integration of the companies will be facilitated by the companies' common experiences and complementary management strategies. Both companies have a history of successful growth through acquisitions, over 60 at Quebecor Printing since 1988 and 25 at World Color since 1993. Both Quebecor Printing and World Color share a results oriented and customer driven mission that emphasizes the achievement of excellence in all graphic arts products and services. This is achieved with lean corporate offices, an intense focus on cost reductions, and decentralized decision-making at the plant or group level. Corporate cultural differences should be minimal; and

       (7) POTENTIAL FOR IMPROVED MARKET VALUATION DUE TO SECTOR LEADERSHIP AND INCREASED LIQUIDITY: Quebecor Printing believes, that other things being equal, higher float and trading volume may achieve higher P-E multiples. The second step of the transaction, after completion of the offer, involves the issuance of as many as 30 million Quebecor Printing shares. This will markedly increase the liquidity of the Quebecor Printing shares and the size of the free float. As these shares will primarily be distributed to American shareholders, it is anticipated that average daily trading volumes on the New York Stock Exchange will increase. Finally, although there is no assurance of a change, the board believes that sector leadership by the firm will be recognized by the marketplace over time through an enhanced price earnings ratio relative to the broad market indices.

    The board also considered several other positive factors including the specific terms of the merger agreement and the likelihood of success of the offer given the lock-up agreements in place with specific shareholders. Negative issues considered included the increase in debt necessary to finance the transaction and the added dilution arising from the issue of subordinate voting shares. These issues were not considered to outweigh the benefits arising from the transaction.

RECOMMENDATION OF THE WORLD COLOR BOARD OF DIRECTORS; REASONS FOR THE MERGER

    The World Color board of directors has unanimously approved the merger agreement and has determined that the merger agreement and the transactions contemplated by the merger agreement including the merger are fair to, advisable and in the best interests of World Color and its stockholders.

    REASONS FOR THE RECOMMENDATION

    In reaching the determination described above, the World Color board of directors considered a number of factors including, without limitation, the following:

       (1) TRANSACTION FINANCIAL TERMS: the amount of consideration to be received by World Color's stockholders in the transactions contemplated by the merger agreement relative to the earnings and cash flows of World Color, comparable precedent transactions and public market prices of comparable companies, and the implied premium of this consideration over the market price of the shares of World Color common stock;

       (2) WORLD COLOR OPERATING AND FINANCIAL CONDITION; COMBINATION OF WORLD COLOR AND QUEBECOR PRINTING: a review of World Color's business, financial performance and operations as well as the potential for cost savings and other synergies that could be created by combining the two companies;

       (3) DUE DILIGENCE REVIEW: the due diligence review of Quebecor Printing conducted by management of World Color and World Color's legal, financial and accounting advisors in connection with the receipt by World Color stockholders of Quebecor Printing subordinate voting shares in the merger;

       (4) TERMS OF MERGER AGREEMENT AND RELATED MATTERS: the terms of the merger agreement and the stock option agreement, including Quebecor Printing's representation in the merger agreement that it would have available to it the financing necessary to complete the tender offer and the merger and the absence of a financing condition in the merger agreement and including Quebecor Printing's undertaking in the merger agreement to secure all required antitrust clearances;

       (5) ALTERNATIVES TRANSACTIONS: a review of the possible alternatives to the transactions contemplated by the merger agreement, including the possibilities of continuing to operate World Color as an independent entity, as well as the risks and uncertainties associated with those alternatives;

       (6) STOCKHOLDER SUPPORT: the fact that the holders of approximately 24% of the shares of World Color common stock were prepared to commit to tender their shares into the tender offer pursuant to the terms of the tender, voting and option agreement and the review by the World Color board of the terms of the tender, voting and option agreement;

       (7) ATTRACTIVE ACQUISITIONS: the increasing difficulty of World Color to identify attractive acquisitions of significant scale;

       (8) MORGAN STANLEY FAIRNESS OPINION: the financial presentation of Morgan Stanley to the World Color board in connection with the tender offer and the merger, including the opinion of Morgan Stanley, delivered to the World Color board that as of July 12, 1999 and, based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the consideration to be received by the holders of the shares of World Color common stock in the offer and the merger was fair from a financial point of view to these holders. We have attached the full text of the Morgan Stanley written opinion dated as of July 12, 1999 as Annex B to this document and you should read this opinion carefully and in its entirety;

       (9) INTEGRATION: the review by Morgan Stanley of the strategic alternatives available to World Color, the potential synergies available to Quebecor Printing and the absence of any contacts in spite of persistent rumors in the printing industry of a transaction with Quebecor Printing during recent months;

       (10) LIMITED CONDITIONS TO ACCEPT ALTERNATIVE PROPOSALS: the fact, notwithstanding the foregoing, that pursuant to the merger agreement, World Color may respond to an unsolicited proposal, and may terminate the merger agreement and accept this alternative proposal, subject to compliance with the terms of the merger agreement and the payment of the termination fee as defined in the merger agreement and to Printing Acquisition's right to exercise the option set forth in the stock option agreement; and

       (11) TERMINATION OF MERGER AGREEMENT: the fact that the termination fee, and the number of shares of World Color common stock subject to the option, as defined in the stock option agreement, is significantly lower in connection with a termination of the merger agreement as a result of entering into an acquisition proposal with any potential third party acquiror of World Color that surfaces within two weeks of the signing of the merger agreement.

    In view of the wide variety of factors considered in connection with its evaluation of the tender offer and the merger, the World Color board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its respective determinations.

OPINION OF WORLD COLOR'S FINANCIAL ADVISOR

    Under a letter agreement dated as of July 9, 1999, World Color engaged Morgan Stanley to provide financial advisory services. The World Color board selected Morgan Stanley to act as its financial advisor in connection with the offer and merger and other matters arising in connection therewith, based on Morgan Stanley's qualifications, expertise and reputation, as well as its knowledge of the business and affairs of World Color. On July 9, 1999, Morgan Stanley delivered an oral opinion to the World Color board which was confirmed in writing on July 12, 1999, that, as of those dates, and based upon and subject to the considerations set forth in the written opinion, the consideration to be received by the holders of shares of World Color common stock in the offer and merger pursuant to the merger agreement was fair from a financial point of view to those holders.

    The full text of the opinion dated July 12, 1999, which lists, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this document as Annex B. Morgan Stanley's written opinion is directed to the World Color board and only addresses the fairness of the consideration to be received by the holders of shares of World Color common stock in the offer and merger pursuant to the merger agreement from a financial point of view as of the date of the opinion. Morgan Stanley's written opinion does not address any other aspect of the offer and merger and does not constitute a recommendation to any World Color stockholder as to how to vote at the World Color special meeting. The summary of the opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion attached to this document as Annex B. The following is only a summary of the Morgan Stanley opinion. World Color stockholders are urged to, and should read the opinion carefully and in its entirety.

    In arriving at Morgan Stanley's opinion, Morgan Stanley, among other things:

    - reviewed certain publicly available financial statements and other information of World Color and Quebecor Printing;

    - reviewed certain internal financial statements and other financial and operating data concerning World Color and Quebecor Printing prepared by the respective managements of World Color and Quebecor Printing;

    - analyzed certain financial projections for World Color and Quebecor Printing prepared by the respective managements of World Color and Quebecor Printing;

    - discussed the past and current operations and financial condition and the prospects of World Color and Quebecor Printing with senior executives of World Color and Quebecor Printing;

    - reviewed the reported prices and trading activity for the common stock of World Color and Quebecor Printing subordinate voting shares;

    - compared the financial performance of World Color and Quebecor Printing and the prices and trading activity of World Color and Quebecor Printing with that of certain other comparable publicly traded companies and their securities;

    - reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

    - participated in discussions and negotiations among representatives of World Color, Quebecor Printing and certain other parties and their financial and legal advisors;

    - reviewed the merger agreement, the tender, voting and option agreement and certain related documents; and

    - performed other analyses and considered other factors that Morgan Stanley deemed appropriate.

    Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information it reviewed for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgements of the future financial performance of World Color and Quebecor Printing. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities of World Color and Quebecor Printing, nor has Morgan Stanley been furnished with any appraisals. Morgan Stanley has assumed that the offer and merger will be consummated in accordance with the terms set forth in the merger agreement. Morgan Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

    The following is a brief description of certain analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated July 12, 1999. These summaries of financial analyses include information presented in tabular format. In order to understand the financial analysis used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

    HISTORICAL PUBLIC MARKET TRADING VALUE

    Morgan Stanley reviewed the stock price performance of World Color based on an analysis of the historical closing prices and trading volumes from the World Color initial public offering date, January 25, 1996, through June 30, 1999. The following table lists the low, average and high daily closing prices of shares of World Color common stock for the periods indicated.

                                                                                        HISTORICAL WORLD COLOR COMMON
                                                                                                STOCK PRICES
                                                                                       -------------------------------
                                                                                          LOW      AVERAGE     HIGH
                                                                                       ---------  ---------  ---------
IPO (January 25, 1996) to June 30, 1999..............................................  $   18.13  $   25.69  $   35.69
One Year ended June 30, 1999.........................................................      20.88      27.69      35.69
Six Months ended June 30, 1999.......................................................      20.88      24.94      30.44
Three Months ended June 30, 1999.....................................................      20.88      24.69      27.94
One Month ended June 30, 1999........................................................      24.44      25.89      27.94

    Morgan Stanley noted the closing price one month prior on May 30, 1999 was $25.50 for World Color common stock. Morgan Stanley noted that the one month prior share price reflected a date on which speculation regarding a potential business combination involving World Color did not materially affect the market price of World Color Press common stock.

    COMPARATIVE STOCK PRICE PERFORMANCE

    As part of its analysis, Morgan Stanley reviewed the stock price performance of World Color and Quebecor Printing and compared this performance with the following group of commercial printing companies:

           Banta Corporation
           Consolidated Graphics, Inc.
           R. R. Donnelley & Sons Company
           Valassis Communications, Inc.

    Morgan Stanley observed that over the period from the World Color initial public offering date to June 30, 1999, the closing market prices appreciated as set forth below:

                                                                                               % TOTAL APPRECIATION
                                                                                               ---------------------
World Color..................................................................................             40.1%
Quebecor Printing............................................................................             24.8
Commercial Printing Companies
  (equity market capitalization-weighted index)..............................................            125.3

    No company used in the stock price performance comparison is identical to World Color or Quebecor Printing. In evaluating the stock price performance comparison, Morgan Stanley made judgements and assumptions with regard to industry performance, business, economic, market and financial conditions and other matters, many of which are beyond the control of World Color and Quebecor Printing, e.g. the impact of competition on World Color or Quebecor Printing and the industry, industry growth and the absence of material adverse change in the financial condition and prospects of World Color or Quebecor Printing or the industry or in the financial markets.

    SECURITIES RESEARCH ANALYSTS' FUTURE PRICE TARGETS

    Morgan Stanley reviewed and analyzed future public market trading price targets for World Color common stock and Quebecor Printing subordinate voting shares prepared and published by securities research analysts during the period from April 22, 1999 to June 22, 1999 for World Color and April 28, 1999 to June 21, 1999 for Quebecor Printing. These targets reflected each analysts' estimate of the future public market trading price of World Color common stock and Quebecor Printing subordinate voting shares at the end of the particular period considered for each estimate. Using a discount rate of 13%, Morgan Stanley discounted these estimates to June 30, 1999 to arrive at a range of present values of these targets as set forth below:

                                                                                                       PRESENT VALUE RANGE
                                                                                                      ----------------------
                                                                                                         LOW        HIGH
                                                                                                         ---        -----
World Color Public Market Trading Price Target......................................................  $      29   $      38
Quebecor Printing Public Market Trading Price Target................................................         24          25

    Morgan Stanley noted that the public market trading price targets published by the securities research analysts do not reflect current market trading prices and that these estimates are subject to uncertainties, including the future financial performance of World Color and Quebecor Printing and future financial market conditions.

    PEER GROUP COMPARISON

    Morgan Stanley compared financial information of World Color and Quebecor Printing with corresponding financial information for the group of commercial printing companies.

    Morgan Stanley analyzed, among other things, for each company:

    - The current share price expressed as a multiple of estimated future earnings per share, or EPS;

    - The ratio of the multiple of current share price to estimated EPS in the calendar year 2000 to the estimated, long-term EPS growth rate; and

    - The current aggregate value (i.e., equity value adjusted for capital structure, expressed as a multiple of earnings before interest, taxes, depreciation and amortization expense, or EBITDA).

    As of June 30, 1999 and based on estimates of EPS, long-term EPS growth rates and EBITDA taken from selected securities research analysts, the statistics derived from this analysis are set forth below:

                                                                                                       GROUP OF COMMERCIAL
                                                                                                       PRINTING COMPANIES
                                                                                    QUEBECOR    ---------------------------------
                                                                    WORLD COLOR     PRINTING      MEDIAN       HIGH        LOW
                                                                  ---------------  -----------  -----------  ---------  ---------
Price to 1999 EPS Multiple......................................          12.9x          14.6x        16.8x       18.9x      10.2x
Price to 2000 EPS Multiple......................................          11.4           12.7         14.3        16.0        9.1
2000 EPS Multiple/Growth........................................           0.8            1.1          0.8         1.3        0.5
1999 EBITDA Multiple............................................           6.0            6.5          7.4        10.6        3.8
2000 EBITDA Multiple............................................           5.7            6.1          6.2         9.7        3.6

    No company used in the peer group comparison is identical to World Color or Quebecor Printing. In evaluating the peer group companies, Morgan Stanley made judgements and assumptions with regard to industry performance, business, economic, market and financial conditions and other matters, many of which are beyond the control of World Color and Quebecor Printing, e.g. the impact of competition on World Color or Quebecor Printing and the industry, industry growth and the absence of material adverse change in the financial condition and prospects of World Color or Quebecor Printing or the industry or in the financial markets.

    ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS

    As part of its analysis, Morgan Stanley reviewed a number of acquisition transactions involving commercial printing companies.

    For each of the transactions reviewed, Morgan Stanley analyzed, to the extent available from publicly disclosed information, the prices paid and calculated the multiples of historical revenues and EBITDA. This analysis indicated that, for the majority of transactions reviewed, the multiples paid were in the range of 0.5x to 1.5x the last twelve months revenues and 6.0x to 8.5x the last twelve months EBITDA. Morgan Stanley noted that all transactions reviewed were smaller, in many cases significantly smaller, than the proposed World Color and Quebecor Printing transaction. Morgan Stanley also noted that detailed, publicly disclosed financial information was not available for many of the transactions reviewed.

    No transaction used in the analysis of selected precedent transactions is identical to the proposed transaction. In evaluating these transactions, Morgan Stanley made judgements and assumptions with regard to industry performance, business, economic, market and financial conditions and other matters, many of which are beyond the control of World Color and Quebecor Printing, e.g. the impact of competition on World Color or Quebecor Printing and the industry, industry growth and the absence of material adverse change in the financial condition and prospects of World Color or Quebecor Printing or the industry or in the financial markets.

    DISCOUNTED CASH FLOW ANALYSIS

    Morgan Stanley performed discounted cash flow analyses of World Color's business. A discounted cash flow analysis involves an analysis of the present value of projected cash flows and a terminal value using discount rates and terminal year EBITDA multiples as indicated below. Morgan Stanley analyzed World Color's business using a forecast for the period beginning January 1, 1999, and ending December 31, 2003, based on estimates published by securities research analysts and projections provided by the management of World Color. Morgan Stanley estimated the World Color common stock discounted cash flow value by using discount rates ranging from 10.5% to 11.5% and terminal multiples of estimated 2003 EBITDA ranging from 5.5x to 6.5x. This analysis yielded a range of per share values for World Color common stock of approximately $25 to $33. In addition, Morgan Stanley performed sensitivity analyses on assumptions underlying the World Color forecasts. Specifically, Morgan Stanley varied the assumptions regarding future revenue growth and EBITDA margins. The sensitivity cases analyzed implied a range of values for the World Color common stock of $23 to $30 per share.

    Morgan Stanley also performed discounted cash flow analyses of Quebecor Printing's business. Morgan Stanley analyzed Quebecor Printing's business using a forecast for the period beginning January 1, 1999, and ending December 31, 2003, based on estimates published by securities research analysts and projections provided by the management of Quebecor Printing. Morgan Stanley estimated the Quebecor Printing subordinate voting share discounted cash flow value by using discount rates ranging from 10.5% to 11.5% and terminal multiples of estimated 2003 EBITDA ranging from 5.5x to 6.5x. This analysis yielded a range of per share values for Quebecor Printing of approximately $21 to $23. In addition, Morgan Stanley performed sensitivity analyses on assumptions underlying the Quebecor Printing forecasts. Specifically, Morgan Stanley varied the assumptions regarding future revenue growth and EBITDA margins. The sensitivity cases analyzed implied a range of values for the Quebecor Printing subordinate voting shares of $21 to $25 per share.

    ANALYSIS OF PREMIUMS PAID IN PRECEDENT ACQUISITIONS OF U.S. PUBLIC COMPANIES

    Morgan Stanley reviewed announced acquisition transactions from January 1, 1997 to May 31, 1999 for U.S. publicly traded companies with transaction values of $100 million or more, and analyzed the premiums paid over prevailing market prices. Morgan Stanley noted that, of those transactions reviewed in which the selling shareholders were to receive consideration including both stock and cash, 59% involved consideration which, at the time of the transaction announcement, implied a premium of less than 40% to the prevailing market price 30 days prior to the announcement.

    Morgan Stanley observed that the premium to the $25.50 closing price of World Color common stock 30 days prior to June 30, 1999 implied by the merger consideration, and assuming a closing price for Quebecor Printing subordinate voting shares of $22.375 as of July 8, 1999, was 42%.

    PRO FORMA ANALYSIS OF THE OFFER AND MERGER

    Morgan Stanley analyzed the pro forma impact of the offer and merger on Quebecor Printing's earnings per share for the calendar years 1999 through 2002, as estimated by securities research analysts. Morgan Stanley observed that, assuming no synergies were to result from the combination of the businesses of World Color and Quebecor Printing, the offer and merger would result in earnings per share dilution for shareholders for each of the calendar years 1999 and 2000, and earnings per share accretion for each of the years 2001 and 2002. Morgan Stanley noted that, assuming annual synergies of $50 million were to result from the combination of the businesses of World Color and Quebecor Printing, the offer and merger would result in earnings per share accretion in each of the years 1999 through 2002. Morgan Stanley also noted that the pro forma analysis suggested that the offer and merger would result in a more leveraged capital structure for Quebecor Printing than Quebecor Printing's current capital structure.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, selecting any portion of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying the Morgan Stanley opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of World Color or Quebecor Printing.

    In performing its analysis, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of World Color and Quebecor Printing. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by the analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness of the consideration to be received by holders of shares of World Color common stock in the offer and merger pursuant to the merger agreement from a financial point of view to those holders and were provided to World Color in connection with the delivery of Morgan Stanley's opinion dated July 12, 1999 to World Color's board. The analyses do not purport to be appraisals or to reflect the prices at which World Color common stock or Quebecor Printing subordinate voting shares might actually trade. In addition, as described above, the Morgan Stanley opinion was one of many factors taken into consideration by the World Color board in making its determination to approve the offer and merger.

    The merger consideration was determined through arm's-length negotiations between World Color and Quebecor Printing and was approved by the World Color board. Morgan Stanley did not recommend any specific consideration to World Color or that any specific consideration constituted the only appropriate consideration for the transaction. Morgan Stanley's opinion to the World Color board was one of many factors taken into consideration by the World Color board in making its determination to approve the offer and merger. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the World Color board with respect to the value of World Color or whether the World Color board would have been willing to agree to different consideration.

    Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley's trading, brokerage and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade, make a market or otherwise effect transactions, for its own account or for the accounts of customers, in the securities of World Color or Quebecor Printing. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Quebecor Printing and have received fees for the rendering of these services. Morgan Stanley and its affiliates have in the past provided investment banking services to World Color and its affiliates and in particular acted as lead manager in connection with a high yield offering for World Color in February 1999 and have received fees for the rendering of these services.

    Pursuant to an engagement letter dated July 9, 1999, World Color has agreed to pay Morgan Stanley a fee of $7,500,000, payable upon consummation of the offer and merger, or, if the parties proceed with a one-step merger, payable at the effective time of the merger. World Color also has agreed to reimburse Morgan Stanley for reasonable expenses and to indemnify Morgan Stanley and specified related persons against specified liabilities, including liabilities under the federal securities laws, arising out of its engagement.

INTERESTS OF WORLD COLOR OFFICERS AND DIRECTORS IN THE MERGER

    In considering the recommendation of the World Color board of directors, stockholders should be aware that a number of executive officers of World Color, including some officers who are also directors, have interests in the merger that may be different from, or in addition to, the interests of World Color's stockholders generally. The World Color board of directors recognized these interests and determined that they neither supported nor detracted from the fairness of the transactions contemplated by the merger agreement to the holders of World Color common stock.

    EMPLOYMENT AGREEMENTS

    Under the merger agreement, World Color and Quebecor Printing agreed to enter into agreements and adopt plans or programs, effective no later than the effective time of the merger. The terms and conditions of those agreements include the following:

    Robert G. Burton, the former Chief Executive Officer and Chairman of the board of World Color, resigned upon the completion of the tender offer. At that time, Mr. Burton received payments under the change in control agreement between Mr. Burton and World Color, as described below, the World Color Press, Inc. Third Amended and Restated Supplemental Retirement Program, effective April 1, 1995, and also received his 1999 bonus. Mr. Burton will be a member of the board of directors of Quebecor Printing.

    Marc L. Reisch, the current President of World Color, became the Chairman, Chief Executive Officer and President of the North American Group (U.S. and Canada) of Quebecor Printing and a member of the Office of the President of Quebecor Printing. Mr. Reisch's salary and bonus target were increased to a level commensurate with these positions and related authority. The corporate headquarters of Quebecor Printing shall remain in Montreal, but the corporate headquarters of the North American Group and Mr. Reisch's principal office shall be in Greenwich, Connecticut.

    World Color entered into individual agreements with a limited group of executives, including Mr. Reisch, who are defined as Group A Executives, which became effective upon the completion of the tender offer. Each Group A agreement provides for a lump sum retention bonus equal to:

    - 40% of the cash payment portion of the severance benefits provided under the Group A Executive's change in control agreement, payable upon the completion of the tender offer; and

    - 60% of the cash payment portion of the severance benefits provided under the Group A Executive's change in control agreement, payable upon the first anniversary of the completion of the tender offer, unless prior to that first anniversary the Group A Executive's employment is terminated by Quebecor Printing other than for cause or by the Group A Executive for good reason, in which case severance benefits described below shall apply.

Each Group A agreement also provides for severance benefits upon termination by Quebecor Printing other than for cause or by the Group A Executive for good reason during the two years following the completion of the tender offer including:

    - an amount equal to the cash payment portion of the severance benefits provided under the Group A Executive's change in control agreement, reduced by the amount of any retention bonus already paid; PROVIDED, HOWEVER, that if the payment is equal to zero then the Group A Executive shall be entitled, as soon as reasonably practicable after termination, to one times the sum of his or her then current annual base salary and target bonus;

    - continuation of coverage and participation in employee welfare and fringe benefit plans or programs until the end of the three-year period, two-year period in the cases of three of the Group A Executives, following termination, subject to mitigation upon re-employment and receipt of comparable benefits; and

    - during the severance period, outplacement services no less favorable than the executive outplacement provided by World Color consistent with past practices.

    The Group A agreements include a non-competition/no raid covenant, which provides that for one and one-half years, one year in the cases of three of the Group A Executives, following termination, a Group A Executive shall not directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control, or be connected as a director, officer, employee, partner, consultant or otherwise with any "competing business," other than as a stockholder or beneficial owner, directly or indirectly, of five percent or less of the outstanding securities of a publicly held competing business, nor shall the Group A Executive solicit customers or employees from World Color. For these purposes, "competing business" means any business, firm or enterprise engaged in a business substantially similar to World Color's printing business as it exists at the time of the completion of the tender offer within the same geographical locations in which World Color operates on the date of the completion of the tender offer. Group A Executives shall receive a full gross-up for all excise taxes and related costs in connection with any payments deemed "excess parachute payments."

    World Color also entered into individual agreements with a group of other key World Color executives, defined as Group B Executives, which became effective upon the completion of the tender offer. These Group B agreements provide for $10 million to be set aside to fund lump sum retention bonuses to each Group B Executive, 40% of which became payable on the completion of the tender offer and 60% of which will become payable on the earlier of the first anniversary of completion of the tender offer or termination by Quebecor Printing other than for cause or by the Group B Executive for good reason. Each Group B agreement also provides for severance benefits upon termination by Quebecor Printing other than for cause or by the Group B Executive for good reason during the one year following the completion of the tender offer including:

    - a lump sum payment equal to the balance of the retention bonus; and

    - continuation of coverage and participation in employee welfare and fringe benefit plans or programs until the earlier of the first anniversary of termination or the date on which the Group B Executive becomes re-employed and receives comparable benefits.

    Under the agreements, Group B Executives receive a full gross-up for all excise taxes and related costs in connection with any payments deemed "excess parachute payments."

    World Color has entered into change in control severance agreements, dated as of April 16, 1999, with eight senior executives: Ms. Adams, Ms. Hlavaty and Messrs. Burton, Reisch, Lewis, Lillie, Quinlan and Carousso, each defined as an Executive.

    The change in control severance agreements provide for severance benefits to any Executive whose employment is terminated by World Color without cause or by the Executive for good reason, as those terms are defined in the change in control agreement, within two years after a change of control or in connection with a potential change in control which results in a change in control, as those terms are defined below, referred to here as a covered termination.

    An Executive whose employment is subject to a covered termination is entitled to receive:

    - a lump sum payment equal to three times (two times in the cases of Messrs. Quinlan and Carousso, and Ms. Hlavaty) the greater of base salary plus target bonus in effect on (a) the date of the covered termination or (b) the date of the change in control;

    - immediate vesting of all equity-based awards and, if the Executive elects, cash out of stock options, in lieu of issuing shares upon exercise of those options, at the difference between the aggregate exercise price of the options and the product of the aggregate number of options times the greater of the (a) per share value received by stockholders upon change in control and (b) fair market value per share upon change in control;

    - continuation for the three-year period (two-year period in the cases of Messrs. Quinlan and Carousso, and Ms. Hlavaty) after termination of life, disability, accident, health and dental benefits substantially similar to those received prior to notice of termination (reduced by comparable benefits received or made available without cost to the Executive during that period); and

    - a lump sum payment equal to the benefits under all defined benefit and cash balance plans of World Color which the Executive would have accrued had he or she remained employed for an additional three years, [two years in the case of Messrs. Quinlan and Carousso and Ms. Hlavaty] assuming no change in base salary and bonus potential, assuming full bonus payout and without regard to amendments effective after the applicable change in control or potential change in control.

    An Executive shall also be entitled to legal fees and expenses as a result of a covered termination, as well as an additional payment, if necessary, to make the Executive whole for any excise or income tax, imposed by reason of a payment under the change in control severance agreement being deemed to constitute an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended.

    Each change in control severance agreement also provides that the Executive shall remain employed by World Color until the earliest of:

    - six months after a potential change in control;

    - change in control; or

    - termination for good reason, death, disability, retirement or by World Color for any reason.

The Executive shall also be subject to a noncompetition covenant for 18 months (12 months in the case of Messrs. Quinlan and Carousso and Ms. Hlavaty) following the initial receipt of severance benefits described above.

"Change in control" means:

    - any Person (as defined in the Securities Exchange Act of 1934) other than any employee benefit plan then maintained by World Color, becomes the beneficial owner of shares of World Color common stock having 30 percent or more of the total number of votes that may be cast for the election of directors of World Color;

    - as the result of, or in connection with, any contested election for the board of directors of World Color, or any tender or exchange offer, merger or other business combination or sale of assets or any combination of the foregoing, a "transaction," the persons who were directors of World Color before the transaction shall cease to constitute a majority of the board of directors of World Color or any successor to World Color or its assets; or

    - at any time (a) World Color shall consolidate or merge with any other Person and World Color shall not be the continuing or surviving corporation, (b) any Person shall consolidate or merge with World Color and World Color shall be the continuing or surviving corporation and in connection therewith, all or part of the outstanding World Color common stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, (c) World Color shall be a party to a statutory share exchange with any other Person after which World Color is a subsidiary of any other Person, or (d) World Color shall sell or otherwise transfer 50% or more of the assets or earning power of World Color and its subsidiaries, taken as a whole, to any Person.

"Potential change in control" means:

    - World Color enters agreement, the consummation of which would be change in control;

    - a public announcement is made of an intention to take or consider taking actions which, if consummated, would be a change in control; or

    - the board of directors of World Color adopts a resolution to the effect that a potential change in control has occurred.

    Other agreements between World Color and some of its executive officers, including agreements relating to the treatment of employee stock options and fiscal year 1999 bonuses, are described in the merger agreement. In addition, pursuant to an engagement letter dated July 9, 1999, World Color agreed to pay KKR $17,500,000 in consideration of its advisory services in connection with the negotiation of the tender offer and the merger. As set forth in the description of the tender, voting and option agreement below, World Color has also agreed to indemnify stockholders affiliated with KKR against specified liabilities in consideration for their entering into the tender, voting and option agreement. See "THE MERGER AGREEMENT--Tender, Voting and Option Agreement."

    EFFECTS OF THE TENDER OFFER AND THE MERGER UNDER WORLD COLOR STOCK PLANS

    Under the merger agreement, each option to purchase shares of World Color common stock that was outstanding upon the completion of the tender offer, and each related stock appreciation rights issued by World Color that was outstanding immediately prior to completion of the tender offer was canceled in exchange for (A) a cash payment from the surviving company (less any applicable withholding taxes) equal in value to (1) the product of (x) the total number of shares of World Color common stock subject to the World Color stock option, multiplied by (y) $22.00, multiplied by (z) the excess of $35.69 over the exercise price per share of common stock subject to the World Color stock option, divided by (2) $35.69, and (B) a number of shares of Quebecor Printing subordinate voting shares to be issued promptly following the effective time of the merger equal to (1) the product of (x) the number of shares of World Color common stock subject to the stock option, multiplied by (y) 0.6311, multiplied by (z) the excess of $35.69 over the exercise price per share subject to the stock option, divided by (2) $35.69. The cash portion of the payment described in clause (A) above was paid following the consummation of the tender offer.

    DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE

    The merger agreement provides that the certificate of incorporation of the surviving corporation in the merger will contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation of World Color. Quebecor Printing agreed that these provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would adversely affect the rights under those provisions of individuals who at the effective time of the merger were directors, officers or employees of World Color. Quebecor Printing further agreed in the merger agreement to cause to be maintained in effect for six years from the merger, the current policies, or appropriate substitute policies, of the directors' and officers' liability insurance maintained by World Color with respect to matters or events occurring before the effective time of the merger to the extent available. Quebecor Printing is not required to expend more than an amount per year equal to 200% of current annual premiums paid by World Color. In addition, Quebecor Printing agreed in the merger agreement, for six years after the effective time of the merger, that it will or will cause the surviving corporation to indemnify each present and former director and officer of World Color, determined as of the effective time of the merger, against any costs or expenses incurred in connection with any claims arising out of matters relating to their duties or actions in their capacity as officers and directors and existing or occurring at or before the effective time of the merger to the fullest extent permitted under applicable law.

    BOARD OF DIRECTORS

    Under the merger agreement, Quebecor Printing appointed new directors to the World Color board upon the completion of the tender offer. Two previous directors of World Color, Robert G. Burton and Marc L. Reisch, continued as directors following the completion of the tender offer. Biographical information with respect to the new directors is set forth below. Unless otherwise indicated, each of these individuals has held his present position as set forth below for the past five years. Unless otherwise noted, each of these directors is a citizen of Canada with a business address c/o Quebecor Printing Inc., 612 St. Jacques Street, Montreal, Quebec, Canada, H3C 4M8. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" on page 86 for information concerning beneficial ownership of shares of World Color common stock and options to purchase shares of World Color common stock held by the new directors of Quebecor Printing.

                                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND ADDRESS                                     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------------  ---------------------------------------------------------------------

Charles G. Cavell.........................  Mr. Cavell, 57, President of Printing Acquisition; President and
                                            Chief Executive Officer of Quebecor Printing since January 1998;
                                            previously President and Chief Operating Officer of Quebecor Printing
                                            from 1989 to December 1997; Chairman of the Board of Sun Media
                                            Corporation.
Pierre Karl Peladeau......................  Mr. Peladeau, 37, Chairman of the Board of Printing Acquisition;
                                            President and Chief Executive Officer of Quebecor Inc. (Quebecor
                                            Printing's parent company); Vice Chairman of the Board of Quebecor
                                            Printing since May 1999; previously Executive Vice President and
                                            Chief Operating Officer of Quebecor Printing from April 1998 until
                                            April 1999; managing director of Quebecor Printing Europe from June
                                            1994 until April 1998; President of Quebecor Group Inc. (currently known as Quebecor Communications Inc.) from July 1991 until June
                                            1994.
Christian M. Paupe........................  Mr. Paupe, 41, Treasurer of Printing Acquisition; Executive Vice
                                            President, Chief Administrative Officer and Chief Financial Officer
                                            of Quebecor Printing since May 1999; previously Executive Vice
                                            President and Chief Financial Officer of Quebecor Printing from
                                            January 1999 until April 1999; Senior Executive Vice President and director of Levesque Beaubien Geoffrion Inc. from 1997 until January
                                            1999; Senior Vice President of Southam Inc. from 1995 until 1997;
                                            Vice President, corporate finance of Bell Canada International Inc.
                                            from 1993 until 1995. Mr. Paupe is a Swiss and Canadian citizen.
Francois R. Roy...........................  Mr. Roy, 44, Executive Vice President and Chief Financial Officer of
                                            Quebecor Inc. since February 1999; previously Vice President and
                                            Chief Financial Officer of Quebecor Inc. from August 1998 until
                                            January 1999 and Vice President, Finance and Treasurer from August
                                            1991 until August 1997; Executive Vice President and Chief Financial
                                            Officer of Avenor Inc. from August 1997 until August 1998.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following is a discussion of the material U.S. federal income tax consequences relating (1) to the exchange of shares of World Color common stock for shares of Quebecor Printing subordinate voting shares and cash in the merger and (2) the ownership and disposition of these shares.

    In this section, when we refer to the term:

    - "World Color stockholder," we mean a beneficial owner of shares of World Color common stock;

    - "U.S. person," we mean a person who is (1) a citizen or resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States or any of its political subdivisions,
      (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust (x) that is subject to the supervision of a court within the United States and the control of one or more United States persons (as defined in Section 7701
      (a)(30) of the Internal Revenue Code) or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person; and

    - "non-U.S. World Color stockholder," we mean a World Color stockholder who is not a U.S. person.

    Unless otherwise indicated, this summary deals only with World Color stockholders who are U.S. persons and who hold their shares of World Color common stock as capital assets. This discussion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect as of the filing of this document and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the tax consequences that may be relevant to a particular World Color stockholder in light of that World Color stockholder's specific circumstances, nor does it discuss the U.S. federal income tax consequences that may be applicable to some types of World Color stockholders, such as:

    - World Color stockholders who have received their shares of World Color common stock pursuant to the exercise of employee stock options or otherwise as compensation;

    - dealers in securities;

    - financial institutions;

    - tax-exempt entities;

    - life insurance companies;

    - persons holding their shares of World Color common stock as a part of a hedging, integrated, conversion or constructive sale transaction or as part of a straddle; or

    - persons whose functional currency is not the U.S. dollar.

    In addition, the following discussion does not discuss the alternative minimum tax consequences, if any, of an exchange of shares of World Color common stock pursuant to the merger, or the state, local or foreign tax consequences of that exchange. Consequently, each World Color stockholder is urged to consult its own tax adviser in determining the federal, state, local and foreign income and any other tax consequences of the merger.

    THE EXCHANGE

    An exchange of World Color common stock for Quebecor Printing subordinate voting shares and cash in the merger will be a taxable transaction for U.S. federal income tax purposes. Consequently, an exchanging World Color stockholder will recognize gain or loss in an amount equal to the difference between (1) the sum of (x) the fair market value, determined as of the effective time of the merger, of the Quebecor Printing subordinate voting shares received in the merger and (y) the amount of cash received in the merger, and (2) the aggregate tax basis in the shares of World Color common stock exchanged for Quebecor Printing stock and cash. This gain or loss generally will be:

    - calculated separately for each block of shares of World Color common stock, which means shares of World Color common stock acquired at the same cost in a single transaction, exchanged in the merger;

    - capital gain or loss; and

    - long-term capital gain or loss if the relevant World Color stockholder held the shares of World Color common stock being exchanged in the merger for more than one year as of the effective time of the merger.

    The long-term capital gains of individuals, estates and specified trusts generally are eligible for reduced rates of taxation. Capital losses generally must be used only to offset capital gains.

    The tax basis of the Quebecor Printing subordinate voting shares received by a U.S. person will be equal to their fair market value on the date of the exchange and the holding period for these shares will commence as of the day after the date of the exchange.

    Payment of the consideration in the merger to non-corporate U.S. persons who exchange their World Color common stock will be subject to information reporting requirements and may be subject to back-up withholding at the rate of 31% unless the holder or beneficial owner provides a taxpayer identification number or otherwise establishes an exemption.

    Any gain realized by a non-U.S. World Color stockholder upon an exchange of shares of World Color common stock pursuant to the merger generally will not be subject to U.S. federal income or withholding tax unless:

    - the gain is effectively connected with a U.S. trade or business conducted by the non-U.S. World Color stockholder in the United States;

    - in the case of a non-U.S. World Color stockholder who is an individual, the individual is present in the United States for 183 days or more in the taxable year during which the merger occurs and various other conditions are met; or

    - in the case of a non-U.S. World Color stockholder who held, directly or indirectly, more than five percent of the shares of World Color common stock at any time during the five-year period ending on the date of the exchange of these shares in the merger, if World Color is or has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code, which World Color does not believe to be the case.

    HOLDING AND DISPOSING OF QUEBECOR PRINTING SUBORDINATE VOTING SHARES

    As described below, dividends paid or deemed paid by Quebecor Printing with respect to subordinate voting shares held by U.S. persons may be subject to income tax withholding in Canada. U.S. persons will be required to include as ordinary income for U.S. federal income tax purposes the gross amount of any dividend paid (before reduction for Canadian income tax withholding) out of Quebecor Printing's current or accumulated earnings and profits. The dividend will not be eligible for the dividends-received deduction generally available to U.S. corporations that receive dividends from other U.S. corporations. Distributions in excess of current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) will be treated as a return of capital to the extent of the U.S. person's tax basis in the shares and thereafter as capital gain.

    Subject to specified limitations, the Canadian tax withheld will be creditable against the U.S. person's U.S. federal income tax liability. For foreign tax credit limitation purposes, the amount of the dividend will be treated as income from sources outside the United States. The rules applicable to the foreign tax credit are complex and U.S. persons should consult their own tax advisors to determine whether and to what extent a credit would be available.

    Information reporting requirements will apply to dividends in respect of Quebecor Printing subordinate voting shares and back-up withholding, at the rate of 31%, may apply to dividend payments, or other taxable distributions, in respect of the Quebecor Printing subordinate voting shares made within the United States to non-corporate U.S. persons who fail to provide an accurate taxpayer identification number or if there has been notification by the Internal Revenue Service of a failure by a holder or beneficial owner to report interest or dividends required to be shown on its U.S. federal income tax returns.

    Upon a disposition of Quebecor Printing subordinate voting shares, a U.S. person will recognize gain or loss, which will generally be treated as capital gain or loss from U.S. sources. The gain or loss will be long-term if the U.S. person has held the Quebecor Printing subordinate voting shares for more than one year at the time of disposition. Proceeds on the disposition to or through a U.S. office of a broker are also subject to information reporting requirements, and may be subject to back-up withholding unless one U.S. person provides a tax identification number or otherwise establishes an exemption.

    The amount of any back-up withholding from a payment to a U.S. person will be allowed as a credit against the U.S. person's United States federal income tax liability.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES

    In the opinion of Martineau Walker, special Canadian counsel to Quebecor Printing, the following is a summary of the material Canadian federal income tax considerations generally applicable to a U.S. person who acquires Quebecor Printing subordinate voting shares in the merger and who, for the purposes of the Income Tax Act (Canada) (the "ITA") and the Canada-United States Income tax Convention (the "Convention"), as applicable and at all relevant times, (1) is resident in the United States and not resident in Canada, (2) holds Quebecor Printing subordinate voting shares as capital property, (3) does not have a "permanent establishment" or "fixed base" in Canada (as defined in the Convention) and (4) deals at arm's length with Quebecor Printing. Special rules, which are not discussed below, may apply to "financial institutions" (as defined in the ITA) and to non-resident insurers carrying on an insurance business in Canada and elsewhere. A limited liability company may not be, and a partnership will not be, a resident of the United States for the purposes of the Convention.

    This discussion is based on the current provisions of the ITA and the regulations promulgated under the ITA and the Convention, all specific proposals to amend the ITA or the regulations promulgated under the ITA announced by or on behalf of the Canadian Minister of Finance prior to the date of this registration statement, and the current published administrative practices of Revenue Canada. It does not otherwise take into account or anticipate any changes in law or administrative practice nor any income tax laws or considerations of any province or territory of Canada or any jurisdiction other than Canada, which may differ from the Canadian federal income tax consequences described in this document. Accordingly, U.S. persons who hold World Color common stock should consult their own tax advisors as to the particular Canadian tax consequences to them of acquiring and holding Quebecor Printing subordinate voting shares.

    Under the ITA and the Convention, dividends paid or credited, or deemed to be paid or credited, on the Quebecor Printing subordinate voting shares to a U.S. person who owns less than 10% of Quebecor Printing's voting shares will be subject to Canadian withholding tax at the rate of 15% of the gross amount of those dividends or deemed dividends. If a U.S. person is a corporation and owns 10% or more of Quebecor Printing's voting shares, the rate is reduced from 15% to 5%. As described above, and subject to specified limitations, a U.S. person may be entitled to credit against U.S. federal income tax liability for the amount of tax withheld by Canada.

    Under the Convention, dividends paid to specified religious, scientific, charitable and similar tax exempt organizations and specified organizations that are resident and exempt from tax in the United States and that have complied with specified administrative procedures are exempt from this Canadian withholding tax.

    A capital gain realized by a U.S. person on a disposition or deemed disposition of Quebecor Printing subordinate voting shares will not be subject to tax under the ITA unless the Quebecor Printing subordinate voting shares constitute taxable Canadian property within the meaning of the ITA at the time of the disposition or deemed disposition. In general, the Quebecor Printing subordinate voting shares will not be "taxable Canadian property" to a U.S. person if they are listed on a prescribed stock exchange (which includes the NYSE, The Montreal Exchange and The Toronto Stock Exchange), unless, at any time within the five-year period immediately preceding the dispositions, the U.S. person, persons with whom the U.S. person did not deal at arm's length, or the U.S. person together with those persons, owned or had an interest in or a right to acquire more than 25% of any class or series of Quebecor Printing's shares.

    If the Quebecor Printing subordinate voting shares are taxable Canadian property to a U.S. person, any capital gain realized on a disposition or deemed disposition of those Quebecor Printing subordinate voting shares will generally be exempt from tax under the ITA by virtue of the Convention if the value of the Quebecor Printing subordinate voting shares at the time of the disposition or deemed disposition is not derived principally from real property (as defined by the Convention) situated in Canada. The determination as to whether Canadian tax would be applicable on a disposition or deemed disposition of Quebecor Printing subordinate voting shares must be made at the time of the disposition or deemed disposition.

    WORLD COLOR STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS, OF THE MERGER.

PURCHASE ACCOUNTING TREATMENT

    Quebecor Printing intends to account for the offer and merger as a purchase of a business. The purchase price will be allocated to the acquired assets and assumed liabilities of World Color on the basis of their estimated fair value. Quebecor Printing's management believes that any excess of cost over the fair value of the net tangible assets of World Color will be recorded as identified intangible assets or goodwill.

    Quebecor Printing has not yet made a final determination of the intangible asset lives and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma combined financial information appearing elsewhere in this document are preliminary and were made solely for purposes of developing the unaudited pro forma combined financial information. Quebecor Printing has completed a number of preliminary studies to determine the fair value of some of World Color's assets and liabilities and will make appropriate purchase accounting adjustments upon finalization of the studies. For financial reporting purposes, we will include the results of operations of World Color in the Quebecor Printing consolidated statement of operations following the completion of the offer. See "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS."

REGULATORY APPROVALS

    HART-SCOTT-RODINO ACT APPROVALS

    On July 27, 1999, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired. At any time before or after the effective time of the merger, and notwithstanding that the Hart-Scott-Rodino waiting period expired or the merger may have been completed, the Federal Trade Commission, the Department of Justice, or any state could take any action under the applicable antitrust or competition laws as it deems necessary or desirable. This type of action could include seeking to enjoin the completion of the merger or seeking divestiture of World Color or businesses of

Quebecor Printing or World Color acquired as a result of the merger. Private parties may also institute legal actions under the antitrust laws under some circumstances.

    NEW YORK STOCK EXCHANGE, THE TORONTO STOCK EXCHANGE AND THE MONTREAL EXCHANGE LISTINGS

    It is a condition to the completion of the merger that the subordinate voting shares of Quebecor Printing to be issued in the merger be approved for listing on the New York Stock Exchange, subject to official notice of issuance, and on The Toronto Stock Exchange and The Montreal Exchange subject to customary requirements. The merger agreement provides that Quebecor Printing will use its reasonable best efforts to cause these shares to be approved for listing on those exchanges.

    REGISTRATION AND RESALES OF QUEBECOR PRINTING SUBORDINATE VOTING SHARES

    The Quebecor Printing subordinate voting shares to be issued to stockholders of World Color under the merger agreement have been registered under the Securities Act, so these shares may be freely traded without restriction by people who will not be affiliates, as that term is defined under the Securities Act, of Quebecor Printing after the merger or who were not affiliates of World Color on the date of the World Color special meeting. All directors and specified officers of World Color may be deemed to have been affiliates of World Color within the meaning of the Securities Act. Affiliates may resell the Quebecor Printing subordinate voting shares that they receive in the merger only if the shares are registered for resale under the Securities Act or an exemption from registration under the Securities Act is available. Those people may be permitted to resell their shares under the safe harbor provisions of Rule 145 under the Securities Act, or Rule 144 in the case of people who become affiliates of Quebecor Printing, or as otherwise permitted under the Securities Act. We recommend that any people who may be deemed to be affiliates obtain advice of securities counsel before making any resales.

    The merger agreement provides that, prior to the effective time of the merger, World Color will deliver to Quebecor Printing a letter identifying all people who are affiliates of World Color for purposes of Rule 145 under the Securities Act and that, prior to the closing of the merger, World Color will use its reasonable best efforts to cause each of its affiliates to deliver a written agreement to the effect that person will not offer or sell or otherwise dispose of any of the Quebecor Printing subordinate voting shares received in the merger in violation of the Securities Act or the rules and regulations under the Securities Act.

    This document does not cover resales of Quebecor Printing subordinate voting shares received by any person who may be deemed to be an affiliate of Quebecor Printing or World Color.

    By virtue of available statutory prospectus exemptions under the securities laws of certain provinces of Canada, Quebecor Printing subordinate voting shares to be issued to World Color stockholders in connection with the merger will be freely resalable in Canada by a former holder of World Color common stock, other than a holder who is a "control person," provided that no unusual effort is made to prepare the market for any resale of that type or to create a demand for the securities which are the subject of any such resale and no extraordinary commission or consideration is paid in respect of that resale. Applicable Canadian securities legislation establishes a rebuttable presumption that a person or company is a "control person" in relation to an issuer where the person or company alone or in combination with others holds more than 20% of the outstanding voting securities of the issuer.

    In addition, Quebecor Printing has agreed to obtain and to provide evidence reasonably satisfactory to World Color of all necessary rulings or orders of Canadian securities regulatory authorities exempting the distribution by Quebecor Printing of the subordinate voting shares issuable in connection with the merger and the resale of those shares from the registration and prospectus delivery requirements and resale restrictions of other applicable Canadian securities laws on terms reasonably satisfactory to World Color.

    APPRAISAL RIGHTS

    The following discussion is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law and is qualified in its entirety by the full text of Section 262, which is reprinted in its entirety as Annex C to this proxy statement/prospectus. All references in
Section 262 and in this summary to a "stockholder" are to the record holder of shares of World Color stock as to which appraisal rights are asserted.

    Holders of shares of World Color stock who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law. A World Color stockholder having a beneficial interest in shares of World Color stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

    Under the Delaware General Corporation Law, World Color stockholders who do not wish to accept, pursuant to the merger, the cash and Quebecor Printing subordinate shares in exchange for their shares of World Color stock and who follow the procedures set forth in Section 262 will be entitled to have their shares of World Color stock appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of their shares of World Color stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court.

    Under Section 262, where a merger is to be submitted for adoption at a meeting of stockholders, as in the case of the adoption of the merger agreement by World Color stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in that notice a copy of Section
262. THIS PROXY STATEMENT/PROSPECTUS SHALL CONSTITUTE THE REQUIRED NOTICE TO THE HOLDERS OF WORLD COLOR STOCK AND THE APPLICABLE STATUTORY PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW ARE ATTACHED TO THIS DOCUMENT AS ANNEX C.

    Any stockholder who wishes to exercise his appraisal rights, or who wishes to preserve his right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the specified procedures will result in the loss of appraisal rights under the Delaware General Corporation Law.

    A World Color stockholder wishing to exercise his appraisal rights must:

    - deliver to the Secretary of the World Color, before the vote on the merger agreement at the special meeting, a written demand for appraisal of his shares of World Color stock and

    - not vote his shares of stock in favor of the adoption of the merger agreement. Because a proxy which does not contain voting instructions will, unless revoked, be voted for adoption of the merger agreement, a holder of shares of World Color stock who votes by proxy and who wishes to exercise his appraisal rights must

        - vote in person against adoption of the merger agreement

        - abstain from voting in person on the adoption of the merger agreement.

        - not return a proxy card and not vote in person in favor of the adoption of the merger agreement or

        - return a proxy card with the "Against" or "Abstain" box checked.

    Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote. In addition, a World Color stockholder wishing to exercise his or her appraisal rights must hold of record such shares of World Color stock on the date the written demand for appraisal is made and must continue to hold these shares of World Color stock until the effective time of the merger.

    Only a holder of record of shares of World Color stock is entitled to assert appraisal rights for the shares of World Color stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his or her name appears on the stock certificate(s). If the shares of World Color stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of World Color stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of World Color stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of World Color stock held for one or more beneficial owners while not exercising such rights with respect to the shares of World Color stock held for other beneficial owners. In that case, the written demand should set forth the number of shares of World Color stock as to which appraisal is sought and when no number of shares of World Color stock is expressly mentioned the demand will be presumed to cover all shares of World Color stock held in the name of the record owner. World Color stockholders who hold their shares of World Color stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

    ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE DELIVERED TO JENNIFER L. ADAMS, SECRETARY OF WORLD COLOR, EITHER IN PERSON OR BY MAIL (CERTIFIED MAIL, RETURN RECEIPT REQUESTED, BEING THE RECOMMENDED FORM OF TRANSMITTAL) ADDRESSED TO HER
AT: WORLD COLOR PRESS, INC., THE MILL, 340 PEMBERWICK ROAD, GREENWICH, CONNECTICUT 06831. WITHIN TEN DAYS AFTER THE EFFECTIVE TIME, THE SURVIVING CORPORATION MUST SEND A NOTICE AS TO THE EFFECTIVENESS OF THE MERGER TO EACH FORMER STOCKHOLDER OF WORLD COLOR WHO HAS MADE A WRITTEN DEMAND FOR APPRAISAL AND WHO HAS NOT VOTED IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT.

    Within ten days after the effective time of the merger, the surviving corporation must notify each holder of World Color common stock who has complied with Section 262 and who has not voted in favor of the adoption of the merger agreement of the date the merger became effective.

    Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation, or any World Color stockholder who is entitled to appraisal rights under Section 262 and has complied with the requirements of
Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of World Color stock. The corporation surviving the merger is under no obligation to and has no present intention to file a petition in respect to the appraisal of the fair value of the shares of World Color stock. Accordingly, it is the obligation of the World Color stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

    Within 120 days after the effective time of the merger, any World Color stockholder who complied with the requirements under Section 262 for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement listing the aggregate number of shares of World Color stock with respect to which demands for appraisal have been received and which have not voted in favor of approval and adoption of the merger and the merger agreement, and the aggregate number of holders of those shares of World Color stock. Those statements must be mailed within ten days after the surviving corporation receives a written request for the statements.

    If a petition for appraisal is correctly filed by a holder of shares of World Color stock and a copy of that petition is delivered to the surviving corporation, the surviving corporation will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all holders of shares of World Color stock who have demanded appraisal of their shares. After notice to those holders of shares of World Color stock, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those shareholders who have complied with
Section 262 and who have become entitled to appraisal rights under that section. The Delaware Court of Chancery may require the World Color stockholders who have demanded payment for their shares of World Color stock to submit their stock certificates to the Register in Chancery for a notation on the certificates of the pendency of the appraisal proceedings; and if any World Color stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that World Color stockholder.

    After determining the World Color stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. World Color stockholders considering seeking appraisal should be aware that the fair value of their shares of World Color stock as determined under Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of World Color stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

    The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court also will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of World Color stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court also may order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the World Color shares that have effectively pursued appraisal.

    Any World Color stockholder who has demanded an appraisal in compliance with
Section 262 will not be entitled, after the effective time of the merger, to vote the shares subject to the appraisal demand for any purpose or be entitled to the payment of dividends or other distributions, if any, on those shares, except dividends or other distributions, other than the merger consideration, payable to holders of record of shares of World Color stock as of a date prior to the effective time.

    If any World Color stockholder who demands appraisal of his shares of World Color stock under Section 262 fails to perfect, or effectively withdraws or loses, his right to appraisal as provided in the Delaware General Corporation Law, the shares of World Color stock of that stockholder will be converted into the right to receive the merger consideration under with the merger agreement. A World Color stockholder will fail to perfect, or effectively lose or withdraw, his right to appraisal if he votes for the adoption of the merger agreement, submits a proxy without voting instructions, if no petition for appraisal is filed within 120 days after the effective time of the merger or if the World Color stockholder delivers to World Color a written withdrawal of his demand for appraisal and an acceptance of the merger. Any World Color stockholder who has demanded appraisal rights may withdraw his demand up to sixty days after the effective time of the merger. Any attempt to withdraw made more than 60 days after the effective time will require the written approval of the surviving corporation. Notwithstanding the above, no Court of Chancery appraisal proceeding may be dismissed without the Court's approval, which may be conditioned on terms the Court deems just.

    FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

                              THE MERGER AGREEMENT

    This section describes the material terms of the merger agreement and other agreements entered into among various other parties in connection with the proposed transaction. This description is not complete and is qualified by reference to the copy of the merger agreement attached as Annex A to this document, and which is incorporated by reference. World Color stockholders are encouraged to read the merger agreement in its entirety.

THE TENDER OFFER

    The terms of the merger agreement provide for Quebecor Printing, through its indirect wholly owned subsidiary, Printing Acquisition to make a tender offer for up to 23,500,000 shares of World Color common stock. Printing Acquisition began the tender offer on July 16, 1999. On August 20, 1999, Printing Acquisition purchased 19,179,495 shares of World Color common stock, representing approximately 50.4% of the shares of World Color common stock outstanding.

BOARD OF DIRECTORS

    Under the merger agreement, Quebecor Printing appointed new directors to the World Color board upon the completion of the tender offer and two previous directors of World Color continued as directors following the tender offer. Biographical information with respect to the new directors is set forth under "THE MERGER--Board Of Directors".

THE MERGER

    When the merger occurs, Printing Acquisition will be merged with and into World Color. The separate corporate existence of Printing Acquisition will end, World Color will continue as the surviving corporation and will succeed to and assume all the rights and obligations of Printing Acquisition. As a result of the merger, World Color will continue as the surviving corporation and a wholly owned subsidiary of Quebecor Printing. At the effective time of the merger:

    - the World Color certificate of incorporation as in effect immediately before the effective time of the merger will be amended to read in its entirety as set forth in exhibit A to the merger agreement, a copy of which is included in Annex A, and, as so amended, will be the certificate of incorporation of the surviving corporation;

    - the by-laws of Printing Acquisition will be the by-laws of the surviving corporation; and

    - the directors of Printing Acquisition immediately before the effective time of the merger will be the initial directors of the surviving corporation and the officers of World Color immediately before the effective time of the merger will be the initial officers of the surviving corporation.

EFFECTIVE TIME OF THE MERGER

    The merger will become effective when we file the certificate of merger with the Secretary of State of the State of Delaware. We may, however, agree to a later time, and specify that time in the certificate of merger. We will file the certificate of merger as soon as practicable after the satisfaction or waiver of the conditions contained in the merger agreement. We expect to complete the merger shortly after the stockholder meetings. See "--Conditions Precedent To Merger."

STOCK OPTIONS

    We have described the merger agreement's treatment of options to purchase shares of World Color common stock in "Interests of World Color Officers And Directors in the Merger." The merger agreement also provides that, except as provided in the merger agreement or as otherwise agreed to by the parties, the stock plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of World Color or any subsidiary will terminate as of the effective time of the merger. World Color will ensure that after the effective time of the merger, no holder of a World Color stock option nor any participant in any stock plan will have any right under the plan to acquire equity securities of World Color or the surviving corporation. With respect to World Color stock options, according to the merger agreement, Quebecor Printing, at the expiration of the tender offer, paid the cash portion of the amount payable in consideration of the cancellation of the World Color stock options.

PROCEDURES FOR EXCHANGE OF CERTIFICATES

    Promptly after the effective time of the merger, Harris Trust Company of New York, as the exchange agent, will mail a letter of transmittal to each record holder of World Color common stock as of the effective time of the merger. You should use this letter of transmittal in forwarding World Color stock certificates or, if you hold shares in book-entry form, you should return this letter. This letter will include instructions for exchanging World Color share certificates and book-entry shares for Quebecor Printing share certificates and cash. After surrendering to the exchange agent a duly executed letter of transmittal, together with a World Color stock certificate if you hold certificates, you will be entitled to receive a Quebecor Printing share certificate and cash.

    Neither Quebecor Printing nor the exchange agent will pay or accrue any interest for the benefit of holders of World Color common stock on cash payable as merger consideration or cash payable pursuant to dividends or distributions with respect to unexchanged shares.

    If you want any certificate for Quebecor Printing subordinate voting shares to be issued to, or any cash paid to, a person other than the registered holder of the World Color shares being exchanged for those certificates and cash, the surrendered World Color certificates or, in the case of holders of shares in book-entry form, the letter of transmittal must be properly endorsed or otherwise in proper form for transfer. In addition, the person requesting the payment must have paid any transfer and other taxes required by reason of the issuance of Quebecor Printing subordinate voting shares certificates to a person other than the registered holder of the World Color shares, or must have established to the satisfaction of the surviving corporation that the required tax either has been paid or is not applicable. In the event of a transfer of ownership of World Color common stock that is not registered in the transfer records of World Color, the exchange agent may issue to the transferee one or more Quebecor Printing subordinate voting shares evidencing, in the aggregate, the proper number of shares of Quebecor Printing stock and a check in the proper amount of cash to which the record holder is entitled pursuant to the merger agreement, if the certificate representing the shares of World Color common stock, or in the case of book-entry holders, the letter of transmittal, is presented to the exchange agent, accompanied by all documents required to evidence and effect the transfer and to evidence that any applicable stock transfer taxes have been paid.

    Any share certificates and cash deposited with the exchange agent that remain unclaimed by former World Color stockholders one year after the effective time of the merger will be delivered to the surviving corporation. Any former World Color stockholder who has not complied with the exchange procedures before the first anniversary of the merger may look only to the surviving corporation, subject to abandoned property, escheat or other similar laws, for payment of the merger consideration and any dividends or distributions with respect to the Quebecor Printing subordinate voting shares payable upon due surrender of their shares.

    Any portion of the exchange fund remaining unclaimed by former World Color stockholders five years after the effective time of the merger or an earlier date immediately before the time that any amounts would otherwise escheat to or become property of any governmental entity, will, to the extent permitted by law, become the property of the surviving corporation free and clear of any claims or interest of any person previously entitled to it. None of Quebecor Printing, Printing Acquisition, World Color, the surviving corporation or the exchange agent will be liable to any person for any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    At the effective time of the merger, World Color will close its stock transfer books and there will be no further transfers on the transfer books of shares of World Color common stock that were outstanding immediately before the merger.

    From and after the effective time of the merger, the holders of certificates or book-entry shares, evidencing ownership of shares of World Color common stock outstanding immediately before the effective time of the merger will cease to have any rights with respect to those shares except as otherwise provided for in the merger agreement or by applicable law.

    In addition to the merger consideration, the holder surrendering a World Color stock certificate or book-entry shares will receive dividends or other distributions on the Quebecor Printing shares that have a record date after the effective time of the merger and a payment date before the holder surrenders the World Color common stock certificate or, in the case of book-entry holders, the letter of transmittal. However, Quebecor Printing will not pay any dividends or other distributions until the holder of the World Color common stock certificate surrenders that certificate or, in the case of book-entry holders, the letter of transmittal.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains various customary representations and warranties of Quebecor Printing and World Color, including representations as to:

    - organization, qualification and authority;

    - subsidiaries;

    - capitalization;

    - Securities Act and Exchange Act filings;

    - litigation;

    - employee relations and benefits;

    - taxes;

    - required compliance with laws;

    - properties;

    - environmental matters;

    - intellectual property;

    - insurance; and

    - Year 2000 compliance.

    Quebecor Printing also made representations and warranties to World Color that it would have sufficient funds available to it to purchase the shares of World Color common stock as well as to its non-ownership of shares of World Color stock at the time of signing the merger agreement.

COVENANTS RELATING TO THE CONDUCT OF BUSINESS

    WORLD COLOR

    World Color agreed that prior to the effective time of the merger, unless Quebecor Printing otherwise agrees in writing, such agreement not be unreasonably withheld, except as set forth in the merger agreement, it will use its reasonable efforts to carry on, its and its subsidiaries' respective businesses in the ordinary course of business and consistent with past practice, and has agreed that except in connection with the adoption by World Color of a shareholder rights plan that would not be applicable to, or adversely affect the transactions contemplated by the merger agreement, neither World Color nor any of its subsidiaries would:

    - issue, sell, pledge, dispose of or encumber:

       - any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, its capital stock, or

       - material assets except in the ordinary course of business;

    - amend or propose to amend its certificate or articles of incorporation or similar governing instruments;

    - split, combine or reclassify any outstanding shares, or declare, set aside or pay any dividend or other distribution, payable in cash, stock, property or otherwise redeem, purchase or acquire, or offer to acquire any shares of World Color common stock or other securities of World Color; or

    - enter into or modify any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this section.

World Color also agreed that neither it nor any of its subsidiaries would:

    - acquire any corporation, partnership or other business organization or division or material assets of such an entity for aggregate consideration in excess of $25,000,000;

    - incur indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice;

    - enter into or materially modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

    - enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers, directors or employees; or

    - adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any officer, director or employee, other than:

       - in the ordinary course of business consistent with past practice for the benefit or welfare of any employee,

       - for the purpose of accelerating the vesting of restricted stock and stock options,

       - to the extent required by law, or

       - with respect to new hires or promotions in the ordinary course of business.

World Color agreed to use reasonable efforts to:

    - cause its current insurance (or reinsurance) policies not to be canceled or terminated;

    - not permit any of the coverage under the policies to lapse, unless replaced with policies underwritten by insurance and reinsurance companies of nationally recognized standing;

    - cause each of its subsidiaries to use reasonable efforts, to keep substantially intact their respective business organizations and goodwill; and

    - keep available the services of their officers and employees as a group and maintain their present relationships with suppliers and customers and others having business relationships with them.

    World Color also agreed not to make awards of restricted stock or grants of options.

    QUEBECOR PRINTING

    Quebecor Printing agreed that prior to the effective time of the merger, unless World Color otherwise agreed in writing, such consent not to be unreasonably withheld, Quebecor Printing would not:

    - declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, except that it may continue the declaration and payment of regular quarterly cash dividends, with usual record and payment dates and in accordance with its past dividend policy;

    - split, combine or reclassify or otherwise alter the Quebecor Printing subordinate voting shares or any other class of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

    - purchase, redeem or otherwise acquire Quebecor Printing subordinate voting shares or any other class of its capital stock or other securities convertible into or exchangeable for those shares; or

    - authorize for issuance, issue, deliver or sell for below market value any Quebecor Printing subordinate voting shares or any other class of its capital stock other then non-voting preferred stock or other securities convertible into or exchangeable for such shares, except upon the conversion of Quebecor Printing multiple voting shares, the grant of options issued in the ordinary course of business pursuant to existing Quebecor Printing options plans or the exercise of stock options.

MEETINGS

    World Color agreed to take all action necessary in accordance with and subject to applicable law and its charter and by-laws to convene a meeting of its stockholders promptly after the consummation of the tender offer, or if the parties terminated the tender offer and decided to complete a one-step merger, as promptly as practicable, to consider and vote upon the merger agreement. World Color agreed to use all reasonable efforts to obtain the necessary adoption of the merger agreement by the stockholders of World Color, subject to the exercise of fiduciary duties by World Color's board of directors under applicable law. Quebecor Printing agreed to vote all of its World Color shares for the adoption of the merger agreement.

NO PURCHASE OF SHARES AND VOTING AGREEMENTS

    Between August 20, 1999, the date of the completion of the tender offer, and the date of the World Color stockholders meeting, Quebecor Printing agreed to not sell, transfer, dispose of or encumber in any manner or otherwise subject to any voting or other agreement with any party any of the shares of World Color common stock they purchased in the tender offer or any voting rights with respect to those shares.

    Between July 12, 1999 and the effective time of the merger, Quebecor Printing agreed that neither it nor any of its subsidiaries will acquire, or agree to acquire, whether in the open market or otherwise, any rights in any securities of World Color other than pursuant to the tender offer or the merger.

PROXY STATEMENT AND REGISTRATION STATEMENT; CANADIAN EXEMPTION

    World Color agreed to file, and filed, this proxy statement with the SEC under the Securities Exchange Act by August 6, 1999, and agreed to use all reasonable efforts to have it cleared by the SEC, in each case at the earliest practicable date. Quebecor Printing and World Color agreed to cooperate with each other and exchange information in the preparation of this proxy statement. Subject to fiduciary duties, World Color agreed that the proxy statement shall contain the determination and recommendation of the board of directors of World Color.

    Quebecor Printing agreed to register the subordinate voting shares to be issued in the merger under the Securities Act on a Form F-4 registration statement of which this proxy statement/prospectus is a part. As soon as practicable following the date of the merger agreement, but in no event later than August 6, 1999, Quebecor Printing agreed to prepare and file, and filed, with the SEC the Form F-4. Quebecor Printing agreed to use its reasonable best efforts to respond promptly to any comments of the SEC and to have the Form F-4 declared effective under the Securities Act as promptly as practicable after filing and to use its reasonable best efforts to include the World Color proxy statement in the submission of the Form F-4 to the SEC. Quebecor Printing agreed to advise World Color, promptly after it receives notice, of:

    - the time when this registration statement becomes effective;

    - when it files any supplement or amendment to this registration statement;

    - the issuance of any stop order, the suspension of the qualification of the Quebecor Printing subordinate voting shares issuable in connection with the merger for offering or sale in any jurisdiction;

    - any request by the SEC for amendment of the Form F-4 or any related comments and responses; and

    - requests by the SEC for additional information.

    Quebecor Printing agreed to obtain and to provide evidence reasonably satisfactory to World Color of all necessary rulings or orders of Canadian securities regulatory authorities exempting the distribution by Quebecor Printing of the subordinate voting shares issuable in connection with the merger and the resale of those shares from the registration and prospectus delivery requirements and resale restrictions of Canadian securities laws on terms reasonably satisfactory to World Color.

    Quebecor Printing agreed to use its reasonable best efforts to have any approval by the shareholders of Quebecor Printing that may be required by the rules and regulations of the New York Stock Exchange, The Montreal Exchange and The Toronto Stock Exchange waived by the exchanges, and if any such waiver is not obtained, Quebecor Printing agreed to, as soon as practicable following the date of the merger agreement, take all action necessary in accordance with applicable law or exchange rules to obtain the required shareholder approval.

ADDITIONAL EFFORTS

    World Color, Printing Acquisition and Quebecor Printing agreed to use all reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the transactions contemplated by the tender offer and the merger agreement, including cooperating with each other, using reasonable efforts to obtain all necessary waivers, consents and approvals and making all necessary registrations and filings, including all submissions of information requested by governmental authorities.

ACQUISITION PROPOSALS

    World Color agreed that, from the date of the merger agreement until its termination, except as described below:

    - it and its subsidiaries will not directly or indirectly make, solicit, initiate or encourage submission of proposals or offers from any persons, including any of its officers or employees, with respect to an acquisition proposal;

    - will immediately cease and cause the termination of all discussions or negotiations with third parties with respect to any acquisition proposal;

    - promptly notify Quebecor Printing after receipt of any actual acquisition proposal or any inquiry from any person relating to an acquisition proposal; and

    - promptly provide Quebecor Printing with a reasonable summary of the financial and other material terms of the acquisition proposal.

    For the purposes of the merger agreement, an acquisition proposal means any proposal or offer involving liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or substantially all of the assets of, or equity interest in, World Color or other similar transaction or business combination involving World Color or its material subsidiaries.

    To the extent that World Color's board of directors concludes, acting in good faith, after receiving advice from outside legal counsel or its financial advisors that the following action is necessary or appropriate in order to act in a manner which is consistent with its fiduciary duties under applicable law, it may:

    - furnish or cause to be furnished information to third parties concerning itself and its businesses, properties or assets;

    - engage in discussions or negotiations with a third party regarding an acquisition proposal initiated by a third party;

    - following receipt of an acquisition proposal, take or disclose to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise make disclosure to World Color's stockholders; and

    - withdraw, modify or amend its recommendation of the transactions contemplated by the merger agreement, and/or enter into an agreement providing for the consummation of an acquisition proposal.

EMPLOYEE COMPENSATION AND BENEFITS

    Effective no later than the effective time of the merger, World Color, or Quebecor Printing as applicable, will enter into agreements and adopt plans or programs, the terms and conditions of which are set forth in a schedule to the merger agreement. The terms of the agreements are described elsewhere in this document. See "THE MERGER--Employment Agreements."

QUEBECOR PRINTING GUARANTEE

    Quebecor Printing unconditionally and irrevocably guaranteed to World Color the due, prompt and faithful performance of, and compliance with, all agreements and obligations of its subsidiary Printing

Acquisition under the merger agreement. Quebecor Printing agreed that World Color will have the right to enforce this guarantee without first having to proceed against Printing Acquisition.

CONDITIONS PRECEDENT TO MERGER

    The respective obligations of World Color, Printing Acquisition and Quebecor Printing to complete the merger are subject to the following conditions:

    - obtaining the approval of the World Color stockholders, which is assured;

    - this Form F-4 will be effective under the Securities Act and will not be the subject of any actual or threatened stop order or proceedings seeking a stop order by the SEC or any state securities administration preventing the merger, and Quebecor Printing will have received all necessary rulings or orders of Canadian securities authorities exempting the distribution by Quebecor Printing of the Quebecor Printing subordinate voting shares issuable in connection with the merger and the resale of those shares from the registration and prospectus delivery requirements and resale restrictions of applicable Canadian securities laws;

    - the Quebecor Printing subordinate voting shares issuable to World Color's stockholders and holders of World Color stock options will be approved for listing on the New York Stock Exchange subject to official notice of issuance, and on The Toronto Stock Exchange and The Montreal Exchange subject to customary requirements;

    - no law, statute, rule or regulation in the United States, Canada, the European Union or any member state of the European Union was enacted or promulgated which is in effect and, in the judgment of a majority of the continuing directors, has the effect of making the acquisition of shares of World Color common stock illegal or otherwise prohibits consummation of the merger; and

    - there is not in effect any preliminary or final injunction or temporary restraining order or other order or decree issued by any federal, provincial or state court or administrative agency or authority in the United States, Canada, the European Union or any member state of the European Union enjoining, restraining or otherwise prohibiting the tender offer, the merger or the acquisition by Printing Acquisition Inc. of shares of World Color common stock.

TERMINATION

    Either company can terminate the merger agreement at any time if any federal or state court in the United States or federal or provincial court in Canada issues a permanent injunction or other final, non-appealable order which prohibits the completion of the merger, which order is issued and remains in effect, however, prior to invoking this right of termination each party agrees to comply with the actions described in "--Additional Efforts."

    Neither party can terminate the merger agreement if the event which gave rise to the right to terminate is a result of or arose in connection with any action or inaction of the party seeking to terminate in breach of the terms of the merger agreement.

TERMINATION FEES

    The merger agreement provided for World Color to pay a termination fee of either $10,622,000 or $42,648,000 under specified circumstances if the merger agreement had been terminated prior to the completion of the offer. The termination fee would have been payable, among other circumstances, if the World Color board of directors withdrew or modified its recommendation or approved or recommended a competing transaction.

EXPENSES

    Each party will bear its own expenses in connection with the merger agreement and the transactions contemplated by the merger agreement.

AMENDMENTS

    The parties may amend the merger agreement before the merger, if the amendment is in writing and signed by each of the parties. After the World Color stockholders have approved the merger, the parties cannot make any amendment to the merger agreement which would reduce the amount or change the type of merger consideration.

TENDER, VOTING AND OPTION AGREEMENT

    KKR Partners II, L.P., APC Associates, L.P., GR Associates L.P., KKR Associates and Robert G. Burton, Marc L. Reisch, Jennifer L. Adams, Robert B. Lewis and James E. Lillie, who are employees and executive officers of World Color entered into a tender, voting and option agreement dated as of July 12, 1999 with Quebecor Printing. In this agreement, the parties, other than Quebecor Printing, agreed to validly tender in the offer, and not withdraw, all shares which they owned, which constituted approximately 24% of the shares of World Color stock currently outstanding. No party would be required to tender their shares if so doing would subject them to liability under Section 16 of the Securities Exchange Act. Each stockholder agreed that, at any meeting of World Color's stockholders, however called, they would:

    - attend in person or via proxy;

    - vote the their shares of World Color common stock in favor of the merger and the merger agreement; and

    - vote their shares of World Color common stock against any action which would reasonably be expected to result in a failure of the conditions to closing described in the merger agreement.

    The tender, voting and option agreement also provides that the obligations of the stockholders would terminate on the first to occur of the:

    - consummation of the merger;

    - termination of the merger agreement;

    - irrevocable approval of the respective shareholders of Quebecor Printing, if required; or

    - termination of the tender offer without the purchase of the shares of World Color common stock.

    The stockholders also granted Quebecor Printing an irrevocable option to purchase all, but not less than all, of the stockholders' shares or World Color stock, at a price of $35.69 per share, exercisable only in the event of a triggering event, as explained in the next paragraph, and notice of the exercise is timely delivered.

    In consideration of certain stockholders affiliated with KKR entering into the tender, voting and option agreement, World Color has agreed to indemnify these stockholders against various liabilities relating to or arising out of the transactions contemplated by the merger agreement or any acquisition proposal as described above in "--Acquisition Proposals."

STOCK OPTION AGREEMENT

    Quebecor Printing and World Color entered into a stock option agreement dated as of July 12, 1999 under which World Color granted Quebecor Printing the option to purchase up to a specified amount of shares of World Color common stock at $35.69 per share. The option would have been exercisable only if a termination fee as described in "--Termination Fees" became payable and notice of such exercise was timely received by World Color. The number of shares underlying the option was to be determined based on the event triggering the right to exercise the option, ranging from 9.9% to 19.9% of the then outstanding shares of World Color.

REGISTRATION RIGHTS AGREEMENT

    Quebecor Printing and KKR Partners II, L.P., APC Associates, L.P., GR Associates L.P., KKR Associates entered into a registration rights agreement dated as of July 12, 1999 pursuant to which Quebecor Printing agreed, at its expense, to file a shelf registration statement with the appropriate authorities covering shares of Quebecor Printing issued to the KKR affiliates pursuant to the merger agreement. The agreement contains customary terms for such agreements, including indemnification provisions and provisions granting the KKR affiliates the right to request inclusion of the issued shares in a registration of Quebecor Printing securities, other than a registration with the SEC under Form F-4 or F-8, if the shelf registration is not effective at the time of such registration. The registration rights agreement will become effective upon the issuance of shares of Quebecor Printing to World Color stockholders. Because the KKR affiliates tendered all of their shares in the tender offer, they will not receive any Quebecor Printing subordinate voting shares in the merger, and will therefore not own any shares of Quebecor Printing to register under this registration rights agreement.

AGREEMENTS OF CERTAIN QUEBECOR PRINTING SHAREHOLDERS

    Quebecor Inc., which holds a majority of the voting securities of Quebecor Printing, has agreed that, if the transactions contemplated by the merger agreement are subject to the approval of the shareholders of Quebecor Printing, Quebecor Inc. would consent to these transactions either by voting in favor of them at a duly convened meeting of shareholders, consenting in writing or otherwise.

    Caisse de depot et placement du Quebec, a Quebec governmental entity that manages provincial pension funds, has an equity investment in Quebecor Printing, as well as rights under a shareholder's agreement with Quebecor Inc., which entitles Caisse to at least two representatives on Quebecor Printing's board of directors, as well as other rights. Caisse has consented to the merger and the issuance and listing on the New York Stock Exchange, The Toronto Stock Exchange and The Montreal Exchange of the Quebecor Printing subordinate voting shares that will be issued in connection with the merger. In addition, Quebecor Inc. and Caisse have waived preemptive rights that they have in connection with the issuance of these shares. See "DESCRIPTION OF SHARE CAPITAL" for a more detailed description of these agreements and rights.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    Quebecor Printing's fiscal year ends on December 31 and its second quarter ends on June 30. World Color's 1998 fiscal year comprised the 52 week period ended on December 27, 1998 and its second quarter comprised the 26 week period ended on June 27, 1999.

    The unaudited pro forma combined income statement for fiscal 1998 combines Quebecor Printing's results for the twelve months ended December 31, 1998 with World Color's results for the 52 weeks ended December 27, 1998, giving effect to the offer and merger as if both transactions had occurred as of January 1, 1998. The unaudited pro forma combined income statement for the first two quarters of 1999 combines Quebecor Printing's results for the six months ended June 30, 1999 with World Color's results for the 26 weeks ended June 27, 1999, giving effect to the offer and merger as if both transactions had occurred as of January 1, 1998.

    The unaudited pro forma combined balance sheet as at June 30, 1999, gives effect to the offer and merger as if both transactions had occurred on June 30, 1999 by combining the balance sheet for Quebecor Printing at June 30, 1999 and World Color at June 27, 1999.

    The offer and merger are to be accounted for as a purchase of World Color by Quebecor Printing. Accordingly, the accompanying unaudited pro forma combined financial statements gives effect to the offer and merger in accordance with the purchase method of accounting.

    The following unaudited pro forma combined financial statements have been derived from the application of pro forma adjustments to the combined historical financial statements of Quebecor Printing and World Color, which are incorporated by reference into this document. This information is provided for illustrative purposes only. Quebecor Printing has not yet made a final determination of the intangible asset lives and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma combined financial information appearing elsewhere in this document are preliminary and were made solely for purposes of developing the unaudited pro forma combined financial information. These pro forma financial statements do not show what our results of operations or financial position would have been if the offer and merger had actually occurred on the dates assumed or indicate what our future operating results or consolidated financial position will be. The pro forma results do not reflect synergies and, accordingly, do not account for any potential increase in operating income, any estimated cost savings or adjustments to conform accounting practices. You should read the unaudited pro forma combined financial statements in conjunction with the historical consolidated financial statements of Quebecor Printing and World Color, including the notes, that are incorporated by reference in this document.

    Quebecor Printing's consolidated financial statements are prepared in accordance with generally accepted accounting principles in Canada, which differ in some respects from generally accepted accounting principles in the United States. Note 18 to Quebecor Printing's December 31, 1998 consolidated financial statements provides a description of the principal differences between Canadian GAAP and US GAAP. For the purposes of presenting the selected unaudited pro forma combined financial information, financial information relating to Quebecor Printing has been adjusted to conform to US GAAP.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS AT JUNE 30, 1999
                                 (IN MILLIONS)

                                                                                                                         COMBINED
                                               QUEBECOR        QUEBECOR                                                  PRO FORMA
                                               PRINTING        PRINTING        QUEBECOR                                  QUEBECOR
                                               CANADIAN         US GAAP        PRINTING    WORLD COLOR    PRO FORMA    PRINTING AND
                                                 GAAP        ADJUSTMENT(A)      US GAAP      US GAAP     ADJUSTMENTS    WORLD COLOR
                                              -----------  -----------------  -----------  -----------  -------------  -------------
Current and other assets....................   $     975       $       8       $     983    $     649     $      (7)(E)   $   1,625
Fixed assets (net)..........................       2,167              11           2,178          930             0          3,108
Goodwill....................................         625              44             669          788           990(H)       2,447
                                              -----------            ---      -----------  -----------       ------         ------
TOTAL ASSETS................................   $   3,767       $      63       $   3,830    $   2,367     $     983      $   7,180
                                              -----------            ---      -----------  -----------       ------         ------
                                              -----------            ---      -----------  -----------       ------         ------
Current and other liabilities...............   $     735       $      35       $     770    $     423     $     126(D)   $   1,319
Long-term debt (including current
  portion)..................................       1,040               0           1,040        1,265           972(C)       3,277
Deferred income taxes.......................         234              30             264           73           (40)(F)         297
Non-controlling interest....................          21               0              21            0             0             21
Shareholder's equity........................       1,737              (2)          1,735          606           (75)         2,266
                                              -----------            ---      -----------  -----------       ------         ------
TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY....................................   $   3,767       $      63       $   3,830    $   2,367     $     983      $   7,180
                                              -----------            ---      -----------  -----------       ------         ------
                                              -----------            ---      -----------  -----------       ------         ------

                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                       FOR THE FIRST TWO QUARTERS OF 1999
           (IN MILLIONS, EXCEPT PER SHARE DATA OR AS OTHERWISE NOTED)

                                                                                                                   COMBINED
                                         QUEBECOR       QUEBECOR                                                   PRO FORMA
                                         PRINTING       PRINTING       QUEBECOR                                    QUEBECOR
                                         CANADIAN        US GAAP       PRINTING    WORLD COLOR     PRO FORMA     PRINTING AND
                                           GAAP       ADJUSTMENT(A)     US GAAP      US GAAP      ADJUSTMENTS     WORLD COLOR
                                        -----------  ---------------  -----------  -----------  ---------------  -------------
Revenues..............................   $   1,855      $       0      $   1,855    $   1,172      $       0       $   3,027
Cost of sales.........................       1,446              1          1,447          911              0           2,358
Selling, general and administration
  expenses............................         150              0            150          100              0             250
Depreciation and amortization.........         124              0            124           77             12(B)          213
Restructuring and other special
  charges.............................           0              0              0           62              0              62
                                        -----------        ------     -----------  -----------           ---          ------
Operating income......................         135             (1)           134           22            (12)            144
Financial expenses....................          34              0             34           49             26             109
                                        -----------        ------     -----------  -----------           ---          ------
Income (loss) before income taxes,
  extraordinary items and change in
  accounting principle................         101             (1)           100          (27)           (38)             35
Income taxes..........................          30             (1)            29          (11)            (8)             10
                                        -----------        ------     -----------  -----------           ---          ------
Income (loss) before extraordinary
  items and change in accounting
  principle...........................          71              0             71          (16)           (30)             25
Extraordinary items, net of tax.......           0              0              0          (11)             0             (11)
Cumulative effect of change in
  accounting principle, net of tax....           0              0              0          (11)             0             (11)
                                        -----------        ------     -----------  -----------           ---          ------
Net income (loss) before non-
  controlling interest................          71              0             71          (38)           (30)              3
Non-controlling interest..............           1              0              1            0              0               1
                                        -----------        ------     -----------  -----------           ---          ------
Net income (loss).....................          70              0             70          (38)           (30)              2
Net income available for holders of
  preferred shares....................           5              0              5            0              0               5
                                        -----------        ------     -----------  -----------           ---          ------
Net income (loss) available for
  holders of equity shares............          65              0             65          (38)           (30)             (3)
                                        -----------        ------     -----------  -----------           ---          ------
                                        -----------        ------     -----------  -----------           ---          ------
Average number of equity shares
  outstanding.........................       116.7          116.7          116.7                        30.7(G)        147.4
Earnings (loss) per share.............   $    0.56      $    0.00      $    0.56                                   $   (0.02)

                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                              FOR FISCAL YEAR 1998
           (IN MILLIONS, EXCEPT PER SHARE DATA OR AS OTHERWISE NOTED)

                                                                                                                   COMBINED
                                         QUEBECOR       QUEBECOR                                                   PRO FORMA
                                         PRINTING       PRINTING       QUEBECOR                                    QUEBECOR
                                         CANADIAN        US GAAP       PRINTING    WORLD COLOR     PRO FORMA     PRINTING AND
                                           GAAP       ADJUSTMENT(A)     US GAAP      US GAAP      ADJUSTMENTS     WORLD COLOR
                                        -----------  ---------------  -----------  -----------  ---------------  -------------
Revenues..............................   $   3,808      $       0      $   3,808    $   2,357      $       0       $   6,165
Cost of sales.........................       2,979              0          2,979        1,810              0           4,789
Selling, general and administrative
  expenses............................         288              0            288          192              0             480
Depreciation and amortization.........         239              0            239          141             25             405
                                        -----------        ------     -----------  -----------           ---          ------
Operating income......................         302              0            302          214            (25)            491
Financial expenses....................          64              0             64           88             53(C)          205
                                        -----------        ------     -----------  -----------           ---          ------
Income before income taxes............         238              0            238          126            (78)            286
Income taxes..........................          75             (1)            74           52            (16)(F)         110
                                        -----------        ------     -----------  -----------           ---          ------
Income before non-controlling
  interest............................         163              1            164           74            (62)            176
Non-controlling interest..............           3              0              3            0              0               3
                                        -----------        ------     -----------  -----------           ---          ------
Net income............................         160              1            161           74            (62)            173
Net income available for holders of
  preferred shares....................          10              0             10            0              0              10
                                        -----------        ------     -----------  -----------           ---          ------
Net income available for holders of
  equity shares.......................   $     150      $       1      $     151    $      74      $     (62)      $     163
                                        -----------        ------     -----------  -----------           ---          ------
                                        -----------        ------     -----------  -----------           ---          ------
Average number of equity shares
  outstanding.........................       115.7          115.7          115.7                        31.5(G)        147.2
Earnings per share....................   $    1.29      $    0.01      $    1.30                                   $    1.11

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(A) Quebecor Printing files reports under the Multijurisdictional Disclosure System adopted by the United States including, among other documents, annual financial statements prepared under generally accepted accounting principles in Canada ("Cdn GAAP"), along with a reconciliation of such financial statements to generally accepted accounting principles in the United States ("US GAAP") (see note 18 to the December 31, 1998 consolidated financial statements). Quebecor Printing's reporting and functional currency is the U.S. dollar. World Color prepares its financial statements under US GAAP and does not prepare Cdn GAAP financial statements. For purposes of these pro forma combined financial statements, Quebecor Printing's statutory financial information has therefore been adjusted to give effect to such GAAP differences and to present Quebecor Printing data under US GAAP.

(B) The purchase price for World Color will be allocated to the assets acquired and liabilities assumed based on their estimated fair market value. An initial purchase price allocation (see note (H) below) resulted in an annual increase in amortization of goodwill of $25 million for fiscal year 1998 and $12 million for the first two quarters of 1999. The purchase price will be allocated at the consummation of the acquisition and may be revised for a period of up to one year as additional information is obtained. As a result, the final purchase price allocation could be different from the amounts included in note (H) below. For purposes of the pro forma unaudited combined financial statements, it has been assumed that the carrying values of net assets after giving effect to the write-downs described in note (D) below approximate their fair value and, accordingly, the excess purchase price has been entirely allocated to goodwill, which is to be amortized over a 40 year period. Management believes the final impact on its results will not be materially different from the amounts included in the pro forma combined financial statements.

(C) The US dollar tender offer in the amount of $839 million, the 61% portion of outstanding stock options of $171 million expected to be settled for $41 million cash, being the difference between the share offer price and the option exercise price, and the estimated transaction costs of $75 million (see note (H) below), are expected to be financed partially through the issuance of 6,500,000 subordinate voting shares of Quebecor Printing, having occurred on June 4, 1999 and for which net proceeds were approximately $154 million and through a variable rate bridge facility in the amount of $801 million for the remaining balance. Accordingly, the fiscal year 1998 pro forma combined income statement has been adjusted to reflect a full year of interest on $801 million, based on an assumed interest rate of 6.75% per annum. The pro forma combined income statement for the first two quarters of 1999 has been adjusted to reflect six months of interest on the same basis. A 0.125% change in the interest rate would cause total annual interest to change by approximately $1.0 million.

    Additionally, in conjunction with the allocation of the purchase price of World Color, a long-term debt premium is reflected in the pro forma combined balance sheet by re-evaluating World Color's debt to fair market value, based on Quebecor Printing's estimated incremental borrowing rate subsequent to the transaction. The premium in the amount of $17 million, will be amortized over the assumed remaining service life of the related debt of 10 years as a decrease of interest expense.

    Quebecor Printing anticipates that the bridge facility will be repaid from a variety of sources, including, without limitation, funds generated internally by Quebecor Printing and its subsidiaries and the public or private sale of debt or equity securities. No final decisions have been made concerning the sources and methods Quebecor Printing and its subsidiaries will employ to repay such indebtedness. Such decisions will be made and may be modified by Quebecor Printing based on prevailing market conditions and such other factors as Quebecor Printing may deem appropriate.

(D) The initial purchase price allocation also includes a change in control liability of $51 million and an additional $75 million provision identified by Quebecor Printing, representing the costs of effecting certain synergies within the combined group. Under Cdn GAAP, substantially all of the anticipated restructuring costs of $75 million would be provided for in the purchase equation as an assumed liability against the fair value of net assets acquired, whereas under US GAAP, the portion related to Quebecor Printing's own facilities would be recognized as a non-recurring charge in the statement of income. For purposes of these pro forma combined financial statements, it has been assumed that 50%, or $38 million will represent the costs to be incurred for Quebecor Printing's own operations. Accordingly, this amount, net of income taxes, has been provided for in the pro forma combined balance sheet as a reduction of Shareholders' Equity. The pro forma combined income statement does not give effect to this non-recurring charge nor to any of the expected recurring cost reductions resulting from these restructuring measures.

    The final amount of restructuring costs to be incurred by the combined entities will be determined subsequent to the consummation date of the transaction, as Quebecor Printing establishes a formal restructuring plan and accordingly, these actual amounts may differ from those provided in these pro forma combined income statements.

(E) The initial purchase price equation gives effect to the write-off of deferred financing costs in the amount of $7 million.

(F) Income tax effect:

    (i) The income tax effect of additional interest expense (see note (C)) is $16 million for fiscal year 1998 and $8 million for the first two quarters of 1999 and is calculated based on an assumed income tax rate of 30%, being the effective marginal tax rate of Quebecor Printing. The deferred income tax effect of the net premium amortization (see note
        (C)), is $7 million, is calculated based on an assumed income tax rate of 41%, being the assumed tax rate of World Color and is being amortized over the term of the debenture for the purpose of the pro forma combined income statement.

    (ii) The deferred income tax effect of the various pro forma adjustments on the combined pro forma balance sheet is as follows:

                                                                                                JUNE 30,
                                                                                                  1999
                                                                                             ---------------
                                                                                              (IN MILLIONS)
Premium on long-term debt (see note (C))...................................................     $       7
Additional restructuring costs of World Color of $37 million and change in control
  liability of $51 million (see note (D))..................................................            19
Additional restructuring costs of Quebecor Printing of $38 million (see note (D))..........            11
Write-off of deferred financing costs of $7 million (see note (E)).........................             3
                                                                                                      ---
                                                                                                $      40
                                                                                                      ---
                                                                                                      ---

(G) The number of outstanding shares of Quebecor Printing used in the determination of pro forma combined earnings per share include 115,703 weighted average outstanding equity shares of Quebecor Printing for fiscal year 1998 (116,723 for the first two quarters of 1999), 25,000 subordinate voting shares assumed to be issued in conjunction with the purchase of World Color (see note (H)) and 6,500 subordinate voting shares issued on June 4, 1999 (adjusted to 5,705 for the first two quarters of 1999).

(H) The purchase price is determined on the basis of an assumed Quebecor Printing price of $22.32, a price of $35.69 for each share of World Color common stock and 38.04 million shares of World Color common stock outstanding.

                                                                                                  (IN MILLIONS)
                                                                                                  -------------
Cash tender offer (19.2 million shares of World Color at $35.69 per share)......................    $     685
Shares not tendered in cash offer (18.856 million shares):
  - Cash portion paid ($8.18 per share).........................................................          154
  - Exchange of shares of World Color common stock into Quebecor Printing subordinate voting shares at an assumed exchange ratio of 1.2685 Quebecor Printing subordinate voting shares for each World Color share upon an assumed Quebecor Printing average closing price of
    $22.32......................................................................................          532
Value of World Color outstanding options........................................................           67
Transactions costs..............................................................................           75
                                                                                                       ------
Pro forma purchase price........................................................................    $   1,513
                                                                                                       ------
                                                                                                       ------

    The offer and merger will be accounted for as a purchase. The initial allocation of the pro forma purchase price is as follows:

                                                                                                  JUNE 30, 1999
                                                                                                  -------------
                                                                                                  (IN MILLIONS)
Pro forma purchase price........................................................................    $   1,513
Net book value of assets acquired...............................................................         (523)
                                                                                                       ------
Excess of purchase price over net assets acquired allocated to goodwill.........................    $     990
                                                                                                       ------
                                                                                                       ------

    The net book value of asset acquired is detailed as follows:

                                                                                                      FIRST
                                                                                                  TWO QUARTERS
                                                                                                     OF 1999
                                                                                                 ---------------
                                                                                                  (IN MILLIONS)
Net book value of assets per World Color unaudited financial statements for the first two
  quarters of 1999.............................................................................     $     606
Effect of pro forma adjustments:
Debt premium (see note (C))....................................................................           (17)
Restructuring reserve (see note (D))...........................................................           (37)
Change in control liability (see note (D)).....................................................           (51)
Write-off of deferred financing costs (see note (E))...........................................            (7)
Deferred income tax effect on the above (see note (F)).........................................            29
                                                                                                        -----
                                                                                                    $     523
                                                                                                        -----
                                                                                                        -----

                          DESCRIPTION OF SHARE CAPITAL

    THE FOLLOWING SUMMARY IS A DESCRIPTION OF THE MATERIAL TERMS OF QUEBECOR PRINTING SHARE CAPITAL. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT IN ALL RESPECTS TO THE APPLICABLE PROVISIONS OF APPLICABLE CANADIAN LAW, THE QUEBECOR PRINTING ARTICLES OF AMALGAMATION AND THE QUEBECOR PRINTING BY-LAWS. THE QUEBECOR PRINTING ARTICLES OF AMALGAMATION ARE INCORPORATED BY REFERENCE AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS DOCUMENT IS A PART.

    The authorized share capital of Quebecor Printing consists of an unlimited number of multiple voting shares, without par value, an unlimited number of subordinate voting shares, without par value, and an unlimited number of preferred shares, issuable in series, without par value. As of July 8, 1999, 62,984,552 multiple voting shares, 59,603,587 subordinate voting shares and 12,000,000 series 2 cumulative redeemable first preferred shares were outstanding. The aggregate number of outstanding awards of shares of Quebecor Printing stock that have been issued pursuant to Quebecor Printing's stock option plans as of July 8, 1999 is 2,568,613. All of the outstanding shares of Quebecor Printing's capital stock are validly issued, fully paid and nonassessable. The multiple voting shares are not publicly traded.

EQUITY SHARES

    Except as otherwise described, the equity shares, which means the multiple voting shares and the subordinate voting shares, have the same rights, are equal in all respects and are treated as if they were shares of one class. See "--CONTROL BY QUEBECOR INC. AND CAISSE."

    RANK

    The equity shares rank junior to the preferred shares in the payment of dividends, return of capital and distribution of assets upon liquidation, dissolution or winding-up of Quebecor Printing.

    DIVIDENDS

    The holders of outstanding equity shares may receive dividends on a share-for-share basis, in the amounts and at the times Quebecor Printing's board of directors may determine, out of funds legally available for this purpose without preference or distinction among or between the types of equity shares.

    VOTING RIGHTS

    The subordinate voting shares carry one vote per share. The multiple voting shares carry ten votes per share. There is no cumulative voting. The holders of the equity shares are entitled to receive notice of any meeting of shareholders of Quebecor Printing and to attend and vote as a single class on all matters to be voted on by the shareholders of Quebecor Printing, except where only the holders of shares of one class or of a particular series are entitled to vote separately.

    CONVERSION

    Each outstanding multiple voting share may at any time, at the option of the holder, be converted into one subordinate voting share. The subordinate voting shares cannot be converted into any other class of equity shares.

    SUBSCRIPTION RIGHTS

    Subordinate voting shares have no preemptive or subscription rights to purchase any securities of Quebecor Printing.

    Multiple voting shares are entitled to subscribe for multiple voting shares upon the issuance or distribution of voting securities under the following terms and conditions:

    If Quebecor Printing

        (1) issues or distributes

           (a) voting shares of Quebecor Printing OTHER THAN

               - multiple voting shares,

               - subordinate voting shares issued upon the conversion of
                 multiple voting shares, and

               - voting shares issued pursuant to the exercise of a privilege attached to any security of Quebecor Printing issued prior to the such distribution or issuance, OR

           (b) securities convertible or exchangeable into such voting shares;
       OR

       (2) gives the right to acquire such voting shares (other than options or plans to purchase those voting shares or any other securities of Quebecor Printing in favor of the management or employees of Quebecor Printing);

THEN Quebecor Printing shall issue to the holder(s) of multiple voting shares rights to subscribe for that number of multiple voting shares which carry, in the aggregate, a number of voting rights equal to the number of voting rights attached to the voting shares to be issued, distributed or acquired, or in the case of a distribution of securities convertible or exchangeable into those voting shares, to the number of voting rights attached to the voting shares underlying the securities to be issued or distributed.

    Quebecor Printing shall issue these rights to subscribe to the holder(s) of multiple voting shares in a proportion equal to their respective holdings of multiple voting shares. Quebecor Printing shall issue the rights to subscribe concurrently with the resolution of the board of directors authorizing the distribution of those multiple voting shares or securities convertible or exchangeable into voting shares. The securities underlying such rights to subscribe shall be issued and must be paid concurrently with the distribution of and payment to Quebecor Printing of those voting shares or securities convertible or exchangeable into voting shares.

    The price of those voting shares or securities shall be:

    - the lowest price permitted by the applicable securities and stock exchange regulations and which has been given prior consent of those exchanges, but at a price not lower than:

       - if these securities are multiple voting shares, the price at which subordinate voting shares are then being issued or distributed;

       - if these securities are not multiple voting shares, the price at which securities convertible or exchangeable into those voting shares are then being issued or distributed; and

       - if these securities are not subordinate voting shares, the higher of
         (a) the weighted average price of the transactions on the subordinate voting shares on The Montreal Exchange and The Toronto Stock Exchange for the 20 trading days before the distribution of the voting shares and (b) the weighted average price of transactions on the subordinate voting shares on The Montreal Exchange and The Toronto Stock Exchange the day before the distribution of the voting shares.

    The rights to subscribe are only transferable among holders of multiple voting shares, in any proportion deemed appropriate by those holders.

    In the case of securities convertible or exchangeable or giving the right to acquire multiple voting shares issued pursuant to the rights to subscribe, privileges attached to those securities may only be exercised:

    - if and when the same privileges attached to the securities triggering the issuance of the rights to subscribe are exercised; AND

    - the exercise will not result in the issuance of a number of multiple voting shares which carry, in the aggregate, a number of voting rights greater than the number of voting rights attached to the voting shares issued pursuant to the exercise of those convertible or exchangeable securities.

    In connection with the merger, Quebecor Inc. and Caisse de depot et placement du Quebec, the only holders of multiple voting shares, have waived their respective rights to receive subordinate voting shares. Accordingly, Quebecor Printing has not and will not issue rights to subscribe to Quebecor Inc. and Caisse in connection with the merger.

    LIQUIDATION RIGHTS

    The equity shares are not redeemable. On the liquidation, dissolution or winding-up of Quebecor Printing, the holders of equity shares are entitled to participate equally, share-for-share, in the remaining property and assets of Quebecor Printing available for distribution to the holders of equity shares.

    AGREEMENTS AND UNDERTAKINGS IN FAVOR OF HOLDERS OF SUBORDINATE VOTING
     SHARES; TRUST AGREEMENT

    Under applicable law, an offer to purchase multiple voting shares would not necessarily require that an offer be made to purchase subordinate voting shares. However, Quebecor Inc. has undertaken not to sell, directly or indirectly, any multiple voting shares owned by Quebecor Inc. pursuant to a take-over bid where securities legislation would have required that the same offer be made to holders of subordinate voting shares as if those holders were holders of multiple voting shares. This undertaking was made pursuant to Quebecor Inc.'s trust agreement with Fiducie Desjardins Inc., as trustee, Caisse and Quebecor Printing, in compliance with the rules of The Montreal Exchange and The Toronto Stock Exchange.

    Under current rules, such undertaking would include a sale of multiple voting shares by Quebecor Inc. at a price per share in excess of 115% of the market price of the subordinate voting shares as determined under such legislation, generally the twenty day average trading price of such shares prior to a bid.

    This undertaking does not apply if such sale is:

    - made pursuant to a partial offer to purchase multiple voting shares made to all holders of multiple voting shares and an offer with terms at least as favorable as the terms of the offer to purchase multiple voting shares, and is made concurrently to all holders to purchase subordinate voting shares at a price per share at least as high as the highest price per share paid in connection with the take-over bid for the multiple voting shares, which offer has no condition attached other than the right not to take up and pay for the subordinate voting shares tendered if no shares are purchased pursuant to the offer for multiple voting shares; OR

    - there is a concurrent unconditional offer, all terms of which are at least as favorable to purchase all of the subordinate voting shares at a price per share at least as high as the highest price per share paid in connection with the take-over bid for the multiple voting shares.

    The trust agreement permits, subject to compliance with applicable securities legislation, some indirect sales resulting from the acquisition of shares of a corporation which, directly or indirectly, controls Quebecor Printing, or controls or is controlled by Quebecor Inc., IF:

    - the transferor and transferee are each members of the Peladeau family, except that any indirect sale within the Peladeau family, other than to descendants in direct line will not be permitted; AND

    - no transferee is a party to any agreement under which any other person would participate in the ownership of, or control or direction over more than 10% of the votes or 50% of the equity of the corporation, Quebecor Inc. or Quebecor Printing.

    The term "Peladeau family" means:

    - Pierre Peladeau;

    - his spouse, in fact or in law;

    - any descendants of Pierre Peladeau, who is now deceased, and their spouses, in fact or in law;

    - any trust primarily for Pierre Peladeau, his spouse, in fact or in law, his descendants and their spouses, in fact or in law; and

    - any and all corporations where 90% of the votes attached to all outstanding voting shares and at least 50% of all outstanding equity shares are controlled by any one or more of the persons listed above.

    A take-over bid for Quebecor Inc. is not deemed to be a take-over bid for multiple voting shares under the trust agreement if the total assets of Quebecor Printing, as a result of the consolidation of the assets of Quebecor Printing in the books of Quebecor Inc., are not greater than 80% of the total consolidated assets of Quebecor Inc. As of June 30, 1999, the total assets of Quebecor Printing represented approximately 53.6% of the consolidated total assets of Quebecor Inc.

    As to Caisse, the trust agreement:

    - applies to Caisse only on the date on which Quebecor Inc. shall cease to hold, directly or indirectly, at least 80% of the issued and outstanding multiple voting shares; AND

    - ceases to apply to Caisse on the date on which the parent shall hold again 80% of the issued and outstanding multiple voting shares.

    Accordingly, until such time as the trust agreement applies to Caisse, Caisse can sell all of its shares in Quebecor Printing to any party without triggering the application of the trust agreement, even if the sale constitutes a take-over bid for purposes of applicable securities legislation, subject to compliance with applicable securities legislation and the provisions of a shareholders' agreement entered into on April 10, 1992 among Quebecor Inc., Caisse and Quebecor Printing.

    Any disposition of:

    - multiple voting shares, including a transfer to a pledgee as security; OR

    - securities convertible into multiple voting shares by a holder of multiple voting shares party to the agreement or any person or company which it controls,

    is conditioned, under the trust agreement, upon the transferee becoming a party to an agreement with substantially similar terms and conditions as are contained in the trust agreement. This provision of the trust agreement will apply to Caisse immediately if it disposes of multiple voting shares or securities convertible into multiple voting shares that would result in Quebecor Inc. and Caisse owning, in the aggregate, less than 80% of the multiple voting shares on a fully diluted basis. The conversion of multiple voting shares into subordinate voting shares, whether or not such subordinate voting shares are subsequently sold, shall not constitute a disposition for purposes of the trust agreement.

    The trust agreement also provides that if:

    - a person or company carries out an indirect sale in respect of any multiple voting shares in contravention of the trust agreement; AND

    - following such sale, Quebecor Inc. still owns such multiple voting shares,

THEN Quebecor Inc. shall not:

    - dispose of any of such multiple voting shares or convert them into subordinate voting shares, in either case without the prior written consent of the trustee; OR

    - exercise any voting rights attaching to such multiple voting shares except in accordance with the written instructions of the trustee.

    The trustee may attach conditions to its consent and must exercise its rights in the best interest of the holders of the subordinate voting shares, other than Quebecor Inc. and holders who, in the opinion of the trustee, participated directly or indirectly in the transaction that triggered the operation of this provision.

    Quebecor Inc. will have no liability under the trust agreement for a sale of shares which constitutes an indirect sale of multiple voting shares in contravention of the trust agreement PROVIDED that Quebecor Inc. is in compliance with all other provisions of the trust agreement including, without limitation, the foregoing provision.

    Under the shareholders agreement, Caisse has the right, subject to the trust agreement and in compliance with applicable securities legislation, until February 28, 2000, in the event of change of control of Quebecor Inc., to acquire or cause the auction of equity shares of Quebecor Printing held by Quebecor Inc.

    The trust agreement contains provisions for the authorization of action by the trustee to enforce the rights under the agreement on behalf of the holders of the subordinate voting shares. The obligation of the trustee to take such action is conditioned on the provision of required funds and indemnity by Quebecor Printing, a holder of multiple voting shares alleged to be in default, or holders of the subordinate voting shares. No holder of subordinate voting shares will have the right, other than through the trustee, to institute any action or proceeding or to exercise any other remedy to enforce any rights arising under the trust agreement unless the trustee fails to act on a request authorized by holders of not less than 10% of the outstanding subordinate voting shares after provision of reasonable funds and indemnity to the trustee.

    The trust agreement provides that it may not be amended, and no provision of the agreement may be waived, without the approval of:

    - the holders of multiple voting shares party to the agreement; AND

    - at least two-thirds of the votes cast by the holders of subordinate voting shares present or represented at a meeting duly called for the purpose of considering such amendment or waiver, which two-thirds majority shall include a simple majority of the votes cast by holders of subordinate voting shares, excluding the holders of multiple voting shares party to the agreement and their affiliates and any persons who have an agreement to purchase multiple voting shares on terms which would constitute a sale in contravention of the trust agreement.

    No provision of the trust agreement shall limit the rights of any holder of subordinate voting shares under applicable securities legislation.

    CONTROL BY QUEBECOR INC. AND CAISSE

    The by-laws of Quebecor Printing and the shareholders agreement provide that Quebecor Printing will not, without the prior written consent of Quebecor Inc. and Caisse, take, among other things, the following actions:

    - a substantial change in the nature of the business of Quebecor Printing and its subsidiaries, taken as a whole;

    - an amendment to the articles or by-laws of Quebecor Printing and its subsidiaries;

    - the amalgamation of Quebecor Printing or any of its subsidiaries with a corporation with which it is not affiliated;

    - the winding-up or dissolution of Quebecor Printing or any of its subsidiaries which is not a wholly owned subsidiary;

    - subject to various exceptions, the issuance by Quebecor Printing or any of its major subsidiaries of shares or convertible securities;

    - the distribution of assets by Quebecor Printing or any of its major subsidiaries other than by a dividend;

    - any transaction out of the ordinary course of business involving a consideration exceeding Cdn. $35 million;

    - the disposal by Quebecor Printing or any of its subsidiaries of shares which it holds in any of its major subsidiaries;

    - the declaration, setting aside and payment by Quebecor Printing, during any fiscal year, of dividends on any share of its capital if the total amount of the dividends so declared, set aside or paid during such year were to exceed 25% of the consolidated net income of the previous fiscal year;

    - transactions with shareholders or their affiliates;

    - subject to various exceptions, the listing on any stock exchange of any shares; and

    - the acquisition of a business in an unrelated sector.

Under the by-laws of Quebecor Printing, these restrictions will cease to be in force after the expiration of a 30 consecutive day period during which either:

    - Quebecor Inc. and Caisse shall no longer be the beneficial owners, neither together nor one or the other individually, of shares of Quebecor Printing carrying at least 50.1% of the voting rights attached to all outstanding voting shares of Quebecor Printing; OR

    - either Caisse or Quebecor Inc. ceases to hold equity shares which represent 5% or more of the equity shares on a fully diluted basis.

    The shareholders' agreement terminates immediately upon either Quebecor Inc. or Caisse ceasing to hold equity shares representing 5% or more of the equity shares on a fully diluted basis.

    All of the consents needed by Quebecor Printing from Quebecor Inc. and Caisse in connection with the merger have been obtained.

    Upon completion of the merger, it is expected that Caisse will hold less than 5% of the equity shares, thus terminating the shareholders' agreement as of such date and causing the veto rights of Quebecor Inc. and Caisse under Quebecor Printing's by-laws to cease in 30 days.

PREFERRED SHARES

    The board of directors of Quebecor Printing may from time to time, under its articles of amalgamation, issue one or more series of first preferred shares. The board may designate the number of shares, the consideration per share, and any other provisions attaching to each series such as dividends, redemption rights, voting rights and conversion rights, if any. The shares of each series of first preferred shares will rank prior to all other shares of Quebecor Printing, including the multiple voting shares and the subordinate voting shares, with respect to dividends, return of capital and distribution of assets in the event of the liquidation, dissolution or winding-up of Quebecor Printing.

SERIES 2 CUMULATIVE REDEEMABLE FIRST PREFERRED SHARES

    The series 2 cumulative redeemable first preferred shares are entitled to a fixed cumulative preferential cash dividend of $1.25 per share per annum, payable quarterly from March 1, 1998 to November 30, 2002, if declared. Thereafter, the annual dividend will be a floating adjustable cumulative preferential cash dividend based on prime rate and payable on a monthly basis, if declared.

    These preferred shares are redeemable in whole but not in part, at Quebecor Printing's option, on December 1, 2002. Thereafter, these preferred shares may be converted into series 3 cumulative redeemable first preferred shares under certain conditions.

    The series 3 cumulative redeemable first preferred shares will be entitled to a cumulative fixed dividend set by Quebecor Printing for a five-year period determined before the first initial quarterly dividend which would begin on December 1, 2002. These shares also will have redemption and conversion characteristics similar to the first preferred shares series 2.

MATERIAL DIFFERENCES BETWEEN RIGHTS OF STOCKHOLDERS OF WORLD COLOR AND RIGHTS OF
                       STOCKHOLDERS OF QUEBECOR PRINTING

    Upon completion of the merger, holders of World Color common stock will become entitled to receive Quebecor Printing subordinate voting shares. World Color is incorporated under the laws of Delaware and Quebecor Printing is amalgamated under the laws of Canada. The Delaware General Corporation Law is the statute which governs Delaware corporations, and the Canada Business Corporations Act is the statute which governs federally amalgamated Canadian corporations.

    The following is a summary of the material differences between the rights of holders of World Color common stock and the rights of holders of Quebecor Printing subordinate voting shares. These differences arise from differences between:

    - the corporate and securities laws of Canada and the State of Delaware corporate law and U.S. securities laws; and

    - the World Color certificate of incorporation and by-laws and the Quebecor Printing articles of amalgamation and by-laws.

    This discussion is not, and does not purport to be, complete, or to identify all differences that may, under given situations, be material to stockholders. The following summaries are qualified in their entirety by reference to the Quebecor Printing articles of amalgamation and by-laws, which are filed as exhibits to the registration statement that includes this document, and the World Color certificate of incorporation and by-laws, which are filed as exhibits to World Color's Annual Report on Form 10-K for the year ended December 29, 1996.

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

    Under the Delaware General Corporation Law, directors are elected at each annual stockholder meeting, unless their terms are staggered. The certificate of incorporation may authorize the election of directors by one or more classes or series of shares and the certificate of incorporation, an initial by-law or a by-law adopted by a vote of the stockholders may provide for staggered terms for the directors. The certificate of incorporation or the by-laws also may allow the stockholders or the board of directors to fix or change the number of directors, but a corporation must have at least one director. The certificate of incorporation and the by-laws of World Color do not provide for a classified board of directors. World Color's by-laws provide for no less than three and no more than 15 directors on the board of directors, as may be fixed from time to time by the board of directors. Currently, the number of directors serving on the World Color board of directors is 6.

    Neither the Quebecor Printing articles of amalgamation nor the Quebecor Printing by-laws provide for a classified board of directors. The Quebecor Printing articles of amalgamation provide for no less than three and no greater than fifteen directors on the Quebecor Printing board of directors as may be fixed from time to time by resolution of the Quebecor Printing board of directors. Currently, the number of directors serving on the Quebecor Printing board of directors is 11.

DIRECTOR QUALIFICATIONS

    The Delaware General Corporation Law does not have any residency or other qualifications required for eligibility to be a board member.

    Generally, under the Canada Business Corporations Act, a majority of the directors of a Canadian corporation must be residents of Canada. Furthermore, the Act provides that, except in limited circumstances, directors may not transact business at a meeting of directors unless a majority of the directors present are resident Canadians. The Act also requires that a corporation whose securities are publicly traded will have not fewer than three directors, at least two of whom are not officers or employees of the corporation or any of its affiliates. In addition, Quebecor Printing's by-laws prohibit the election of a director if he is less than 18 years of age, found to be of unsound mind, is not an individual or has the status of a bankrupt.

REMOVAL OF DIRECTORS; VACANCIES

    The Delaware General Corporation Law provides, generally, that the holders of a majority of the shares then entitled to vote in an election of directors may remove any director or the entire board of directors with or without cause. A vacancy on the World Color board of directors may be filled by the affirmative vote of a majority of the remaining directors. The directors so chosen shall hold office until the next annual election of directors at a stockholders' meeting.

    Under the Canada Business Corporations Act, the stockholders may, by ordinary resolution at a special meeting, remove any director or directors from office and may fill the vacancies so created. A quorum of directors may also fill a vacancy among the directors except a vacancy resulting from an increase in the number or minimum number of directors or from a failure to elect the number or minimum number of directors required by the articles of the corporation.

    The by-laws of Quebecor Printing provide for the removal of a director as provided for by law, and that a majority of the directors may fill a vacancy in the board of directors, except as otherwise provided by law.

SPECIAL MEETING OF STOCKHOLDERS

    Under the Delaware General Corporate Law, each stockholder entitled to vote at a meeting must receive written notice of the meeting not less than 10 nor more than 60 days before the date of the meeting. For a merger, a minimum of 20 days notice is required and the holders of all stock, both voting and non-voting, are entitled to a notice. Under the Delaware General Corporate Law, a special stockholders' meeting may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws. World Color's by-laws provide that special meetings of the stockholders may be called by the president and shall be called by the president or the secretary at the request in writing of a majority of the board of directors. In addition, a special meeting will be called at the request in writing of stockholders owning a majority of the issued and outstanding capital stock of World Color and entitled to vote.

    Quebecor's by-laws provide that written notice of any meeting of stockholders shall be given not less than 21 days and not more than 50 days prior to the date fixed for such meeting. Unless the stockholders entitled to vote in the meeting agree otherwise, the meeting must be held in Canada. The by-laws of Quebecor Printing further provide that special meetings of the stockholders may be called at any time by or by order of the president or directors of Quebecor Printing. In addition, a special stockholder meeting shall be called when required by the stockholders in conformity with the law. The Canada Business Corporations Act provides that special meetings of stockholders may be called by the board of directors. In addition, the holders of not less than 5% of the issued voting shares of the corporation may request that the directors call a meeting of stockholders. If the directors do not call a meeting within 21 days after receiving the requisition, any stockholder who so requested may call the meeting.

ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

    The Delaware General Corporation Law and World Color's by-laws provide that, unless limited by the certificate of incorporation, any action that could be taken by stockholders at a meeting may be taken without a meeting by written consent of the stockholders. The written consent should state the action so taken and be signed by the holders of record of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote thereon were present and voted.

    Under the Canada Business Corporations Act and Quebecor Printing's by-laws, stockholder action without a meeting may be taken only by written resolution signed by all stockholders who would be entitled to vote on that action at the meeting.

VOTE REQUIRED FOR EXTRAORDINARY CORPORATE TRANSACTIONS

    The Delaware General Corporation Law provides that a sale, lease or exchange of all or substantially all of the corporation's assets, a merger or consolidation of the corporation with another corporation or a dissolution of the corporation requires the affirmative vote of the board of directors, plus, with some exceptions, the affirmative vote of a majority of the outstanding stock entitled to vote for that type of proposal. The foregoing provisions apply to World Color and its stockholders.

    Under the Canada Business Corporations Act, extraordinary corporate actions, such as amalgamations, continuances, sales, leases or exchanges of all or substantially all of the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations or dissolutions are required to be approved by a special resolution. A special resolution is a resolution passed by a majority of not less than two-thirds of the votes cast by the stockholders entitled to vote on the resolution. There are cases where a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares. A corporation may also apply to a court for an order approving an arrangement, which includes an amalgamation, a transfer of all or substantially all the property of a corporation, or liquidation and dissolution, where it is not insolvent and where it is not practicable for the corporation to make such fundamental change in accordance with the provisions of the Canada Business Corporations Act. The court may make any interim or final order it thinks fit with respect to such proposed arrangement. In addition, Quebecor Printing's by-laws provide for the pre-approval, in writing, by Quebecor Inc. and by Caisse of extraordinary corporate transactions before they are submitted to the board of directors.

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

    Section 203 of the Delaware General Corporation Law prohibits a corporation from engaging in various business combinations with an interested stockholder for a three-year period beginning on the date the person became an "interested stockholder." An interested stockholder is defined generally as a person beneficially owning 15% or more of the corporation's outstanding voting stock, or an interested stockholder's affiliates or associates. The restrictions on business combinations, including a merger, sale of substantial assets, loan or substantial issuance of stock, applies to a corporation which has securities traded on a national securities exchange, is designated on the Nasdaq National Market or is held of record by more than 2,000 stockholders. The restrictions do not apply if:

    - the board of directors gives prior approval to the business combination or to the transaction which resulted in the stockholder becoming an interested stockholder;

    - the interested stockholder acquires 85% or more of the corporation's outstanding stock in the same transaction in which the stockholder's ownership first exceeds 15%. This percentage excludes those shares owned by persons who are directors and also officers as well as by employee stock plans in which employees do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or following the date on which the stockholder became an interested stockholder, the board of directors approves the business combination and the holders of at least two-thirds of the outstanding voting stock, excluding shares owned by the interested stockholder, authorize the business combination at a meeting of stockholders.

    Although a Delaware corporation may elect, in its certificate of incorporation or by-laws, not to be governed by this provision, World Color's certificate of incorporation and the by-laws do not contain these elections.

    The Canada Business Corporations Act does not contain a comparable provision with respect to business combinations. However, policies of Canadian securities regulatory authorities, including Policy Q-27 of the Quebec Securities Commission and Policy 9.1 of the Ontario Securities Commission, contain requirements in connection with related party transactions. A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, acquires or transfers an asset or acquires or issues treasury securities or assumes or transfers a liability from or to, as the case may be, a related party. "Related parties" include directors, senior officers and holders of at least 10% of the voting securities of the issuer.

    The proxy materials sent to stockholders in connection with a related party transaction require more detailed disclosure, including a summary of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered in exchange. In addition, the minority stockholders of the issuer must separately approve the transaction, by either a simple majority or two-thirds of the votes cast, depending on the circumstances.

STOCKHOLDER SUITS

    Under Delaware law, a stockholder may institute a lawsuit against one or more directors, either on his own behalf, or derivatively on behalf of the corporation. An individual stockholder may also commence a lawsuit on behalf of himself and other similarly situated stockholders when the requirements for maintaining a class action under Delaware law have been met. With respect to a derivative action, the Delaware General Corporation Law provides that a stockholder must state in the complaint that he was a stockholder of the corporation at the time of the transaction of which he complains. A stockholder must first make a demand on the board of directors of the corporation to bring suit. Only when the demand is refused or it is shown that a demand would be futile may a stockholder sue derivatively.

    Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to eliminate or limit, and the World Color certificate of incorporation in fact eliminates, the personal liability of a director to the corporation and its stockholders for monetary damages for violations of the director's fiduciary duties. This does not include liability, however, for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends, stock repurchases and redemptions, or for any transaction from which the director derived an improper personal benefit.

    Under the Canada Business Corporations Act, a complainant may apply to the court for leave to bring an action in the name of and on behalf of a corporation or any subsidiary, or to intervene in an existing action to which the Corporation is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the Corporation. Under the Canada Business Corporations Act, a complainant cannot begin an action unless the complainant has given reasonable notice to the directors of the corporation or its subsidiary of his intention to apply to the court and the court is satisfied that:

    - the directors of the corporation or its subsidiary will not bring, diligently prosecute or defend or discontinue the action;

    - the complainant is acting in good faith; and

    - it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

    Under the Canada Business Corporations Act, the court in a derivative action may make any order it thinks fit including, without limitation an order:

    - authorizing the complainant or any other person to control the conduct of the action;

    - giving directions for the conduct of the action;

    - directing that any amount adjudged payable by a defendant in the action shall be paid, in whole or in part, directly to former and present stockholders of the corporation or its subsidiary instead of to the corporation or its subsidiary; and

    - requiring the corporation or its subsidiary to pay reasonable legal fees and any other costs reasonably incurred by the complainant in connection with the action.

    A court may also order a corporation or its subsidiary to pay the complainant's interim costs, including reasonable legal fees and disbursements. Although the complainant may be held accountable for the interim costs on final disposition of the complaint, it is not required to give security for costs in a derivative action.

DISSENTERS' RIGHTS

    Under the Delaware General Corporation Law, dissenters' rights of appraisal are limited. Rights of appraisal are available to a stockholder of a corporation only in connection with some mergers or consolidations involving the corporation, or if its certificate of incorporation provides that these rights are available as a result of:

    - an amendment to its certificate of incorporation,

    - any merger or consolidation in which the corporation is a "constituent corporation," or

    - the sale of all or substantially all of the assets of the corporation.

    Unless provided in a corporation's certificate of incorporation, appraisal rights are not available under the Delaware General Corporation Law in connection with a merger or consolidation of a corporation if the corporation's stock is, on the applicable record date, listed on a national securities exchange or designated on the Nasdaq National Market or held of record by more than 2,000 stockholders. Nevertheless, appraisal rights will be available if the merger or consolidation requires stockholders to exchange their stock for anything other than shares of the surviving corporation; shares of another corporation that will be listed on a national securities exchange, designated on the Nasdaq National Market or held of record by more than 2,000 stockholders; cash in lieu of fractional shares of any corporation; or a combination of that kind of shares and cash.

    The Canada Business Corporations Act provides that stockholders entitled to vote on a matter are entitled to exercise rights of dissent and to be paid the fair value of their shares in connection therewith. The Canada Business Corporations Act does not distinguish for this purpose between listed and unlisted shares. These matters include:

    - any amalgamation with a corporation, other than with particular subsidiary corporations;

    - an amendment to the corporation's articles to add, change or remove any provisions restricting the issue, transfer or ownership of shares;

    - an amendment to the corporation's articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on;

    - a continuance under the laws of another jurisdiction;

    - a sale, lease or exchange of all or substantially all of the property of the corporation other than in the ordinary course of business; and

    - amendments to the articles of a corporation which require a separate class or series vote, except that a stockholder is not entitled to dissent if an amendment is effected by a court order made in connection with an action for an oppression remedy.

    Under the Canada Business Corporations Act, a stockholder may, in addition to exercising rights of dissent, seek an oppression remedy for any act or omission of a corporation which is oppressive, unfairly prejudicial to or that unfairly disregards a stockholder's interest, as described below under "--Oppression Remedy."

DIVIDENDS

    Under the Delaware General Corporation Law, a corporation may declare and pay dividends out of "surplus" which is defined as the excess of net assets over capital. If there is no surplus, dividends can be paid out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the Delaware General Corporation Law generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is both not impaired would not be impaired by the redemption or repurchase.

    Under the Canada Business Corporations Act, a corporation may pay a dividend by issuing fully paid shares of the corporation. A corporation may also pay a dividend in money or property unless there are reasonable grounds for believing that the corporation is, or would after the payment be, unable to pay its liabilities as they become due; or the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities and stated capital of all classes of stock. For additional information with respect to dividends to holders of Quebecor Printing preferred shares and redemption of preferred shares, see "DESCRIPTION OF SHARE CAPITAL."

AMENDMENTS TO CHARTER AND BY-LAWS

    Under the Delaware General Corporation Law, unless a higher vote is required in the certificate of incorporation, an amendment to the certificate of incorporation generally requires:

    - the recommendation of the board of directors;

    - the approval of the holders of a majority of all shares entitled to vote for that type of proposal, voting together as a single class; and

    - approval of the holders of a majority of the outstanding stock of each class entitled to vote for that type of proposal.

    Pursuant to the Delaware General Corporation Law, the power to amend the by-laws of a corporation is vested in the stockholders, but a corporation may also confer this authority on the board of directors if the certificate of incorporation so provides. The World Color certificate of incorporation has conferred the power to make, alter or repeal the World Color by-laws upon the directors. The World Color by-laws may be amended either by the vote of a majority of the board of directors or by the holders of a majority of the outstanding stock entitled to vote on this type of proposal.

    Under the Canada Business Corporations Act, an amendment to a corporation's articles generally requires stockholder approval by special resolution, which is a resolution passed by a majority of not less than two-thirds of the votes cast by stockholders entitled to vote on the resolution. In addition, if an amendment to the articles of incorporation adversely affects the rights of a particular class or series of stock, that class or series is entitled to vote separately on the amendment as a class, whether or not that class or series is designated as voting stock. Under the Canada Business Corporations Act, unless the articles or by-laws otherwise provide, the directors may, by resolution, make, amend or repeal any by-law that regulates the business or affairs of a corporation. Where the directors make, amend or repeal a by-law, they are required to submit the by-law, amendment or repeal to the stockholders at the next meeting of stockholders. The stockholders may confirm, reject or amend the by-law amendment or repeal by an ordinary resolution, which is a resolution passed by a majority of the votes cast by stockholders entitled to vote on the resolution.

DIRECTOR LIABILITY

    The Delaware General Corporation Law permits Delaware corporations, in their certificates of incorporation, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty, except for liability:

    - for any breach of the director's duty of loyalty to the corporation or its stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - arising from the payment of a dividend or approval of a stock repurchase in violation of the Delaware General Corporation Law; or

    - for any transaction from which the director derived an improper personal benefit.

    The World Color certificate of incorporation eliminates director liability for breaches of fiduciary duty to the full extent permitted under the Delaware General Corporation Law.

    The Canada Business Corporations Act does not permit any limitation of a director's liability.

FIDUCIARY DUTIES OF DIRECTORS

    Under the Delaware General Corporate Law, the duty of care requires that the directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the directors reasonably believe to be in the best interests of the stockholders.

    Pursuant to the Canada Business Corporations Act, the duty of care requires that the directors exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The duty of loyalty requires directors of a Canadian corporation to act honestly and in good faith with a view to the best interests of the corporation.

RIGHTS OF INSPECTION

    The Delaware General Corporation Law allows any stockholder of a Delaware corporation, upon written demand under oath stating the purpose of the demand to, during usual business hours, inspect for any proper purpose the corporation's stock ledger, list of stockholders, and other books and records, and to make copies or extracts of these documents and materials. A proper purpose means a purpose reasonably related to the person's interest as a stockholder.

    Under the Canada Business Corporations Act, a corporation is required to make available to its stockholders and creditors, their agents and legal representatives, prescribed books and records during usual business hours of the corporation. Such persons may, free of charge, take extracts from these prescribed books and records and, in the case of a corporation having outstanding securities which were issued as part of a distribution to the public, any other person, may take extracts from these books and records upon payment of a reasonable fee. Stockholders and creditors, their agents and legal representatives, and, in the case of a corporation having outstanding securities which were issued as part of a distribution to the public, any other person, upon payment of a reasonable fee and sending to the corporation of an affidavit, may also require a corporation to furnish a list of stockholders. In addition, directors of a corporation are entitled to examine specified additional records, documents and instruments of the corporation.

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

    The Delaware General Corporation Law permits indemnification of officers, directors, employees and agents against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in proceedings, other than an action by or in the right of the corporation. The indemnified person, however, must have acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal actions, had no reasonable cause to believe that the conduct was unlawful.

    In the case of actions, by or in the right of the corporation, indemnification is limited to expenses actually and reasonably incurred, and no indemnification may be made for any claim, issue or matter as to which the person has been adjudged to be liable to the corporation, unless indemnification is otherwise authorized by a court.

    Under the Canada Business Corporations Act, and pursuant to Quebecor Printing's by-laws, Quebecor Printing may indemnify a person who is a present or former director or officer or a person who acts or acted at Quebecor Printing's request as a director or officer of another corporation of which Quebecor Printing is or was a stockholder or creditor, and that person's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of that person's position if:

    - that person acted honestly and in good faith with a view to the best interests of Quebecor Printing; and

    - in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that person had reasonable grounds for believing that his conduct was lawful.

    A person is entitled to indemnity from Quebecor Printing as a matter of right if that person was substantially successful on the merits in his defense of the action or proceeding and fulfilled the conditions set out in the immediately preceding bullet points. Quebecor Printing may, with the approval of a court, also indemnify a person in a derivative action to which that person is made a party by reason of being or having been a director or officer of Quebecor Printing, if that person fulfills the conditions set out in the immediately preceding bullet points.

ADDITIONAL PROVISIONS RELATING TO BOARD ACTION

    Delaware law generally permits a board of directors to consider constituencies in addition to stockholders, even though the Delaware General Corporation Law does not contain specific provisions to that effect.

    When interpreting a director's duty of loyalty under the Canada Business Corporation Act, Canadian courts have generally interpreted the best interests of the corporation to mean the best interests of the shareholders as a whole. There is no settled law dealing with the extent to which a board of directors may consider constituencies in addition to shareholders.

OPPRESSION REMEDY

    The Delaware General Corporate Law does not provide for an oppression remedy.

    The Canada Business Corporations Act provides an oppression remedy that enables the court to make any order, both interim and final, to rectify any act or omission of the corporation or an affiliate that is oppressive or unfairly prejudicial to, or that unfairly disregards the interests of any security holder, creditor, director or officer of the corporation. Complainants eligible for this remedy include:

    - a present or former registered holder or beneficial owner of securities of a corporation or any of its affiliates;

    - a present or former officer or director of the corporation or any of its affiliates; and

    - any other person who in the discretion of the court is a proper person to make that type of a complaint.

    Because of the breadth of the conduct which can be complained of and the scope of the court's remedial powers, the oppression remedy is very flexible and is frequently relied upon to safeguard the interests of stockholders and other complainants which have a substantial interest in the corporation. Under the Canada Business Corporations Act, it is not necessary to prove that the directors of a corporation acted in bad faith in order to seek an oppression remedy. Additionally, a court may order a corporation or its subsidiary to pay the complainant's interim costs, including reasonable legal fees and disbursements. Although the complainant may be held accountable for the interim costs on final disposition of the complainant, it is not required to give security for costs in an oppression action.

QUORUM OF STOCKHOLDERS

    Under the Delaware General Corporation Law, and unless the certificate of incorporation or by-laws provide otherwise, a quorum at a meeting of stockholders consists of a majority of shares entitled to vote present in person or represented by proxy. In no event may a quorum consist of less than one-third of shares entitled to vote at the meeting. World Colors by-laws provide that a quorum shall be a majority of the issued and outstanding stock of World Color entitled to vote at the meeting, present in person or by proxy.

    Under the Canada Business Corporations Act, unless Quebecor Printing's by-laws otherwise provide, a quorum of stockholders is present at a meeting, irrespective of the number of persons actually present at the meeting, if the holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy. Quebecor Printing's by-laws provide that a quorum is present at an annual or special meeting of stockholders, if the holders of shares representing at least 10% of the voting rights at the meeting are present in person or represented by proxy. For information on voting rights of Quebecor Printing's preferred shares see "DESCRIPTION OF SHARE CAPITAL."

                                 THE COMPANIES

QUEBECOR PRINTING

    GENERAL

    Quebecor Printing, a diversified global commercial printing company, is the largest commercial printer in Canada and Europe, and one of the largest in the United States and South America. Its 1998 revenues reached $3.8 billion. Quebecor Printing offers its customers state-of-the-art web offset, gravure and sheetfed printing capabilities, plus related value-added printing services in product categories including magazines, inserts and circulars, books, catalogs, directories, specialty printing and direct mail, and CD-ROM mastering and replicating. Quebecor Printing is a market leader in most of its product categories. Quebecor Printing believes that the diversity of its customer base, geographic coverage and product segments reduces its reliance on any single product line or market. Quebecor Printing's strategy for growth focuses on increasing its geographic coverage and expanding its product segments and services across its network of facilities. As of March 1, 1999, Quebecor Printing employed approximately 27,535 people.

    Quebecor Printing services these markets and offers its products through a network of 115 printing and related services facilities capable of servicing economically virtually all major markets in the United States, Canada, France, Germany, the United Kingdom, Spain, Sweden, Finland, Mexico, India, Chile, Argentina, Peru and Colombia.

    DESCRIPTION OF PRODUCTS

    MAGAZINES

    Quebecor Printing prints more than 500 magazine titles, including: TIME, GEORGE, TRAVEL, HOLIDAY, SPORTS ILLUSTRATED, PEOPLE, FORTUNE, MONEY, TV GUIDE, SOUTHERN LIVING, CAR AND DRIVER, LE FIGARO MAGAZINE, FIRST FOR WOMEN, READER'S DIGEST, MACLEAN'S, L'ACTUALITE, CHATELAINE, FLARE, 7 JOURS, TV WEEK, B.C. BUSINESS, GROCER TODAY, AWARD, SUPER CAMPING GUIDE, STAY WELL, BEAUTIFUL BC, WESTERN LIVING, VANCOUVER MAGAZINE, FORBES GLOBAL, YOU, OK WEEKLY, AFTONBLADET, EXPRESSEN, ICA, LRF MEDIA, ANTTILA, KVICKLY and BILKA among other magazines, as well as all the magazines published by Quebecor Inc., the parent of Quebecor Printing.

    Management believes Quebecor Printing is the industry leader in producing Sunday newspaper magazines. These are four-color magazines inserted in major-market Sunday newspapers. Quebecor Printing prints two syndicated Sunday magazines, PARADE and USA WEEKEND, as well as locally edited and distributed Sunday newspaper magazines, and GLOBE, THE SUN and EXAMINER, three weekly tabloids. In the United Kingdom Quebecor Printing is the largest supplier of weekend supplements for Associated Newspapers, Mirror Group Newspapers and Guardian Newspapers.

    Quebecor Printing has invested in prepress (desktop-publishing) and press technology to enhance its ability to service this market. For the production of medium- to long-run magazines, Quebecor Printing is at an advantage because its plants have selective-binding and ink-jet-imaging capabilities and can utilize Quebecor Printing's mail analysis system.

    Quebecor Printing also prints comic books for leading companies such as D.C. Comics. In the comic-book market, Quebecor Printing operates an on-line computer management system that provides publishers with information regarding the production and distribution status of each of their titles. In 1993, Quebecor Printing established Quebecor Printing Comic Book Group to consolidate its activities in this segment.

    INSERTS AND CIRCULARS

    Quebecor Printing's major inserts and circulars customers include large retailers, such as Sears, Walgreens, K-Mart, Montgomery Ward, Target, Mervyn's, Ames, CVS, Bradlee's, Sports Authority, JC Penney, Shoppers Drug Mart, Canadian Tire, Radio Shack, Provigo, Carrefour, RONA, the Brick Warehouse Corporation, CFA-Carrefour, Continent, But, Conforama, Leclerc and Auchan. In the United States, Quebecor Printing's eleven rotogravure process printing plants offer both the coast-to-coast manufacturing network and the long-run efficiencies required to serve the larger retail customers. Quebecor Printing has four rotogravure process printing plants in France. In Canada and South America, Quebecor Printing prints inserts and circulars using heatset and coldset web offset and rotogravure processes in accordance with customer requirements.

    The Canadian segment of Quebecor Printing recently expanded a printing contract to create and distribute the first customized electronic retail flyer published on the Internet. Quebecor Printing collaborated with Intellia to develop the "e-flyer" and an underlying web site for Canadian Tire, a major automotive and hardware retailer.

    CATALOGS

    Quebecor Printing prints several hundred different catalogs on an annual basis for many of North America's direct mail retailers such as L.L. Bean, Sharper Image, Hanover Direct, Fingerhut, Bloomingdale's, Lillian Vernon, Office Depot, Executive Greetings, Scholastic, Chadwick's, Sears, Avon, Zellers, Neiman Marcus, Frederick's of Hollywood and Viking Office Products. Quebecor Printing offers special catalog services such as list services to help customers compile effective lists for distribution, selective-binding capacity to allow customers to vary catalog content to meet their customers' demographic and purchase patterns, and ink-jet addressing and messaging to personalize messages for each recipient. This technology partially offsets postage-cost increases by eliminating pages of products that do not fit a buyer's demographic or purchasing profile.

    In order to deliver a full portfolio of publishing, printing, information management and electronic commerce services, Quebecor Printing has recently equipped itself, due to the creation of a strategic partnership between Quebecor Printing Canada, Quebecor Multimedia and IBM Canada Ltd., with a web-based electronic catalogues service secured on-line.

    BOOKS

    Quebecor Printing is the second-largest book manufacturer in North America. Quebecor Printing acquired Arcata Corporation in July 1994, and combined its five book manufacturing plants with Quebecor Printing's existing book facilities to form the Quebecor Printing Book Group. The Quebecor Printing Book Group is an industry leader in the application of new technologies for book production including electronic prepress, information networking, digital printing, computer-to-plate and electronic data interchange. With plants in the United States and Mexico, Quebecor Printing serves more than 1,000 publisher customers including Random House, Simon & Schuster, Thomas Nelson, Time Warner, McGraw-Hill, Pearson, Houghton-Mifflin and Harlequin.

    Following its full-service approach, Quebecor Printing has expanded its presence in the market for on-demand printing through both capital investment and through the acquisition of William C. Brown. This service allows for small quantities of books, brochures, technical documents and similar products to be produced quickly and at a relatively low cost. With the acquisition of Print Northwest/Six Sigma, Quebecor Printing can now offer technical documentation printing.

    SPECIALTY PRINTING AND DIRECT MAIL, RELATED SERVICES AND CD-ROMS

    Products in these categories include annual reports, corporate prospectuses, promotional literature, calendars, posters, direct-mail products, CD-ROMs and other custom items. Quebecor Printing's web and sheetfed printing presses of a smaller size permit Quebecor Printing to offer custom colors, coatings, finishes and specialized binding required to produce a wide variety of print products. Quebecor Printing provides numerous print-related services to customers, including typesetting, prepress, circulation fulfillment, list management, mailing and distribution, in particular through desktop-publishing and electronic prepress technology. The installation of new presses in 1997 allowed the Specialty Group to increase both its competitive edge and its manufacturing capacity during 1998.

    Quebecor Merrill Canada Inc. offers services of manufacturing operations to serve the market for financial documents, prospectuses, annual reports and related printing.

    The creation of Quebecor Direct and the purchases in 1996 and 1997 of Les Jeux de cartes Graphica Inc. (Sherbrooke, Quebec), Petty Co., Inc. (Effingham, Illinois), Eagle Lithographing Company (Kansas City, Missouri) and Sayers Communications Group Inc. (St. Louis, Missouri) have raised Quebecor Printing's position in the high-growth specialty and direct mail market. Quebecor Direct established an international presence which allows it to be a leader in the application of versioning, ink jet addressing, print-on-demand technology and computer-to-plate techniques which are critical to the customized production and compressed cycle times that customers demand today.

    On November 14, 1997, Quebecor Printing launched Quebecor Direct Fragrance & Cosmetics Division to provide specialized products and related marketing services to the fragrance and cosmetics industries.

    DIRECTORIES

    Quebecor Printing specializes in telephone directories and is the largest directory printer in Canada and among the largest directory printers in North America. Its presence in this North American market dates back to the late 19th century with the printing of Bell Canada's first directories. In 1998, the Directory Group increased productivity and upgraded its service to customers by investing in new equipment and processes.

    Quebecor Printing prints telephone directories and other directories for a large number of companies in North America, including Bell Atlantic, RH Donnelley, Southern New England Telephone, Cincinnati Bell, Midwest Litho/Yellow Page One, US West, Bell ActiMedia (formerly TeleDirect) and Western Printing Alliance, TransWestern, Bell South, Yellow Book, National, Directory McLeod*USA, Telephonica Del Peru and Chilenet. In 1994, Quebecor Printing began production of directories for the Indian domestic market at its directory facility near New Delhi, India. In 1993, Quebecor Printing established its Directory Group to consolidate its directory printing operations.

    DESCRIPTION OF PROCESSES AND EQUIPMENT

    Quebecor Printing uses two types of printing processes: rotogravure and offset. These two processes represent the most commonly used commercial printing processes. Both processes have undergone substantial technological advances over the past decade, resulting in significant improvements in speed and print quality. Quebecor Printing estimates that in 1998 approximately two-thirds of its revenues volume were printed using offset and the remainder using the rotogravure process.

    ROTOGRAVURE

    With 66 rotogravure presses, Quebecor Printing is one of the largest world-wide printers using the rotogravure process. The process uses a copper-coated printing cylinder that is engraved mechanically using high-precision, computer-controlled diamond cutting heads. Although the engraving of the printing cylinder is relatively expensive, the printing cylinder itself is extremely durable and cost effective for long runs. The rotogravure process has an excellent reputation for the quality of its four-color reproductions on various grades of paper and on a very high speed.

    The rotogravure process is well suited to long-run printing of advertising inserts and circulars, Sunday newspaper magazines, and other high-circulation magazines and catalogs. Quebecor Printing believes that its coast-to-coast network of rotogravure facilities in the United States offers both the capacity and locations required by large merchandisers and publishers. The acquisition in 1995 of Groupe Jean Didier with its rotogravure capacity provides an advantageous position in Europe. Quebecor Printing's advanced ability in rotogravure digital prepress also ensures more efficient, accurate production of the same insert simultaneously in multiple locations, thereby offering the customer the efficiency and cost savings of manufacturing and distribution closer to its end-use markets in reduced time frames.

    OFFSET

    In the offset process, an inked impression from a thin metal plate is first made on a rubber cylinder, then offset to the paper. There are several types of offset printing processes: sheetfed and web, heatset and coldset. Sheetfed presses print on sheets of paper, whereas web presses print on rolls of paper. Short-run printing is generally best served by sheetfed offset, whereas web offset is generally the best process for longer runs.

    SALES AND MARKETING

    The sales and marketing activities of Quebecor Printing are highly integrated and reflect both a national and localized approach of meeting customers' needs that is complemented by product-specific sales efforts. Sales representatives are located in plants or in one of the 45 regional offices throughout North America, Europe, Mexico and Brazil, generally close to their customers and prospects. Each sales representative has the ability to sell into any plant in Quebecor Printing's network. This enables the customer to coordinate simultaneous printing throughout Quebecor Printing's network through one sales representative. Certain of the larger customers centralize the purchase of printing services and in this regard Quebecor Printing's ability to provide broad geographical services is clearly an advantage that its smaller regional competitors do not enjoy.

    Quebecor Printing's sales representatives also offer a wide variety of prepress and post-press services to customers. These prepress services include the color electronic prepress system, which takes art work from idea to final product, and desktop publishing, which gives the customer greater control over the finished product. These prepress services are especially helpful for the smaller customers, who may not have the capital to employ that type of equipment or may have to rely on third-party vendors, which can result in coordination and delay problems. Post-press services, including shipping and distribution expertise, ink-jet personalizing and customer-targeted binding, are rapidly becoming requirements of numerous customers.

    Quebecor Printing has continued to develop Quebecor Imaging Services, established in 1992, to provide an integrated approach to research, development and the implementation of new technologies which allow us to create and transmit the image of the printed page prior to printing. QIS was integrated to Quebecor Litho Plus in 1995. Quebecor Destination Services has continued to improve to partially counter rising postal rates and other distribution-related costs. QDS has inaugurated a new distribution center for pool-shipping products in Nashville, Tennessee, that is able to service efficiently more than 70% of the American population. Prepress and post-press services, which provide added value to customers both before and after printing, are becoming an increasingly important competitive advantage to Quebecor Printing.

    Quebecor Printing believes that its size and network of locations throughout North America and in Europe give it advantages over smaller competitors in terms of shipping and distribution. Because of its volume, Quebecor Printing is able to set up pool-shipping systems, which enable customers to ship their products at significant discounts. The discount is achieved through agreements with the postal services, which provides the mailer/customer with a discount if the mailer/customer pays the freight costs to transport the mail closer to the postal services delivery office. Quebecor Printing uses its custom-built mail analysis system, which automatically combines different customers into truck-load shipments and analyzes the cost-savings benefit to the customer. The mail analysis system then generates the necessary forms, bills of lading and freight invoices for the customer.

    Ink-jet personalizing is increasingly being used by many publishers and cataloguers. Ink-jet addressing eliminates the additional process of printing paper labels and improves mailing efficiency. Catalogers use ink-jet personalizing in a number of ways. Ink-jet addressing allows both the cover and the order form to be labeled and to show customer-coding information. Furthermore, as cataloguers continue to look for methods to increase the level of personalization, the ink-jet process is being used more frequently to add personal messages, specific inserts to frequent buyers, or unique coding information for order entry. Another advantage to ink-jet printing and selective binding is Quebecor Printing's ability to merge lists of names for the same customer or to co-mail different customers to achieve increased postal pre-sort discounts.

    TECHNOLOGY

    Quebecor Printing is committed to the effective use of state-of-the-art technology to provide cost effective customer service. Quebecor Printing is active in the following areas among others: rotogravure computer-aided prepress and cylinder processing, which improves time and cost efficiencies and the quality of prepress page preparation and cylinder engraving; wide-web heatset web offset presses, where Quebecor Printing collaborated on the engineering and subsequent installation of nine Sunday Press 54-inch, 48-page presses, which are twice as productive than standard 36-inch, 32-page presses; ink-jet-addressing and messaging systems, with Quebecor Printing offering a 72-line messaging capability for the customization of catalogs and magazines.

    Quebecor Printing also cooperates with large suppliers in the area of research and development of new printing technologies, materials and processes. Quebecor Printing's capital-improvement programs include replacing and/or upgrading of existing equipment. Since 1994, Quebecor Printing has continued to invest in Target Bound-TM- selective binding equipment, which enables publishers and catalog merchandisers to produce multiple versions of a magazine or catalog in a single bindery run. It also acquired color electronic prepress and desktop publishing equipment, invested in its mail analysis system, acquired new equipment for answer-card printing and insertion, and invested in LazerBook-TM-, which offers its customers a wider range of printing and binding styles.

    In 1995, Quebecor Printing demonstrated its ingenuity, and developed the Bind Sleeve-TM- process which enables it to bind a CD-ROM in a book at full production speed. Bill Gate's successful book, "The Road Ahead" utilized this new technology.

    Quebecor Printing has continued to invest in faster, more efficient and higher-quality presses. Prepress continued to be the stage for dramatic enhancements in the digital electronic area, with new computer software and hardware installed to help customers create their pages more quickly and more efficiently. Quebecor Printing has been an industry leader in bringing on line new imaging services that streamline the process of preparing pages for print, as well as data for other vehicles such as CD-ROM. Quebecor Printing has become one of the first printers to install desk top publishing, direct to film and computer-to-plate systems for offset printing, which totally eliminate the costly and time-consuming film step in print production. It has furthermore established one of the industry's most sophisticated data communications networks, capable of transmitting a customer's publication files quickly and efficiently from the customer location to multiple plant locations.

    The management of Quebecor Printing believes that, in the years to come, commercial printing will witness a new generation of technological changes that will make those printers which can afford to acquire these new technologies, better equipped to continue to expand. One such change is the arrival of the Sunday press. These new machines compete with existing presses that run at 2,000 feet per minute on a 36 inch-wide cylinder by offering speeds of 3,000 feet per minute on 54 inch-wide cylinders. Using the same crew, these new presses bring about a significant improvement at the margin level. Quebecor Printing now owns nine Sunday presses.

    Quebecor Printing became the first commercial printer to install the latest generation of short cut-off tabloid offset presses. The new presses print more pages at faster speeds and use less paper than conventional tabloid presses. Four machines went into production in Atglen, Pennsylvania and Dallas, Texas. Plans are also being developed to extend the network of short cut-off tabloid offset presses to the West Coast. Quebecor Printing invested in new and emerging digital and web-based technologies to improve services, cut costs and expand its range of products. Planning also began for the construction of an ATM-based telecommunications network that will link Canadian facilities and major customers. The new system will extend to the Que-Net network, which already links U.S. plants and customers. When completed in 1999, Quebecor Printing will operate a North America-wide telecommunications network, which will enhance Quebecor Printing's ability to move digital files between its facilities and customers quickly, share work among plants, and expand distribution and printing operations.

WORLD COLOR

    GENERAL

    World Color is an industry leader in the management and distribution of print and digital information. World Color is the second largest diversified commercial printer in the United States, providing digital repress, press, binding, distribution and multi-media services to customers in the commercial, magazine, catalog, direct mail, book and directory markets. Founded in 1903, World Color currently operates 58 facilities with a network of sales offices nationwide. Through selective acquisitions and internal expansion, World Color has strategically positioned itself as a full-service provider of high technology solutions for its customers' imaging, print and distribution needs.

    World Color operates in one business segment--printing services, which is comprised of six separate sectors including, Commercial, Magazines, Catalogs, Direct Mail, Books and Directories. Substantially all of World Color's sales are made to customers through its employees based upon customer specification. A significant amount of World Color's sales are made pursuant to term contracts with its customers, with the remainder being made on an order-by-order basis. As a result, World Color has a significant backlog of orders and no customer accounted for more than 5% of World Color's net sales in 1998.

    COMMERCIAL

    World Color is a premier printer of virtually all of the different kinds of printed materials used by businesses to promote their goods and services to other businesses, investors and consumers. World Color prints high quality specialty products such as annual reports (including World Color's) and automobile and travel brochures. World Color is also a leading printer of product brochures, bill stuffers, informational marketing materials and other advertising supplements.

    World Color also prints freestanding inserts and retail inserts for established national and regional retailers and is the second largest offset printer of retail advertising inserts in the United States. World

Color is an industry leader in three highly specialized areas: (1) complex personalized direct response materials; (2) unique and intricate consumer-involvement promotional materials such as scratch-off game pieces; and
(3) airline guides and hotel directories.

    With a broad range of specialized equipment and focused attention to customer service, World Color provides its commercial customers with format flexibility, high-speed production and the ability to print high quality commercial products from start to finish at one full-service source.

    MAGAZINES

    World Color believes that it is the second largest printer of consumer magazines in the United States. There are three other diversified printing companies in the sector. The publication customer base includes some of the largest and most established consumer magazine publishers in a diverse range of market categories. The popularity of these magazines makes them less susceptible to cyclical downturns in advertising spending, which World Color believes provides it with a significant advantage over its competitors whose customers may be more susceptible to these downturns.

    A majority of World Color's magazine printing is performed under contracts with remaining terms of between one and ten years, the largest of which are with customers with whom World Color has had relationships for, on average, more than 20 years. World Color has extended a majority of these contracts beyond their initial expiration dates and intends to continue this practice when economically practicable.

    CATALOGS

    World Color is a leading printer for the U.S. catalog market. World Color currently prints many of the most well known catalog titles. In addition, the business-to-business catalog printing work spans a broad range of industries including the computer, home and office furniture, office products and industrial safety products industries. There are four diversified commercial printers whose facilities enable them to compete nationally and smaller local and regional printers who compete for business.

    DIRECT MAIL

    World Color prints direct mail materials such as booklets, inserts, bill stuffers and other advertisements. In addition, World Color provides direct marketers with direct imaging, personalization and other lettershop services. World Color believes that it is the only direct mail printer capable of providing complex personalization for both short and long-run projects.

    BOOKS

    World Color prints mass-market racksize books as well as hardcover books for the consumer, education and reference markets. World Color services many of the largest U.S. publishers.

    DIRECTORIES

    World Color has printed directories since 1981, predominately for Pacific Bell. World Color prints four-color white-page and yellow-page directories for Pacific Bell under a contract which extends through the year 2002 and which can be extended by Pacific Bell for up to an additional three years. World Color prints more than 100 different regional directory titles for Pacific Bell and certain other customers.

    DIGITAL AND PREPRESS SERVICES

    World Color is a leader in the transition from conventional prepress to an all-digital workflow, providing a complete spectrum of film and digital preparation services, from traditional paste-up and color separations to state-of-the-art, all-digital prepress, as well as digital imaging and digital archiving. World Color's eleven specialized digital and prepress facilities, which are strategically located close to its customers, provide high quality, 24-hour preparatory services linked directly to our various printing facilities. In addition, the computer systems enable World Color to exchange images and textual material electronically directly between its facilities and its customers' business locations. The integrated prepress operations provide World Color with competitive advantages over traditional prepress shops that are not able to provide the same level of integrated services. World Color's digital group also provides multi-media services such as the transformation of customers' existing printed and digital material into interactive media such as user-friendly information kiosk systems, Internet web sites, corporate intranets, CD-ROMs and computer laptop sales presentations. World Color's digital services group has provided a natural opportunity for cross-selling efforts by offering integrated prepress and multi-media services to print customers who may have historically used third-party suppliers for their prepress and multi-media needs.

    PRESS AND BINDING SERVICES

    World Color believes that it provides its customers with access to state-of-the-art technology in all phases of the printing and binding process, including, among others, wide-web presses, computerized quality information systems, computer-to-plate and digital processing systems, high speed binding and personalization capabilities and robotic material handling. Wide-web press technology, which only a small number of well-capitalized printers are able to justify, generates a significant cost savings on longer press runs. Computerized quality information systems provide World Color and its customers with instant analysis of the quality of the printing, thereby enabling World Color to improve its performance and plan preventive maintenance of our equipment more effectively. Computer-to-plate and digital processing technologies eliminate the use of film which significantly reduces costs and production time and enables customers to extend their production deadlines. World Color's personalization capabilities allow customers to include different content, whether advertising or editorial or both, within different copies of their product depending upon the geographic, demographic and subscriber specifications of their readers.

    World Color operates web and sheetfed offset, rotogravure and flexagraphic presses. World Color believes that the variety and capabilities of its presses and other production equipment allows it to meet the broad range of its customers' printing needs and be the full service provider demanded by the market. This capacity provides World Color with a competitive advantage over those smaller printers who are unable to meet this demand.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

    The following table sets forth information regarding the beneficial ownership of the World Color common stock as of August 20, 1999, including beneficial ownership by (i) each stockholder of World Color who owns more than 5% of the outstanding shares of World Color common stock, (ii) each director of World Color, (iii) the Chief Executive Officer of World Color, (iv) World Color's four highest paid executive officers (exclusive of the Chief Executive Officer) and (v) all directors and executive officers of World Color as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares of World Color common stock shown as beneficially owned by them. The following table does not include options which were accelerated in connection with the transactions contemplated by the merger agreement.

                                                                           NUMBER OF SHARES        PERCENTAGE OF
                                                                             OF THE COMMON      OUTSTANDING SHARES
NAME                                                                        STOCK OWNED(1)      OF THE COMMON STOCK
-------------------------------------------------------------------------  -----------------  -----------------------
Quebecor Printing, Inc.(2)...............................................       19,179,495                50.4

Robert G. Burton.........................................................                0                   0

Marc L. Reisch...........................................................                0                   0

Jennifer L. Adams........................................................                0                   0

James E. Lillie..........................................................                0                   0

Robert B. Lewis..........................................................                0                   0

Charles G. Cavell........................................................                0                   0

Pierre-Karl Peladeau.....................................................                0                   0

Christian M. Paupe.......................................................                0                   0

Francois R. Roy..........................................................                0                   0

All directors and executive officers as a group..........................                0                   0

------------------------

(1) For purposes of this table, "beneficial ownership" includes any shares that a person has the right to acquire within 60 days of August 20, 1999. For purposes of computing the percentage of outstanding shares of World Color common stock held by each person or group of persons named above on a given date, any security which this person(s) has the right to acquire within 60 days after August 20, 1999 is deemed to be outstanding for purposes of computing the percentage ownership of this person, but is not deemed to be outstanding in computing the percentage ownership of any other person.

(2) Quebecor Printing Inc. indirectly owns all of the issued and outstanding shares of its subsidiary, Printing Acquisition Inc. which accepted for payment, and paid for, 19,179,495 shares of World Color common stock.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon by:

    - Arnold & Porter, Quebecor Printing's United States counsel, on matters of United States tax law;

    - Martineau Walker, a general partnership, special Canadian counsel to Quebecor Printing, on matters of Canadian and Quebec law and the validity of the Quebecor Printing subordinate voting shares to be issued to World Color stockholders pursuant to the merger; and

    - Ogilvy Renault, a general partnership, special Canadian counsel to Quebecor Printing, on matters of Canadian and Quebec law.

                                    EXPERTS

    The consolidated financial statements of Quebecor Printing and its subsidiaries incorporated in this document by reference to the Annual Report on Form 40-F for the three years ended December 31, 1998, have been so incorporated in reliance on the report of KPMG LLP, independent auditors, as of and for year ended December 31, 1998, given on the authority of these firms as experts in auditing and accounting.

    The consolidated financial statements of World Color and subsidiaries incorporated by reference in the World Color Annual Report on Forms 10-K for the years ended December 27, 1998, December 28, 1997 and December 29, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports incorporated by reference on Forms 10-K that are incorporated in this document by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Representatives of Deloitte & Touche LLP, World Color's independent auditors, are expected to be present at the World Color special meeting and available to respond to appropriate questions. These representatives will be given the opportunity to make a statement at the World Color special meeting if they desire to do so.

                          FUTURE STOCKHOLDER PROPOSALS

    If the merger is completed as expected, World Color will not hold an annual meeting of stockholders in 2000. If the merger agreement is not approved by stockholders or is not completed for any other reason, World Color will hold an annual meeting in 2000.

    A stockholder who intends to present a proposal for action at any annual meeting and who desires that the proposal to be included in the meeting's proxy materials must submit the proposal to World Color in advance of the meeting. Proposals for the annual meeting to be held in 2000 must be received by World Color at its principal office no later than November 26, 1999, to be considered for inclusion in the proxy statement and proxy form relating to that meeting. In addition, a stockholder who otherwise intends to present business at any annual meeting (including nominating persons for election as directors) must comply with, among other things, the notice requirements set forth in World Color's by-laws. The by-laws specify that any stockholder notice of that type be delivered to or mailed and received by World Color at its principal office not less than 60 days nor more than 90 days prior to the annual meeting. If less than 70 days' notice or prior public disclosure of the date of the annual meeting is given to stockholders, then the stockholder notice must be received by World Color at is principal office no less than the close of business on the tenth day following the date on which notice of the annual meeting was mailed or publicly disclosed. A proposal or nomination that does not comply with these requirements will be disregarded. In addition, if a stockholder making a proposal does not comply with all of the requirements of Rule 14a-4 of the Securities Exchange Act, then a proxy solicited by the board of directors may be voted on at the discretion of the proxy holder. Such proposals or nominations should be addressed to:

                          Jennifer L. Adams, Secretary
                            World Color Press, Inc.
                                    The Mill
                              340 Pemberwick Road
                          Greenwich, Connecticut 06831

                      WHERE YOU CAN FIND MORE INFORMATION

    Quebecor Printing and World Color file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms at 450 Fifth Street N.W., Washington, D.C., and in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." The annual reports for Quebecor Printing on Form 40-F are not, however, available at the web site.

    Quebecor Printing filed a registration statement on Form F-4 to register with the SEC the Quebecor Printing subordinate voting shares to be issued to World Color stockholders and option holders in the merger and World Color convertible debenture holders upon conversion. This document is a part of that registration statement and constitutes a prospectus of Quebecor Printing in addition to being a proxy statement for the World Color meeting. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

    The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that Quebecor Printing and World Color have previously filed with the SEC. These documents contain important information about these companies, businesses and their finances.

QUEBECOR PRINTING (File No. 1-3507)                               PERIOD
---------------------------------------------  ---------------------------------------------
Annual Reports on Form 40-F                    Years ended December 31, 1998, 1997 and 1996
Current Reports on Form 6-K                    Filed on August 30, 1999, August 20, 1999,
                                               August 19, 1999, July 23, 1999, July 13,
                                               1999, June 4, 1999, May 27, 1999, May 5,
                                               1999, April 28, 1999, March 22, 1999,
                                               February 16, 1999, February 10, 1999 and
                                               January 29, 1999

WORLD COLOR (File No. 1-11802)                                    PERIOD
---------------------------------------------  ---------------------------------------------
Annual Reports on Form 10-K                    Years ended December 27, 1998, December 28,
                                               1997 and December 29, 1996
Quarterly Reports on Form 10-Q                 Quarters ended March 28, 1999 and June 27,
                                               1999
Current Report on Form 8-K                     Filed on July 13, 1999

    We are also incorporating by reference additional documents that we file with the SEC between the date of this document and the date of the World Color meeting.

    Quebecor Printing has supplied all information contained or incorporated by reference in this document relating to Quebecor Printing and World Color has supplied all the information relating to World Color.

    If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC or the SEC's Internet World Wide Web site (except for Quebecor Printing's Form 40-F) described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this document. Stockholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate party at the following addresses:

QUEBECOR PRINTING INC.                 WORLD COLOR PRESS, INC.
612 Saint-Jacques Street               The Mill
Montreal, Quebec                       340 Pemberwick Road
Canada, H3C 4M8                        Greenwich, Connecticut 06831
(514) 954-0101                         (203) 532-4200

    If you would like to request documents from us, please do so by September 27, 1999 to receive them before the World Color special meeting.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT TO VOTE ON THE WORLD COLOR MERGER PROPOSAL. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED SEPTEMBER 7, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS DOCUMENT, AND NEITHER THE MAILING OF THIS DOCUMENT TO STOCKHOLDERS NOR THE ISSUANCE OF QUEBECOR PRINTING SUBORDINATE VOTING SHARES IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                    ANNEX A
                                 CONFORMED COPY
                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                             QUEBECOR PRINTING INC.
                           PRINTING ACQUISITION INC.
                                      AND
                            WORLD COLOR PRESS, INC.
                           DATED AS OF JULY 12, 1999

                               TABLE OF CONTENTS

                                                                                                                 PAGE
                                                                                                                 -----
ARTICLE I  THE OFFER........................................................................................           1

  1.1.     THE OFFER........................................................................................           1

  1.2.     COMPANY ACTION...................................................................................           2

  1.3.     DIRECTORS........................................................................................           3

ARTICLE II  THE MERGER......................................................................................           4

  2.1.     THE MERGER.......................................................................................           4

  2.2.     EFFECT OF THE MERGER.............................................................................           4

  2.3.     CONSUMMATION OF THE MERGER.......................................................................           4

  2.4.     CERTIFICATE OF INCORPORATION AND BY-LAWS; DIRECTORS AND OFFICERS.................................           4

  2.5.     CONVERSION OF SECURITIES.........................................................................           5

  2.6.     STOCK OPTIONS....................................................................................           6

  2.7.     CLOSING OF COMPANY TRANSFER BOOKS................................................................           7

  2.8.     EXCHANGE OF CERTIFICATES.........................................................................           7

  2.9.     FUNDING OF PAYING AGENT..........................................................................           8

  2.10.    TAKING OF NECESSARY ACTION; FURTHER ACTION.......................................................           8

  2.11.    DISSENTING SHARES................................................................................           8

  2.12.    FRACTIONAL SHARES................................................................................           9

  2.13.    NO FURTHER OWNERSHIP RIGHTS IN COMMON............................................................           9

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER.........................................           9

  3.1.     ORGANIZATION AND QUALIFICATION...................................................................           9

  3.2.     AUTHORITY RELATIVE TO THIS AGREEMENT.............................................................          10

  3.3.     FINANCING ARRANGEMENTS...........................................................................          10

  3.4.     OWNERSHIP OF SHARES..............................................................................          11

  3.5.     SUBSIDIARIES.....................................................................................          11

  3.6.     CAPITALIZATION...................................................................................          11

  3.7.     COMMISSION FILINGS...............................................................................          11

  3.8.     LITIGATION.......................................................................................          12

  3.9.     EMPLOYEES AND LABOR..............................................................................          12

  3.10.    TAXES AND TAX RETURNS............................................................................          12

  3.11     EMPLOYEE BENEFIT PLANS...........................................................................          12

  3.12.    COMPLIANCE WITH LAWS.............................................................................          14

  3.13.    ENVIRONMENTAL MATTERS............................................................................          14

  3.14.    INTELLECTUAL PROPERTY............................................................................          15

  3.15.    YEAR 2000........................................................................................          16

  3.16.    NO STOCKHOLDER VOTE REQUIRED.....................................................................          16

  3.17.    PARENT CONSENTS..................................................................................          16

                                                                                                                 PAGE
                                                                                                                 -----
  3.18.    SUBSCRIPTION RIGHTS..............................................................................          16

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................................          16

  4.1.     ORGANIZATION AND QUALIFICATION...................................................................          16

  4.2.     SUBSIDIARIES.....................................................................................          17

  4.3.     CAPITALIZATION...................................................................................          17

  4.4.     AUTHORITY RELATIVE TO THIS AGREEMENT.............................................................          17

  4.5.     COMMISSION FILINGS...............................................................................          18

  4.6.     LITIGATION.......................................................................................          19

  4.7.     EMPLOYEES AND LABOR..............................................................................          19

  4.8.     TAXES AND TAX RETURNS............................................................................          19

  4.9      EMPLOYEE BENEFIT PLANS...........................................................................          20

  4.10.    STOCKHOLDER VOTE REQUIRED........................................................................          21

  4.11.    COMPLIANCE WITH LAWS.............................................................................          21

  4.12.    PROPERTIES.......................................................................................          21

  4.13.    ENVIRONMENTAL MATTERS............................................................................          22

  4.14.    INTELLECTUAL PROPERTY............................................................................          22

  4.15.    INSURANCE........................................................................................          22

  4.16.    YEAR 2000........................................................................................          23

ARTICLE V  CONDUCT OF BUSINESS PENDING THE MERGER...........................................................          23

  5.1.     CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER............................................          23

  5.2.     CERTAIN ACTIONS BY PARENT PENDING THE MERGER.....................................................          24

ARTICLE VI  ADDITIONAL AGREEMENTS...........................................................................          24

  6.1.     ACTION OF COMPANY STOCKHOLDERS...................................................................          24

  6.2.     COMPANY PROXY STATEMENT..........................................................................          25

  6.3.     PREPARATION OF THE FORM F-4 AND THE PARENT PROXY STATEMENT; PARENT STOCKHOLDERS MEETING..........          25

  6.4.     EXPENSES.........................................................................................          26

  6.5.     ADDITIONAL AGREEMENTS............................................................................          26

  6.6.     LIMITATION ON NEGOTIATIONS.......................................................................          26

  6.7.     NOTIFICATION OF CERTAIN MATTERS..................................................................          27

  6.8.     LISTING..........................................................................................          27

  6.9.     ACCESS TO INFORMATION............................................................................          27

  6.10.    STOCKHOLDER CLAIMS...............................................................................          28

  6.11.    TREATMENT OF EMPLOYEE COMPENSATION AND BENEFITS..................................................          28

  6.12.    INDEMNIFICATION RIGHTS...........................................................................          29

  6.13.    PARENT GUARANTEE.................................................................................          30

  6.14.    AFFILIATES.......................................................................................          30

                                                                                                                 PAGE
                                                                                                                 -----
ARTICLE VII  CONDITIONS.....................................................................................          30

  7.1.     CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER.....................................          30

  7.2.     ADDITIONAL CONDITIONS TO OBLIGATION OF PARENT AND PURCHASER TO EFFECT THE MERGER.................          31

  7.3.     ADDITIONAL CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER..........................          31

ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER.............................................................          31

  8.1.     TERMINATION......................................................................................          31

  8.2.     AMENDMENT........................................................................................          33

  8.3.     FEES UPON TERMINATION............................................................................          33

  8.4.     EFFECT OF TERMINATION............................................................................          34

  8.5.     WAIVER...........................................................................................          34

ARTICLE IX  GENERAL PROVISIONS..............................................................................          34

  9.1.     BROKERS..........................................................................................          34

  9.2.     PUBLIC STATEMENTS................................................................................          34

  9.3.     NOTICES..........................................................................................          34

  9.4.     INTERPRETATION...................................................................................          35

  9.5.     REPRESENTATIONS AND WARRANTIES...................................................................          35

  9.6.     SEVERABILITY.....................................................................................          35

  9.7.     MISCELLANEOUS....................................................................................          36

  9.8.     COUNTERPARTS.....................................................................................          36

  9.9.     SURVIVAL.........................................................................................          36

  9.10.    THIRD PARTY BENEFICIARIES........................................................................          36

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER dated as of July 12, 1999 (the "AGREEMENT") by and among QUEBECOR PRINTING INC., a corporation amalgamated under the laws of Canada ("PARENT"), PRINTING ACQUISITION INC., a Delaware corporation and a subsidiary of Parent ("PURCHASER"), and WORLD COLOR PRESS, INC., a Delaware corporation (the "COMPANY").

                              W I T N E S S E T H:

    WHEREAS, the Board of Directors of the Company has determined that it would be fair to, advisable and in the best interests of the Company's stockholders to enter into this Agreement and the Board of Directors of Parent and Purchaser have approved this Agreement providing for the acquisition of the Company by Purchaser pursuant to a tender offer (the "OFFER") by Purchaser to purchase for cash up to 23,500,000 (the "MAXIMUM NUMBER") of the outstanding shares of Common Stock, par value $0.01, of the Company (the "SHARES"), at a price of $35.69 in cash per Share; followed by a merger (the "MERGER") of Purchaser with and into the Company, all upon the terms and subject to the conditions set forth herein; and

    WHEREAS, in furtherance thereof, the respective Boards of Directors of Parent, Purchaser and the Company have approved this Agreement, the Offer and the Merger; and

    WHEREAS, contemporaneously with the execution and delivery of this Agreement and as a condition to Parent's willingness to enter this Agreement, (i) Parent and certain stockholders of the Company are entering into the Tender, Voting and Option Agreement in substantially the form of EXHIBIT C hereto (the "TENDER, VOTING AND OPTION AGREEMENT"), and (ii) the Company, Parent and Purchaser are entering in to the Stock Option Agreement in substantially the form of EXHIBIT D hereto (the "STOCK OPTION AGREEMENT").

    NOW THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants herein contained, the parties hereby agree as follows:

                                   ARTICLE I
                                   THE OFFER

    1.1. THE OFFER.

    (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1, Purchaser shall, as soon as reasonably practical after the date hereof, commence within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder (the "EXCHANGE ACT"), the Offer but in any event within five business days (as such term is defined in Rule 14e-1 under the Exchange
Act) from the date of public announcement of the execution hereof. The Offer will be subject only to the satisfaction or waiver of the conditions set forth in Annex I hereto (the "OFFER CONDITIONS"), any of which conditions may be waived in the sole discretion of Purchaser (other than the Minimum Condition (as such term is defined in Annex I), which may only be waived with the consent of the Board of Directors of the Company). Assuming all of the conditions to consummation of the Offer are satisfied, Purchaser shall consummate the Offer as promptly as possible.

    (b) Parent and Purchaser covenant and agree that upon the terms and subject to the conditions of this Agreement (including the Offer Conditions), Purchaser shall accept for payment all Shares, up to the Maximum Number of Shares, that are validly tendered on or prior to the expiration of the Offer and not timely withdrawn, as soon as it is permitted to do so under applicable law, and shall pay for such Shares promptly thereafter. Purchaser may, at any time, assign to one or more corporations, which are direct or indirect wholly owned subsidiaries of Parent, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment shall not relieve Purchaser and Parent of their obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares properly tendered and accepted for payment in accordance with the terms of this Agreement.

    (c) The Offer shall initially be scheduled to expire 20 business days following the commencement thereof; PROVIDED that, unless this Agreement shall have been terminated pursuant to Section 8.1, Purchaser shall, subject to
Section 1.1(e), extend the Offer from time to time in the event that, at a then-scheduled expiration date, the Offer Conditions have not been satisfied (other than incurable breaches of representations, warranties and covenants, PROVIDED that the determination of whether a breach is incurable is not in the sole discretion of Purchaser) each such extension not to exceed (unless otherwise consented to by the Company) the lesser of 10 additional business days or such fewer number of days that the Company and Parent reasonably believe are necessary to cause such Offer Condition to be satisfied; PROVIDED that, under no circumstances shall any such extension be less than the minimum number of days required by the Exchange Act or the rules and regulations promulgated thereunder or by applicable law and PROVIDED further that Purchaser shall not be required to extend the Offer more than 15 business days after making a public announcement that all of the Offer Conditions other than the Minimum Condition have been satisfied. Except as provided in Section 1.1(d) and Section 1.1(e), Purchaser shall not terminate the Offer without purchasing Shares pursuant to the Offer. As soon as reasonably practical on the date the Offer is commenced, Purchaser shall file with the Securities and Exchange Commission (the "COMMISSION") a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "SCHEDULE 14D-1") with respect to the Offer, that shall comply in all material respects with the provisions of such Schedule and all applicable Federal securities laws, and shall contain an Offer to Purchase and forms of the related letter of transmittal and summary advertisement (which Schedule 14D-1, Offer to Purchase and other documents are referred to herein collectively as the "TENDER OFFER DOCUMENTS"). Parent and Purchaser agree that the Company and its counsel shall be given an opportunity to review the Schedule 14D-1 before it is filed with the Commission. Parent, Purchaser and the Company each agree promptly to correct any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the Commission and the other Offer Documents as so corrected to be disseminated to holders of Shares in each case as and to the extent required by applicable securities laws. Parent will provide the Company with a copy of any comments Parent or Purchaser may receive from the Commission or its staff with respect to the Tender Offer Documents promptly following receipt thereof. Purchaser shall not, without the prior written consent of the Board of Directors of the Company, (i) decrease or change the form of the consideration payable in the Offer, (ii) reduce the number of Shares sought pursuant to the Offer, (iii) amend the Offer Conditions or impose additional conditions to the Offer, (iv) amend or change any term of the Offer or (v) waive the Minimum Condition.

    (d) In the event that this Agreement has been terminated pursuant to Section 8.1, Purchaser shall, and Parent shall cause Purchaser to, promptly terminate the Offer without accepting any Shares for payment.

    (e) If on September 13, 1999, either or both of the Minimum Condition or paragraph (b) of the Offer Conditions has not been satisfied, Purchaser shall, unless Parent and the Company otherwise agree, terminate the Offer, and the parties shall, subject to the terms and conditions hereof, seek to consummate the Merger in accordance with Section 2.5(c).

    1.2 COMPANY ACTION. The Company hereby consents to the Offer and represents that its Board of Directors has determined by a unanimous vote that the Offer and the Merger are fair to, advisable and in the best interests of, the Company and its stockholders, has approved the Offer and the Merger, has approved and adopted this Agreement, and has resolved to recommend acceptance of the Offer to, and adoption of this Agreement by, the Company's stockholders (it being understood that, notwithstanding anything in this Agreement to the contrary, if the Company's Board of Directors shall conclude, acting in good faith, after receiving advice from outside counsel or its financial advisor, that failure to modify or withdraw its recommendation would constitute a breach of their fiduciary duties under applicable law, the Board of Directors may so modify or withdraw its recommendation and such modification or withdrawal shall not constitute a breach of this Agreement). The Company further represents that Morgan Stanley & Co. Incorporated has delivered its written opinion to the Board of Directors of the Company that, as of the date hereof, the consideration to be received by holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view. Contemporaneously with the commencement of the Offer, but in no event prior to such date as the Purchaser has filed the Tender Offer Documents with the Commission, the Company shall file with the Commission and mail to holders of record and beneficial owners of Shares a Solicitation/ Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "SCHEDULE 14D-9"), which shall contain the recommendation of the Company's Board of Directors set forth in the preceding sentence. Parent, Purchaser and the Company each agree promptly to correct any information provided by it for use in the
Schedule 14D-9 that shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the
Schedule 14D-9 as so corrected to be filed with the Commission and disseminated to holders of Shares, in each case as and to the extent required by applicable securities laws. The Company shall from time to time furnish Purchaser with such additional information, if any, including updated or additional lists of stockholders, mailing labels and lists of securities positions, and other assistance as the Purchaser may reasonably request in order to be able to communicate the Offer to the stockholders of the Company. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer Documents, Parent, Purchaser and each of their respective affiliates and associates shall hold in confidence the information contained in any of such lists, labels or additional information and, if this Agreement is terminated, shall promptly redeliver to the Company all copies (of whatever nature) of such information then in their possession.

    1.3. DIRECTORS.

    (a) Promptly upon the purchase by Purchaser of Shares pursuant to the Offer, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of
(a) the number of directors on the Board of Directors of the Company (after giving effect to the appointment of such directors) and (b) the percentage that such number of Shares so purchased bears to the number of Shares outstanding, and the Company shall, upon request by Purchaser, promptly (i) increase the size of the Board of Directors of the Company to the extent permitted by its Amended and Restated Certificate of Incorporation and By-Laws (and amend the By-Laws, if so required, to increase the size of the Board of Directors to allow for such additional directors); and/or (ii) use reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Purchaser's designees to be elected to the Board of Directors of the Company (and shall hold a Board meeting for such purpose); and (iii) shall cause Purchaser's designees to be so elected. At any time after the execution hereof, at the request of Purchaser, the Company shall promptly take, at its expense, all action necessary to effect any such election, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in form and substance reasonably satisfactory to Purchaser and its counsel. Purchaser shall supply the Company and be solely responsible for any information included in the filings with the Commission with respect to themselves and their nominees, officers, directors and affiliates required by said Section 14(f) and Rule 14f-1.

    (b) Following the election or appointment of Purchaser's designees pursuant to this Section 1.3 and prior to the Effective Time, any amendment or waiver of any term or condition of this Agreement, any amendment of the provisions of the Amended and Restated Certificate of Incorporation or By-Laws of the Company affecting indemnification, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Purchaser or Parent or waiver or assertion of any of the Company's rights hereunder, and any other consent or action by the Board of Directors with respect to this Agreement, will require the separate concurrence of a majority of the continuing directors of the Company who hold office as of the date of this Agreement or if there are no such continuing directors, then a majority of the directors of the Company then in office who were not designated by Purchaser (the "DISINTERESTED DIRECTORS") and such concurrence shall constitute the authorization of the Board of Directors of the Company. The number of Disinterested Directors shall be not less than two. Any person who is a director on the date of this Agreement, but who, in order to carry out the provisions of this Section 1.3, is not a director at the Effective Time, shall be entitled to receive all payments at the time such director resigns as if he or she had been a director as of the Effective Time.

                                   ARTICLE II
                                   THE MERGER

    2.1 THE MERGER. At the Effective Time (as defined in Section 2.3), in accordance with this Agreement and the General Corporation Law of the State of Delaware, as amended (the "DELAWARE LAW"), Purchaser shall be merged with and into the Company, the separate existence of Purchaser (except as may be continued by operation of law) shall cease, and the Company shall continue as the surviving corporation. The Company, in its capacity as the corporation surviving the Merger, sometimes is referred to herein as the "Surviving Corporation."

    2.2 EFFECT OF THE MERGER. The Surviving Corporation shall possess all the rights, privileges, powers and franchises, of a public as well as a private nature, and be subject to all the restrictions, disabilities and duties, of each of Purchaser and the Company (collectively, the "CONSTITUENT CORPORATIONS"); the Surviving Corporation shall be vested with the rights, privileges, powers and franchises, all properties and assets and all debts due on whatever account, and all other things in action or belonging to, and all and every other interest of, each of the Constituent Corporations; and all debts, liabilities and duties of each of the Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, all with the effect set forth in Section 259 of the Delaware Law.

    2.3 CONSUMMATION OF THE MERGER. As soon as is practicable after the satisfaction or waiver of the conditions set forth in Article VII, and in no event later than five business days after such satisfaction or waiver, the parties to this Agreement will cause a Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the Delaware Law. The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as specified in the Certificate of Merger (the "EFFECTIVE TIME").

    2.4 CERTIFICATE OF INCORPORATION AND BY-LAWS; DIRECTORS AND OFFICERS. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated at the Effective Time so as to read in its entirety in the form set forth as EXHIBIT A hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation immediately after the Effective Time. The By-Laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation immediately after the Effective Time and the directors of the Company shall submit their resignations at the Effective Time. The directors of Purchaser holding office immediately prior to the Effective Time shall be the directors of the Surviving

Corporation immediately after the Effective Time. The officers of the Company holding office immediately prior to the Effective Time shall be the officers (holding the same offices as they held with the Company) of the Surviving Corporation immediately after the Effective Time until such time as their successors shall have been duly appointed.

    2.5 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder of any of the following securities:

    (a) If Purchaser shall have purchased, pursuant to the Offer, the Maximum Number of Shares, each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 2.5(d)) shall be canceled, extinguished and converted into the right to receive a number (rounded to the nearest one-millionth of a share) of fully paid and nonassessable, Subordinate Voting Shares of Parent ("PARENT STOCK"), equal to the Exchange Ratio (as defined below).

    (b) If Purchaser shall have purchased, pursuant to the Offer, less than the Maximum Number of Shares (the number of Shares so paid for and purchased in the Offer being referred to herein as the "PURCHASED SHARE NUMBER"), each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.5(d) and other than Shares with respect to which the provisions of Section 2.11 are applicable) shall be cancelled, extinguished and converted into the right to receive, (i) cash, in an amount equal to the product of the Cash Proration Factor (as defined below) multiplied by $35.69 and (ii) a number (rounded to the nearest one-millionth of a share) of fully paid and non-assessable shares of Parent Stock equal to the product of (x) 1 minus the Cash Proration Factor multiplied by (y) the Exchange Ratio.

    (c) If the Offer is terminated pursuant to Section 1.1(e), each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.5(d)) shall be canceled, extinguished and converted into the right to receive, (i) cash, in an amount equal to $22.00 and
(ii) .6311 shares of Parent Stock.

    (d) Each Share held in the treasury of the Company and each Share owned by Purchaser, in each case immediately prior to the Effective Time, shall automatically be canceled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

    (e) Each share of capital stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted and changed into one validly issued, fully paid and nonassessable share of such capital stock of the Surviving Corporation.

    (f) If prior to the Effective Time, Parent or the Company, as the case may be, should (in the case of Parent, after obtaining the consent required by Section 5.2 hereof; in the case of the Company, after obtaining the consent required by Section 5.1 hereof) split, combine or otherwise reclassify the Parent Stock or the Shares, or pay (or set a record date that is prior to the Effective Time with respect to) a stock dividend or other stock distribution in Parent Stock or the Shares, or otherwise change the Parent Stock or Shares into any other securities, or make any other such stock dividend or distribution with respect to the Parent Stock or the Shares in capital stock of Parent or the Company or of their respective subsidiaries in respect of the Parent Stock or the Shares, respectively, then the Merger Consideration and the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

    (g) Share certificates surrendered for exchange by any person constituting an affiliate of the Company for purposes of Rule 145 under the Securities Act shall not be exchanged for certificates representing Parent Stock until Parent has received a written agreement from such person as provided in Section 6.14.

    (h) For purposes of this Agreement, "EXCHANGE RATIO" is equal to 1.6455 shares of Parent Stock per Share. The "CASH PRORATION FACTOR" shall be a fraction, of which (A) the numerator is equal to (x) the Maximum Number minus
(y) the Purchased Share Number, if any, and (B) the denominator is equal to the number of Shares issued and outstanding immediately prior to the Effective Time (excluding Shares to be canceled pursuant to Section 2.5(d) and other than Shares with respect to which the provisions of Section 2.11 are applicable) (the "FINAL OUTSTANDING NUMBER"). The consideration provided for in Sections 2.5(a),
(b), or (c), as applicable, together with the consideration provided for in
Section 2.12, is referred to herein as the "MERGER CONSIDERATION".

    (i) At the Effective Time, all Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist (in the case of the Shares to be cancelled pursuant to Section 2.5(d), without the payment of any consideration therefor), and each certificate (a "CERTIFICATE") formerly representing any of such Shares, other than the Shares to be cancelled pursuant to Section 2.5(d), shall thereafter represent only the right to receive the Merger Consideration.

    2.6 STOCK OPTIONS. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Plans (as defined below)) shall adopt such resolutions or take such other actions as may be required to effect the following:

    (a) adjust the terms of all outstanding employee or director stock options to purchase Shares and any related stock appreciation rights ("COMPANY STOCK OPTIONS") granted under any stock option or stock purchase plan, program or arrangement of the Company (the "STOCK PLANS"), to provide that, at the consummation of the Offer, each Company Stock Option outstanding immediately prior to the consummation of the Offer shall (except to the extent that Parent and the holder of a Company Stock Option otherwise agree prior to the consummation of the Offer or unless the holder of such Company Stock Option shall have elected otherwise by written notice to Parent prior to the date 10 business days prior to the consummation of the Offer) be cancelled in exchange for (A) a cash payment from the Surviving Corporation to be made promptly following the consummation of the Offer (subject to any applicable withholding taxes) equal in value to (1) the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option (the "OPTION SHARES"), multiplied by (y) $22.00, multiplied by (z) the excess of $35.69 over the exercise price per share of Common Stock subject to such Company Stock Option, divided by (2) $35.69, and (B) a number of shares of Parent Stock to be issued promptly following the Effective Time equal to (1) the product of (x) the number of Option Shares, multiplied by (y) 0.6311, multiplied by (z) the excess of $35.69 over the exercise price per share of Common Stock subject to such Company Stock Option, divided by (2) $35.69; PROVIDED, HOWEVER, that if the Offer is terminated pursuant to Section 1.1(e), references to "consummation of the Offer" above shall be deemed replaced by the term "Effective Time." The calculation of the amounts described in (A) and (B) of this Section 2.6(a) may also be expressed with the following formulas:

    (A) = (Option Shares) X ($22.00) X ($35.69-Exercise Price)
                                             $35.69

    (B) = (Option Shares) X ($22.00) X ($35.69-Exercise Price)
                                             $35.69

    (b) except as provided herein or as otherwise agreed to by the parties, the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary shall terminate as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Company Stock Option nor any participant in any Stock Plan shall have any right thereunder to acquire equity securities of the Company or the Surviving Corporation; and

    (c) prior to the expiration date of the Offer (or if the Offer is terminated pursuant to Section 1.1(e), immediately prior to the Effective Time), any restrictions imposed pursuant to any Stock Plan on any shares of Common Stock of the Company (such shares, "COMPANY RESTRICTED STOCK") shall (subject, if the Offer has not been terminated pursuant to Section 1.1(e), to the consummation of the Offer) lapse and each share of Company Restricted Stock shall be subject to the same terms and conditions of this Agreement as the Shares; PROVIDED, HOWEVER, that in the event the Offer is terminated, such restrictions shall be deemed to have not lapsed until immediately prior to the Effective Time.

    (d) To the extent that Parent is not a "FOREIGN PRIVATE ISSUER" within the meaning of Rule 3b-4(c) under the Exchange Act, Parent shall take all steps to cause any acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of the Company or (ii) at the Effective Time will become a director or officer of Parent to become exempt under Rule 16b-3 promulgated under the Exchange Act.

    2.7 CLOSING OF COMPANY TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed with respect to Shares issued and outstanding immediately prior to the Effective Time and no further transfer of such Shares shall thereafter be made on such stock transfer books. If, after the Effective Time, valid certificates previously representing such Shares are presented to the Surviving Corporation or the Paying Agent (as defined in Section 2.8), they shall be exchanged as provided in Section 2.8.

    2.8 EXCHANGE OF CERTIFICATES. Prior to the Effective Time, Purchaser shall designate a bank or trust company, reasonably satisfactory to the Company, to act as agent (the "PAYING AGENT") for the holders of Shares to receive the funds and certificates necessary to effect the exchange for the Merger Consideration of certificates which, immediately prior to the Effective Time, represented Shares entitled to payment pursuant to Section 2.5(a), 2.5(b) or 2.5(c). As soon as practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail a transmittal form (the "LETTER OF TRANSMITTAL") (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing such Shares shall pass, only upon proper delivery to the Paying Agent) to each holder of record of certificates theretofore representing such Shares advising such holder of the procedure for surrendering to the Paying Agent such certificates for payment of the Merger Consideration in respect thereof. If any certificate of Parent Stock is to be issued in the name of, or if cash is to be remitted to, a person other than the person in whose name the certificates for Shares surrendered for exchange are registered on the books of the Company, it shall be a condition of the exchange that the certificate so surrendered shall be properly endorsed and the person requesting such exchange shall pay to the Paying Agent all transfer or other taxes required by reason of the issuance of such check in the name of a person other than the registered owner of the certificates surrendered, or shall establish to the satisfaction of the Paying Agent that such taxes have been paid or are not applicable. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of certificates theretofore representing Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar laws. Upon the surrender and exchange of a certificate theretofore representing Shares, together with such Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder shall be entitled to receive a certificate for the number of full shares of Parent Stock and the amount of cash, if any, without interest thereon, to which he or she is entitled hereunder, less only such amount required to be withheld under applicable backup withholding federal income tax regulations, and such certificate shall forthwith be cancelled. Until so surrendered and exchanged, each such certificate shall represent solely the right to receive the Merger Consideration into which the Shares it theretofore represented shall have been converted pursuant to Sections 2.5(a), 2.5(b) or 2.5(c), without interest, and the Surviving Corporation shall not be required to pay the holder thereof the Merger Consideration to which such holder otherwise would be entitled; provided that customary and appropriate certifications and indemnities allowing for payment against lost or destroyed certificates shall be permitted. If any certificates representing any Shares shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any payment in respect thereof would otherwise escheat to or become the property of any governmental unit or agency), the payment in respect of such certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

    2.9 FUNDING OF PAYING AGENT. Parent or Purchaser shall transmit by wire, or other acceptable means, to the Paying Agent prior to the Effective Time funds required for the cash portion of the exchange of Shares and cancellation of Company Options in accordance with this Agreement. The Paying Agent shall agree to hold such funds in trust and deliver such funds (in the form of checks of the Paying Agent) in accordance with this Section and Section 2.8. Any portion of such funds which has not been paid to holders of the Shares or Options pursuant to Section 2.8 within six months after the Effective Time shall promptly be paid to the party which provided such funds, and thereafter holders of certificates representing the right to receive the cash into which Shares or Options formerly represented by such certificates shall have been converted pursuant to Section 2.5(a), 2.5(b), 2.5(c) or 2.6 who have not theretofore complied with Section 2.8 shall look solely to the Surviving Corporation or the Paying Agent for payment of the amount of cash to which they are entitled pursuant to this Agreement.

    2.10 TAKING OF NECESSARY ACTION; FURTHER ACTION. Parent, Purchaser and the Company shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Offer and the Merger as promptly as possible. If, at any time after the Effective Time, any further actions are necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, immunities, powers and franchises of either or both of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of either or both of the Constituent Corporations or otherwise to take, and shall take, all such actions.

    2.11 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, if stockholders of the Company are entitled to appraisal rights under
Section 262 of the Delaware Law, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who
(i) have not voted such Shares in favor of the Merger and (ii) have delivered timely a written demand for appraisal of such Shares in the manner provided in
Section 262 of the Delaware Law shall not be cancelled and converted into the right to receive the Merger Consideration described in Section 2.5(a), 2.5(b) or 2.5(c), unless and until such holder shall have failed to perfect, or effectively shall have withdrawn or lost, such holder's right to appraisal and payment under the Delaware Law. If such holder shall have so failed to perfect, or effectively shall have withdrawn or lost such right, such holder's Shares shall thereupon be deemed to have been cancelled and converted as described in Sections 2.5(a), 2.5(b) and 2.5(c), at the Effective Time, and each Share shall represent solely the right to receive the appropriate Merger Consideration. From and after the Effective Time, no stockholder who has demanded appraisal rights as provided in Section 262(d) of the Delaware Law shall be entitled to vote his or her Shares for any purpose or to receive payment of dividends or other distributions with respect to his or her Shares (except dividends and other distributions payable to stockholders of record at a date which is prior to the Effective Time). The Company will give Purchaser prompt notice of all written demands received by the Company for appraisal of Shares.

    2.12. FRACTIONAL SHARES.

    (a) No certificates or scrip or shares of Parent Stock representing fractional shares of Parent Stock shall be issued upon the surrender for exchange of Certificates and such fractional interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Stock.

    (b) Notwithstanding any other provision of this Agreement, each holder of Shares exchanged pursuant to the Merger and each holder of Company Stock Options who would otherwise have been entitled pursuant to this Agreement to receive a fraction of a share of Parent Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Stock multiplied by (ii) $21.6875.

    2.13. NO FURTHER OWNERSHIP RIGHTS IN COMMON. From and after the Effective Time, the holders of Shares which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided in this Agreement or by applicable law. All shares of Parent Stock issued and cash paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the Shares.

                                  ARTICLE III
                       REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND PURCHASER

    Parent and Purchaser hereby represent and warrant to the Company as follows:

    3.1. ORGANIZATION AND QUALIFICATION. Parent has been duly incorporated and is validly existing as a corporation and in good standing under the laws of Canada and has full corporate power and authority to own its properties and conduct its business as presently owned and conducted, except where such failure to be so incorporated, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined below). Parent is duly qualified as a foreign corporation and in good standing in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Purchaser has been duly incorporated and is validly existing as a corporation and in good standing under the laws of the State of Delaware and has the full corporate power and authority to conduct its business as presently conducted, except where such failure to be so incorporated, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined below). Purchaser has been formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has no liabilities other than liabilities that, upon merger of Purchaser and the Company, would not result in a breach or violation by the Surviving Corporation of the covenants contained in (i) the Indenture dated as of February 22, 1999, between the Company and The Bank of New York, as Trustee, relating to the 7 3/4% Senior Subordinated Notes Due 2009; (ii) the Indenture dated as of November 20, 1998, between the Company and The Bank of New York, as Trustee, relating to the 8 3/8% Senior Subordinated Notes Due 2008;
(iii) the Indenture dated as of October 8, 1997, between the Company and State Street Bank, as Trustee, relating to the 6% Convertible Senior Subordinated Notes Due 2007, (iv) Participation Agreement, dated as of December 21, 1993 among World Color Press, Inc., General Electric Capital Corporation, State Street Bank and Trust Company of Connecticut, National Association and State Street Bank and Trust Company of California, N.A. and ancillary documents related thereto; (v) Participation Agreement, dated as of July 1, 1998 among World Color Press, Inc.,

General Electric Capital Corporation, State Street Bank and Trust Company of Connecticut, National Association and State Street Bank and Trust Company of California, N.A. and ancillary documents related thereto; (vi) Master Lease Agreement, dated as of May 11, 1998 by and between BancBoston Leasing Inc. and World Color Press, Inc., and ancillary documents related thereto; or (vii) Chattel Leasing Loan and Security Agreement, dated as of December 20, 1994, by and among World Color Press, Inc., the lenders named on the signature pages thereto and such other lenders that may become parties thereto, and BancBoston Leasing Inc., and ancillary documents related thereto. The copies of the Articles of Amalgamation of the Parent, dated January 1, 1990, as amended, the Certificate of Incorporation of the Purchaser, and the By-Laws of each of Parent and the Purchaser previously delivered to the Company are true, correct and complete as of the date hereof. When used in connection with Parent or any of its subsidiaries, the term "Material Adverse Effect" means any change or effect that is or would be materially adverse to the business, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, other than any such effect attributable to or resulting from (i) the public announcement or consummation of the transactions contemplated by this Agreement including, without limitation, the loss of customers or employees resulting therefrom (ii) any change in general economic conditions, financial market conditions or in conditions affecting Parent's industry generally, (iii) any act or omission of Parent or any of its subsidiaries taken with the prior consent of the Company pursuant to Section 5.2 or (iv) actions taken by Parent or any of its subsidiaries at the specific request of the Company.

    3.2. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Purchaser has the requisite corporate power and authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Parent and Purchaser, and no other corporate proceedings (other than such consents which have already been obtained) on the part of Parent or Purchaser are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Purchaser and constitutes a valid and binding obligation of each such company, enforceable in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors rights generally or by equitable principles. None of Parent or Purchaser is subject to or obligated under any provision of (a) its respective Certificate of Incorporation or By-Laws, (b) any contract, (c) any license, franchise or permit or (d) any law, regulation, order, judgment or decree, which would be breached or violated or in respect of which a right of termination or acceleration or any encumbrance on any of its or any of its subsidiaries assets could be created by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby, other than consent requirements that have already been satisfied and, in the cases of clauses (b), (c) and (d), any such breaches or violations which will not, individually or in the aggregate, have a Material Adverse Effect. Other than in connection with or in compliance with the provisions of the Delaware Law, the Exchange Act, the securities or blue-sky laws of the various states of the United States and the provinces of Canada and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the "H-S-R ACT"), no authorization, consent or approval of or filing with, any public body, court or authority is necessary on the part of Parent or Purchaser for the consummation by Parent and Purchaser of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Purchaser or on the ability of Parent or Purchaser to perform their respective obligations hereunder.

    3.3. FINANCING ARRANGEMENTS. Purchaser shall have funds available to it on the Expiration Date sufficient to purchase the Shares and enable the Surviving Corporation to pay all amounts payable in consideration of the cancellation of the Company Stock Options in accordance with the terms of this

Agreement and the refinancing of all indebtedness of the Company and its subsidiaries required to be refinanced in connection with the transactions contemplated by this Agreement.

    3.4. OWNERSHIP OF SHARES. As of the date hereof, none of Parent, Purchaser or any of their subsidiaries owns (beneficially or otherwise) any Shares (except for Shares that may be held in any of their pension or employee benefit plans).

    3.5. SUBSIDIARIES. Each material subsidiary of Parent has been duly incorporated or organized and is validly existing as a corporation or other legal entity and is in good standing in its respective jurisdiction of organization and has full corporate or organizational power and authority to own its properties and conduct its businesses as presently owned and conducted, except where such failure to be so incorporated or organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each material subsidiary of Parent is duly qualified as a foreign corporation or other legal entity and in good standing in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary except where the failure to be so qualified, would not reasonably be expected to have a Material Adverse Effect.

    3.6. CAPITALIZATION.

    (a) As of July 8, 1999, the authorized equity capitalization of Parent consists of an unlimited number of Multiple Voting Shares, no par value, of which 62,984,552 are outstanding, an unlimited number of Subordinate Voting Shares, no par value, of which 59,603,587 are outstanding and an unlimited number of preferred shares, of which 12,000,000 are outstanding. All of the outstanding shares of Parent's capital stock are validly issued, fully paid and nonassessable. The aggregate number of outstanding awards of shares of Parent Stock that have been issued pursuant to Parent's stock option plans as of July 8, 1999 is 2,568,613.

    (b) Except as described in paragraph (a) above, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating Parent or any of its subsidiaries to issue or sell any shares of capital stock of Parent or of any of its subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of Parent or any of its subsidiaries. The holders of the outstanding Subordinate Voting Shares are not entitled to any preemptive or other similar rights.

    3.7. COMMISSION FILINGS. Parent has made available to the Company copies of Parent's (i) Annual Reports on Form 40-F for the fiscal years ended December 31, 1997 and 1998, (ii) Parent's Current Reports on Form 6-K for 1999, (iii) proxy statements relating to Parent's meetings of stockholders (whether annual or special) during the years 1997 through 1999, inclusive, and (iv) filings under the Securities Act of 1933, as amended (the "SECURITIES ACT"), since January 1, 1997, in each case as filed with the Commission. Since January 1, 1997, Parent has filed all reports, registration statements and other documents required to be filed under the Exchange Act and the rules and regulations thereunder, and all such reports, registration statements and other documents complied (except to the extent revised or superseded by a subsequent public filing with the Commission prior to the date hereof), in all material respects, with the requirements of the Exchange Act, such compliance to be determined, to the extent applicable, in accordance with the standards applied to Parent Reports in the following two sentences. As of their respective dates, Parent's Annual Report for 1998, Parent's Current Reports on Form 6-K with respect to events which occurred in 1999 and Parent's 1999 Proxy Statement (together, the "PARENT REPORTS") (except to the extent revised or superseded by a subsequent public filing with the Commission prior to the date hereof) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent

(including any related notes and schedules) included in the reports referred to in clauses (i) and (ii) of the first sentence of this paragraph have been prepared in accordance with Canadian generally accepted accounting principles ("CANADIAN GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (except to the extent revised or superseded by financial statements included in a subsequent public filing with the Commission prior to the date hereof) fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal year-end adjustments and any other adjustments described therein, and the fact that the interim financial statements were prepared in accordance with the rules and regulations of the Commission and, therefore, certain information required by Canadian GAAP may have been omitted. Except as set forth in Parent Reports, since March 31, 1999,
(i) there has not been a Material Adverse Effect, and (ii) except as permitted by this Agreement, there has been (1) no declaration, setting aside or payment of any dividend or other distribution by Parent in respect of Parent Stock, and
(2) no material change in the accounting principles as reflected in the first footnote of the audited financial statements of Parent for the fiscal year ending December 31, 1998.

    3.8. LITIGATION. Except as disclosed in the Parent Reports, there are no claims, actions, proceedings, or investigations pending or, to the knowledge of Parent, threatened in writing against Parent or any of its subsidiaries or any of their officers or directors (in their capacity as such) before any court or governmental or regulatory authority or body which would reasonably be expected to result in a Material Adverse Effect and neither Parent nor any of its subsidiaries or any of their officers or directors (in their capacity as such) are subject to any writs, injunctions or decrees which would reasonably be expected to result in a Material Adverse Effect.

    3.9. EMPLOYEES AND LABOR. Except as disclosed in Parent Reports, there is no pending or, to the knowledge of Parent or any subsidiary, threatened, dispute between Parent or any subsidiary and their present or past employees other than such disputes as do not or would not reasonably be expected to result in a Material Adverse Effect.

    3.10. TAXES AND TAX RETURNS. Except for such failures to file or pay as would not reasonably be expected to result in a Material Adverse Effect or as disclosed in Parent Reports, Parent and each of its subsidiaries have timely filed all tax returns, declarations and information statements that they are required to file and have timely paid all taxes shown thereon except to the extent that such taxes are being contested in good faith. Parent's consolidated liability for taxes is adequately provided for by reserves except for any failure to provide reserves that would not reasonably be expected to result in a Material Adverse Effect. As used in this Agreement, the term "TAXES" includes all taxes of any nature whatsoever and however denominated, including, without limitation, income, capital, franchise, sales, gross receipts, occupation, use, severance, real and personal property, employment, excise, goods and services, stamp, impost, governmental fees, environmental, transfer, duties and all other charges, as well as penalties and interest thereon, imposed by any government or instrumentality, whether federal, state, provincial, local, foreign or other.

    3.11. EMPLOYEE BENEFIT PLANS.

    (a) No liability under Title IV of ERISA or under sections 82-86 of the Ontario Pension Benefits Act (the "PBA") and related regulation under that Act has been incurred by Parent or any Parent ERISA Affiliate that has not been satisfied in full, other than liability that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and no condition exists that presents a material risk to Parent or any Parent ERISA Affiliate of incurring a liability under such Title or such provisions of the PBA, other than liability for premium payments to the Pension Benefit Guaranty Corporation or Pension Benefits Guarantee Fund assessments and contributions in the ordinary course of business, which premiums, assessments or contributions have been or will be paid when due, and other than liability that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

    (b) Neither Parent nor any Parent ERISA Affiliate, nor any of the Parent Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in any prohibited transactions (within the meaning of Section 406 of ERISA and Section 4975 of the Code) or engaged in any transactions prohibited by any applicable Canadian federal or provincial pension benefits standards legislation or by the Income Tax Act (Canada) (the "ITA") with respect to any Parent Plan registered under such legislation in connection with which Parent or any Parent ERISA Affiliate could, either directly or indirectly, incur any liability (or liabilities) that either individually or the aggregate would reasonably be expected to have a Material Adverse Effect. The term "PARENT PLAN" means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Parent or by any trade or business, whether or not incorporated, that together with Parent would be deemed a "single employer" with Parent under Section 414 of the Code (a "PARENT ERISA AFFILIATE") for the benefit of any employee or director or former employee or former director of Parent or any Parent ERISA Affiliate.

    (c) There has been no change in either the financial position or funded status of the Parent Plans that are subject to Title IV of ERISA or applicable Canadian federal or provincial pension benefits standards legislation since the date of the information relating to the financial position and funded status of such plans contained in the most recent Parent Form 40-F filed with the SEC or actuarial reports filed with applicable regulatory authorities under Canadian federal or provincial pension benefits standards legislation, other than such changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

    (d) To the knowledge of the Parent, each of the Parent Plans that is intended to satisfy the requirements of Section 125, 401(a) or 501(c)(9) of the Code satisfies such requirements except where the failure to do so would not either individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Each of the Parent Plans has been operated and administered in compliance with its terms and applicable laws, including but not limited to ERISA, the Code, the ITA and applicable Canadian federal or provincial pension benefits standards legislation, except where the failure to do so would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

    (e) With respect to any Parent Plan that is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, the aggregate withdrawal liability that Parent and the Parent ERISA Affiliates would incur if Parent and the Parent ERISA Affiliates incurred a complete withdrawal under each such plan on the date hereof would not reasonably be expected to have a Material Adverse Effect.

    (f) There are no actions, suits or claims pending, or, to the knowledge of Parent, threatened or anticipated (other than routine claims for benefits) against any Parent Plan, the assets of any Parent Plan or against Parent or any Parent ERISA Affiliate with respect to any Parent Plan that would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

    (g) The consummation of the transactions contemplated by this Agreement will not, by the terms of any Parent Plan, result in, and is not, under the terms of any Parent Plan, a precondition to, (i) any current or former employee or director of Parent or any Parent ERISA Affiliate becoming entitled to severance pay, unemployment compensation or any similar payment, or (ii) any acceleration in the time of payment or vesting, or increase the amount, of any compensation due to any such current or former employee or director, or (iii) the renewal or extension of the term of any agreement regarding compensation for any such current or former employee or director.

    (h) Any payment of surplus out of any Parent Plan and any contribution holidays taken by the Parent or any of its subsidiaries under any Parent Plan were authorized under the terms of the Parent Plan and under applicable law, except any such payments or contribution holidays which in the aggregate would not reasonably be expected to have a Material Adverse Effect.

    3.12. COMPLIANCE WITH LAWS. Except as disclosed in Parent Reports, Parent and its subsidiaries are in compliance in all material respects with all laws, regulations, rules, orders, policies, guidelines and other requirements of all governmental authorities applicable to their businesses in effect as of the date hereof except where the failure to do so would not individually or in the aggregate be reasonably be expected to have a Material Adverse Effect. Parent and its subsidiaries each hold or have filed in a timely manner applications or renewals for all permits, licenses, certificates, grants or other authorizations of foreign, federal, state and local governmental agencies (being collectively referred to herein as "AUTHORIZATIONS") required for the conduct of its business as now conducted, and are in compliance with all provisions and conditions thereof, except for those Authorizations or any such noncompliance which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. Such Authorizations constitute all Authorizations required to permit Parent and its subsidiaries to conduct their business in all material respects in the manner so conducted from and after the Effective Time except for such Authorizations the lack of which would not reasonably be expected to result in a Material Adverse Effect. To the knowledge of Parent, there is no reasonable ground to believe that any of the foregoing Authorizations will not, in the ordinary course be renewable upon their expiration except for those Authorizations for which the failure to renew would not reasonably be expected to result in a Material Adverse Effect. Anything in this Section 3.12 notwithstanding, it is understood and agreed that the foregoing shall not be deemed inaccurate by reason of the ordinary expiration of Authorizations, the renewal of which is expected to be obtained in the ordinary course or for which the failure to renew would not reasonably be expected to result in a Material Adverse Effect.

    3.13. ENVIRONMENTAL MATTERS.

    (a) Parent and its subsidiaries are in compliance with all applicable Environmental Laws, except as otherwise disclosed in Parent Reports and except for noncompliance, which individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

    (b) Except as disclosed in Parent Reports, to the knowledge of Parent: (i) there have been no Releases of Hazardous Material in, on, under or affecting the properties or any surrounding site that Parent or its subsidiaries have operated or owned and (ii) neither Parent nor any of its subsidiaries has disposed of any Hazardous Material or any substance in a manner that has led, or would reasonably be anticipated to lead, to a Release except in each case under clause
(i) or (ii) for those which individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect, and except in each case for Releases made in compliance in all material respects with Environmental Laws. Except as disclosed in Parent Reports, neither Parent nor any of its subsidiaries or, to Parent's knowledge, any predecessors thereof, has received any notice that it is a "POTENTIALLY RESPONSIBLE PARTY" under any Environmental Law, except for any notice the basis of which has been determined and Parent's liability, if any, has been paid or provided for in the financial statements included as part of Parent Reports and except for any notice concerning a liability whose amount, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect.

    (c) For purposes of this Agreement:

        (1) "ENVIRONMENTAL LAW" means any applicable law in effect as of the date hereof regulating or prohibiting Releases of Hazardous Material into any part of the environment, or pertaining to the protection of natural resources, the environment and public and employee health and safety including, without limitation, the Comprehensive Environmental Response, Compensation and

    Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C.
    Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 7401 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 et seq., the Oil Pollution Act (33 U.S.C. Section 2701 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 300 (et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Canadian Environmental Protection Act (R.S.C. 1985, c. 16), the Transportation of Dangerous Goods Act (Canada) (S.C. 1992, c. 34), the Dangerous Goods Transportation Act (Ontario) (R.S.O. 1990, c. D.1), the Environmental Protection Act (Ontario) (R.S.O. 1990, c. E.19), the Occupational Health and Safety Act (Ontario) (R.S.O. 1990, c. O.1), the Ontario Water Resources Act (R.S.O. 1990, c. O.40), the Environment Quality Act (Quebec) (R.S.Q., c. Q-2) and the Transportation of Dangerous Substances Regulation (Quebec) (R.R.Q. 1981, c. C-24.2, Reg 4.2) and the regulations promulgated pursuant thereto, and any such applicable federal, provincial, state or local statutes, and the regulations promulgated pursuant thereto, as such laws have been amended or supplemented through the Effective Time;

        (2) "HAZARDOUS MATERIAL" means any substance, pollutant, material or waste which is regulated by Environmental Law, including, without limitation, coal tar, asbestos, polychlorinated biphenyls, petroleum, and any material or substance which is defined as a "HAZARDOUS WASTE," "HAZARDOUS MATERIAL," "HAZARDOUS SUBSTANCE," "HAZARDOUS AIR POLLUTANT," "EXTREMELY HAZARDOUS SUBSTANCE" or "RESTRICTED HAZARDOUS WASTE," "CONTAMINANT," "POLLUTANT," "TOXIC WASTE" or "TOXIC SUBSTANCE" under any provision of Environmental Law; and

        (3) "RELEASE" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration in or into the indoor or outdoor environment (whether on site or off site), or in, into or out of any property owned, operated or leased by the applicable party or its subsidiaries or predecessors thereof.

    3.14. INTELLECTUAL PROPERTY. Except in each case as would not, individually or in the aggregate, have a Material Adverse Effect and except as disclosed in Parent Reports filed and publicly available prior to the date of this Agreement:
(a) Parent and each of its subsidiaries owns, is licensed or otherwise has the right to use, all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (b) the use of any Intellectual Property by Parent and its subsidiaries does not infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Parent or any subsidiary acquired the right to use any Intellectual Property; (c) to the knowledge of Parent, no person is challenging, infringing on or otherwise violating any right of Parent or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to Parent or its subsidiaries; and (d) neither Parent nor any of its subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by Parent and its subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by Parent or its subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; proprietary writings and other works, whether copyrightable or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof;

any similar intellectual property or proprietary rights; and any claims or causes of action arising out of or relating to any infringement or misappropriation of any of the foregoing.

    3.15. YEAR 2000. To the knowledge of Parent, the software, operations, systems and processes (including, to the knowledge of Parent, software, operations, systems and processes obtained from third parties) which, in whole or in part, are used, operated, relied upon, or integral to, Parent's or any of its subsidiaries, conduct of their business, are Year 2000 Compliant (as hereinafter defined), to the extent that and except as disclosed in Parent Reports filed and publicly available prior to the date of this Agreement or where the failure to be Year 2000 Compliant would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, "YEAR 2000 COMPLIANT" means the ability to process (including calculate, compare, sequence, display or store), transmit or receive data or data/time data from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, and leap year calculations without error or malfunction.

    3.16. NO STOCKHOLDER VOTE REQUIRED. Except as may be required by the rules of the New York Stock Exchange, Inc. (the "NYSE"), the Montreal Exchange ("ME") or the Toronto Stock Exchange ("TSE"), no vote of the stockholders of Parent is required to approve this Agreement and the transactions contemplated hereby. To the extent that any such vote is required, the vote of Quebecor Inc. will be sufficient to approve the transaction at a properly called meeting of the stockholders of Parent.

    3.17. PARENT CONSENTS. Parent has received all consents required under the Shareholders Agreement between Quebecor Inc. and Caisse de Depot et placement du Quebec and Parent's By-laws to Parent's entering into this Agreement and the consummation of the transactions contemplated hereby.

    3.18. SUBSCRIPTION RIGHTS. Parent has received confirmation that none of the subscription rights attaching to its Multiple Voting Shares would be exercised by the holders thereof in connection with the transactions contemplated hereby.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Purchaser that:

    4.1. ORGANIZATION AND QUALIFICATION. The Company has been duly incorporated and is validly existing as a corporation and in good standing under the laws of the State of Delaware and has full corporate power and authority to own its properties and conduct its business as presently owned and conducted except where such failure to be so incorporated, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined below). The Company is duly qualified as a foreign corporation and in good standing in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary except where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The copies of the Amended and Restated Certificate of Incorporation and By-Laws of the Company previously delivered to Purchaser are true, correct and complete as of the date hereof. When used in connection with the Company or any of its subsidiaries, the term "Material Adverse Effect" means any change or effect that is or would be materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, other than any such effect attributable to or resulting from (i) the public announcement or consummation of the transactions contemplated by this Agreement including, without limitation, the loss of customers or employees resulting therefrom, (ii) any change in general economic conditions, financial market conditions or in conditions affecting the Company's industry generally, (iii) any act or omission of the

Company or any of its subsidiaries taken with the prior consent of Purchaser pursuant to Section 5.1 or (iv) actions taken by the Company at the specific request of Purchaser or Parent.

    4.2. SUBSIDIARIES. The Company has listed all subsidiaries required to be so listed on Exhibit 21 ("EXHIBIT 21") to the Company's Annual Report on Form 10-K for the year ended December 31, 1998. The Company has listed all of its material subsidiaries (the "MATERIAL SUBSIDIARIES"), including the subsidiaries required to be listed on Exhibit 21, on Section 4.2 of the Company Disclosure Schedule, and each such subsidiary has been duly incorporated or organized and is validly existing as a corporation or other legal entity and is in good standing in its respective jurisdiction of organization and has full corporate or organizational power and authority to own its properties and conduct its businesses as presently owned and conducted, except where such failure to be so incorporated or organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each Material Subsidiary is duly qualified as a foreign corporation or other legal entity and in good standing in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. The copies of the Certificate of Incorporation and By-Laws or comparable organizational documents of each Material Subsidiary that is not wholly owned by the Company has been previously delivered to Purchaser and are true, correct and complete as of the date hereof.

    4.3. CAPITALIZATION.

    (a) As of July 8, 1999, the authorized equity capitalization of the Company consists of 100,000,000 Shares, par value $.01 per share, of which 37,981,422 are outstanding (including 330,285 shares of Company Restricted Stock), and 50,000,000 shares of preferred stock, par value $.01 per share, of which none are outstanding. All of the outstanding shares of the Company's capital stock are validly issued, fully paid (except for the unvested portion of Company Restricted Stock) and nonassessable. The aggregate number of Shares covered by outstanding Company Stock Options that have been issued pursuant to the Company's Stock Option Plans as of July 8, 1999 is 4,798,818. As of July 8, 1999, the Company has granted stock awards totaling 337,500 under the Company's Restricted Stock Plan. The Company has reserved 3,660,477 Shares for issuance upon conversion of the 6% Convertible Senior Subordinated Notes.

    (b) Except as described in paragraph (a) above, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of the Company or of any of its subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of the Company or any of its subsidiaries. The holders of the outstanding Shares are not entitled to any preemptive or other similar rights. Upon consummation of the Merger in accordance with the terms of this Agreement, Purchaser will own the entire equity interest in the Company, and there will be no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of the Company or any of its subsidiaries other than such rights, options, warrants, conversion privileges or other agreements, arrangements or commitments, that are the result of actions taken or caused to be taken by or on behalf of Purchaser.

    4.4. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has the requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement and, subject to adoption of this Agreement by its stockholders as set forth in Section 6.1, to perform its obligations hereunder and thereunder. Assuming the accuracy of Purchaser's representation as to the ownership of Shares and that no pension or employee benefit plan of any of Parent, Purchaser or any of their subsidiaries owns (beneficially or otherwise) any Shares, the execution and delivery of this Agreement and the Stock

Option Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement and the Stock Option Agreement have been duly authorized by the Board of Directors of the Company prior to Parent or Purchaser becoming an "INTERESTED STOCKHOLDER" as defined in Section 203 of the Delaware Law; and, except for adoption of this Agreement by its stockholders as set forth in Section 6.1, no other corporate proceedings on the part of the Company are necessary to authorize or consummate this Agreement and the transactions contemplated hereby. The Board of Directors of the Company has approved Purchaser and or any other direct or indirect wholly owned subsidiary of Parent which would be able to make the representations and warranties in
Article III applicable to Purchaser to which Parent may assign its rights hereunder becoming "INTERESTED STOCKHOLDERS" as defined in Section 203 of the Delaware Law pursuant to the terms of this Agreement. This Agreement and the Stock Option Agreement have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable in accordance with their respective terms except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors rights' generally or by equitable principles. Except as set forth in
SECTION 4.4 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is subject to or obligated under any provision of (a) its certificate or articles of incorporation or by-laws, (b) any contract, (c) any license, franchise or permit, or (d) any law, regulation, order, judgment or decree, which would be breached or violated or in respect of which a right of termination or acceleration or any encumbrance on any of its or any of its subsidiaries' assets could be created by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby, other than, in the case of clauses (b), (c) and (d), any such breaches, violations, rights or encumbrances which will not, and would not reasonably be expected to individually or in the aggregate, have a Material Adverse Effect. Other than in connection with or in compliance with the provisions of the Delaware Law, the Exchange Act, the securities or blue-sky laws of the various states of the United States and the H-S-R Act, and except as set forth in
SECTION 4.4 of the Company Disclosure Schedule, no authorization (other than such Authorizations that are the subject of Section 4.11), consent or approval of, or filing with, any public body, court or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement other than any authorization, consent or approval the failure to obtain, or any filing the failure to perform, would not reasonably be expected to have a Material Adverse Effect.

    4.5. COMMISSION FILINGS. The Company has made available to Purchaser copies of the Company's (i) Annual Reports on Form 10-K for the fiscal years ended December 27, 1997 and 1998, (ii) Quarterly Reports on Form 10-Q for the quarter ended March 31, 1999, (iii) proxy statements relating to the Company's meetings of stockholders (whether annual or special) during the years 1997 through 1999, inclusive, and (iv) filings under the Securities Act, since January 1, 1997, in each case as filed with the Commission. Except as set forth in SECTION 4.5 of the Company Disclosure Schedule, since January 1, 1997, the Company has filed all reports, registration statements and other documents required to be filed under the Exchange Act and the rules and regulations thereunder, and all such reports, registration statements and other documents complied (except to the extent revised or superseded by a subsequent filing with the Commission prior to the date hereof), in all material respects, with the requirements of the Exchange Act, such compliance to be determined, to the extent applicable, in accordance with the standards applied to the Company Reports in the following two sentences. As of their respective dates, the Company's Annual Report on Form 10-K for 1998, the Company's Quarterly Reports on Form 10-Q in 1999, the Company's Current Reports on Form 8-K with respect to events which occurred in 1999 and the Company's 1999 Proxy Statement (together, the "COMPANY REPORTS") (except to the extent revised or superseded by a subsequent filing with the Commission prior to the date hereof) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including any related notes and schedules) included in the reports referred to in clauses (i) and (ii) of the first sentence of this paragraph have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (except to the extent revised or superseded by financial statements included in a subsequent filing with the Commission prior to the date hereof) fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal year-end adjustments and any other adjustments described therein, and the fact that the interim financial statements were prepared in accordance with the rules and regulations of the Commission and, therefore, certain information required by U.S. GAAP may have been omitted. Except as set forth in SECTION 4.5 of the Company Disclosure Schedule, or in the Company Reports, since March 31, 1999, (i) there has not been a Material Adverse Effect, and (ii) except as permitted by this Agreement, there has been (1) no declaration, setting aside or payment of any dividend or other distribution by the Company in respect of the Company's Common Stock, and
(2) no material change in the accounting principles as reflected in the first footnote of the audited financial statements of the Company for the fiscal year ending December 27, 1998.

    4.6. LITIGATION.  Except as disclosed in the Company Reports or in Section
4.6 of the Company Disclosure Schedule, there are no claims, actions, proceedings, or investigations pending or, to the knowledge of the Company, threatened in writing against the Company or any of its subsidiaries or any of their officers or directors (in their capacity as such) before any court or governmental or regulatory authority or body which would reasonably be expected to result in a Material Adverse Effect and neither the Company nor any of its subsidiaries or any of their officers or directors (in their capacity as such) are subject to any writs, injunctions or decrees which would reasonably be expected to result in a Material Adverse Effect.

    4.7. EMPLOYEES AND LABOR.

    (a) Except as disclosed in the Company Reports or in Section 4.7 of the Company Disclosure Schedule, there is no pending or, to the knowledge of the Company or any subsidiary, threatened, dispute between the Company or any subsidiary and their present or past employees other than such disputes as do not or would not reasonably be expected to result in a Material Adverse Effect.

    (b) Except as disclosed in the Company Reports or set forth in Section 4.7 of the Company Disclosure Schedule, there are no written employment, consulting or severance agreements between the Company or any of its subsidiaries on the one hand, and any director or officer or, to the knowledge of any Group A Executive (as defined in the Company Disclosure Schedule) after due inquiry, other employee of the Company, on the other hand, which obligate the Company to pay to any director, officer or employee more than $200,000 per annum or $1,000,000 in the aggregate per agreement and which require more than six months notice for termination.

    4.8. TAXES AND TAX RETURNS. Except for such failures to file or pay as would not reasonably be expected to result in a Material Adverse Effect or as disclosed in the Company Reports, the Company and each of its subsidiaries have timely filed all tax returns, declarations and information statements that they are required to file and have timely paid all taxes shown thereon except to the extent that such taxes are being contested in good faith. The Company's consolidated liability for taxes is adequately provided for by reserves except for any failure to provide reserves that would not reasonably be expected to result in a Material Adverse Effect. As used in this Agreement, the term "TAXES" includes all taxes of any nature whatsoever and however denominated, including, without limitation, income, capital, franchise, sales, gross receipts, occupation, use, severance, real and personal property, employment, excise, goods and services, stamp, impost, governmental fees, environmental, transfer, duties and all other charges, as well as penalties and interest thereon, imposed by any government or instrumentality, whether federal, state, provincial, local, foreign or other.

    4.9. EMPLOYEE BENEFIT PLANS. (a) With respect to each of the material Company Plans (as hereinafter defined), the Company has made available within 10 business days of the date hereof to Parent true and complete copies of each of the following documents: (i) the Company Plan and related documents (including all amendments thereto); (ii) the most recent annual report, financial statement, and actuarial report, if any; (iii) the most recent summary plan description, together with each summary of material modifications, if any, required under ERISA with respect to such Company Plan; and (iv) the most recent determination letter, if any, received from the IRS with respect to each Company Plan that is intended to be tax-qualified under the Code. The term "Company Plan" means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" with the Company under Section 414 of the Code (a "COMPANY ERISA AFFILIATE") for the benefit of any employee or director or former employee or former director of the Company or any Company ERISA Affiliate.

    (b) No liability under Title IV of ERISA has been incurred by the Company or any Company ERISA Affiliate that has not been satisfied in full, other than a liability that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and no condition exists that presents a material risk to the Company or any Company ERISA Affiliate of incurring a liability under such Title, other than liability for premium payments to the Pension Benefit Guaranty Corporation and contributions in the ordinary course of business, which premiums have been or will be paid when due, and other than a liability that, individually or in the aggregate, would not reasonably be expected have a Material Adverse Effect.

    (c) Neither the Company nor any Company ERISA Affiliate, nor any of the Company Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in any prohibited transactions (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which the Company or any Company ERISA Affiliate could, either directly or indirectly, incur any liability (or liabilities) that either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

    (d) There has been no change in either the financial position or funded status of the Company Plans that are subject to Title IV of ERISA since the date of the information relating to the financial position and funded status of such plans contained in the most recent Company Form 10-K filed with the SEC, other than such changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

    (e) To the knowledge of the Company, each of the Company Plans that is intended to satisfy the requirements of Section 125, 401(a) or 501(c)(9) of the Code satisfies such requirements except where the failure to do so would not either individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Each of the Company Plans has been operated and administered in compliance with its terms and applicable laws, including but not limited to ERISA and the Code, except where the failure to do so would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

    (f) With respect to any Company Plan that is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, the aggregate withdrawal liability that the Company ERISA Affiliates would incur if the Company and the Company ERISA Affiliates incurred a complete withdrawal under each such plan on the date hereof would not reasonably be expected to have a Material Adverse Effect.

    (g) There are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Company Plan, the assets of any Company Plan or against the Company or any Company ERISA Affiliate with respect to any Company Plan that would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

    (h) Except as set forth in Section 4.9 of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, by the terms of any Company Plan, result in, and is not, by the terms of any Company Plan, a precondition to (i) any current or former employee or director of the Company or any Company ERISA Affiliate becoming entitled to severance pay, unemployment compensation or any similar payment, or (ii) any acceleration in the time of payment or vesting, or increase the amount, of any compensation due to any such current or former employee or director, or (iii) the renewal or extension of the term of any agreement regarding compensation for any such current or former employee or director.

    4.10. STOCKHOLDER VOTE REQUIRED. Under the Delaware Law and the Company's Amended and Restated Certificate of Incorporation and By-Laws, the Company's stockholders are required to adopt this Agreement in accordance with the terms of this Agreement by the affirmative vote of the holders of a majority of the outstanding Shares at a meeting called for such purpose.

    4.11. COMPLIANCE WITH LAWS. The Company and its subsidiaries are in compliance in all material respects with all laws, regulations, rules, orders, policies, guidelines and other requirements of all governmental authorities applicable to their businesses in effect as of the date hereof except where the failure to do so would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect. The Company and its subsidiaries each hold or have filed in a timely manner applications or renewals for all Authorizations) required for the conduct of its business as now conducted, and are in compliance with all provisions and conditions thereof, except for those Authorizations or any such noncompliance which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect). Such Authorizations constitute all Authorizations required to permit the Company and its subsidiaries to operate the businesses of the Principal Properties or conduct their business in all material respects in the manner so conducted from and after the Effective Time except for such Authorizations the lack of which would not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Company, there is no reasonable ground to believe that any of the foregoing Authorizations will not, in the ordinary course, be renewable upon their expiration except for those Authorizations, for which the failure to renew would not reasonably be expected to result in a Material Adverse Effect. Anything in this Section 4.11 notwithstanding, it is understood and agreed that the foregoing shall not be deemed inaccurate by reason of the ordinary expiration of Authorizations, the renewal of which is expected to be obtained in the ordinary course or for which the failure to renew would not reasonably be expected to result in a Material Adverse Effect.

    4.12. PROPERTIES.

    (a) For purposes of this Agreement "PRINCIPAL PROPERTIES" means all of the properties listed in SECTION 4.12 of the Company Disclosure Schedule and each reference to real property includes the improvements thereon.

    (b) SECTION 4.12 of the Company Disclosure Schedule sets forth the general location and size of each of the Principal Properties. Except as set forth in
SECTION 4.12 of the Company Disclosure Schedule, the Company and its subsidiaries, as applicable, hold rights to or interests in each of the Principal Properties, either in fee simple or under valid, subsisting and enforceable leases, as the case may be, together with any easements, rights-of-way or other surface access rights, necessary for the current operation of each of the Principal Properties, except for any rights or interests the absence of which would not be reasonably expected to result in a Material Adverse Effect. Except as set forth in SECTION 4.12 of the Company Disclosure Schedule, each Principal Property is held free and clear of all liens and encumbrances which would not reasonably be expected to have a Material Adverse Effect.

    4.13. ENVIRONMENTAL MATTERS.

    (a) The Company and its subsidiaries are in compliance with all applicable Environmental Laws, except as otherwise disclosed in the Company Reports and except for noncompliance, which individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

    (b) Except as disclosed in the Company Reports or as set forth in SECTION
4.13 of the Company Disclosure Schedule, to the knowledge of the Company, (i) there have been no Releases of Hazardous Material in, on, under or affecting the properties or any surrounding site that the Company or its subsidiaries have operated or owned and (ii) neither the Company nor any of its subsidiaries has disposed of any Hazardous Material or any substance in a manner that has led, or would reasonably be anticipated to lead, to a Release, except in each case under clause (i) or (ii) for those which individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect, and except in each case for Releases made in compliance in all material respects with Environmental Laws. Except as disclosed in the Company Reports or in SECTION
4.13 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries or, to the Company's knowledge, any predecessors thereof, has received any notice that it is a "POTENTIALLY RESPONSIBLE PARTY" under any Environmental Law, except for any notice the basis of which has been determined and the Company's liability, if any, has been paid or provided for in the financial statements included as part of the Company Reports and except for a notice concerning a liability whose amount, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect.

    4.14. INTELLECTUAL PROPERTY. Except in each case as would not, individually or in the aggregate, have a Material Adverse Effect and except as disclosed in the Company Reports filed and publicly available prior to the date of this Agreement or in Section 4.14 of the Company Disclosure Schedule: (a) the Company and each of its subsidiaries owns, is licensed or otherwise has the right to use, all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (b) the use of any Intellectual Property by the Company and its subsidiaries does not infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any subsidiary acquired the right to use any Intellectual Property; (c) to the knowledge of the Company, no person is challenging, infringing on or otherwise violating any right of the Company or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its subsidiaries; and (d) neither the Company nor any of its subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by the Company and its subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by the Company or its subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

    4.15. INSURANCE. Except as set forth in Section 4.15 of the Company Disclosure Schedule, all material insurance policies maintained by the Company or its subsidiaries are in full force and effect and, to the Company's knowledge, are not currently terminable, and the consummation of the transactions contemplated by this Agreement would not be expected to give rise to a right of termination, on the part of the insurance carriers, other than those policies the absence or termination of which would not reasonably be expected to have a Material Adverse Effect. In the judgment of the Company, such policies, with respect to their amounts and types of coverage, are adequate to insure against risks to which the Company and its subsidiaries are normally exposed, or to which they reasonably could be expected to be exposed, in the operation of their business.

    4.16. YEAR 2000. To the knowledge of the Company, the software, operations, systems and processes (including, to the knowledge of the Company, software, operations, systems and processes obtained from third parties) which, in whole or in part, are used, operated, relied upon, or integral to, the Company's or any of its subsidiaries, conduct of their business, are Year 2000 Compliant (as hereinafter defined), to the extent that and except as disclosed in the Company Reports filed and publicly available prior to the date of this Agreement or where the failure to be Year 2000 Compliant would not, individually or in the aggregate, have a Material Adverse Effect.

                                   ARTICLE V
                     CONDUCT OF BUSINESS PENDING THE MERGER

    5.1. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company covenants and agrees that, prior to the Effective Time, unless Purchaser shall otherwise agree in writing (which consent shall not be unreasonably withheld) or as otherwise expressly contemplated or permitted by this Agreement (including
Section 5.1 of the Company Disclosure Schedule and Section 6.11 of the Company Disclosure Schedule):

    (a) The Company shall use reasonable efforts to conduct the businesses and affairs of the Company and its subsidiaries only in the ordinary course of business and consistent with past practice;

    (b) except as set forth in Section 5.1 of the Company Disclosure Schedule and except in connection with the adoption by the Company of a shareholder rights plan that would not be applicable to, or adversely affect the transactions contemplated hereby among the parties to this Agreement, neither the Company nor any of its subsidiaries shall: (i) issue (except pursuant to employee and non-employee director stock options outstanding on the date hereof) sell, pledge, dispose of or encumber (or permit any of its subsidiaries to issue, sell, pledge, dispose of or encumber): (A) any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any capital stock of the Company or any of its subsidiaries, or
(B) any material assets of the Company or any of its subsidiaries except in the ordinary course of business; (ii) amend or propose to amend the certificate or articles of incorporation or bylaws or similar governing instruments of the Company or any of its subsidiaries; (iii) split, combine or reclassify any outstanding Shares, or declare, set aside or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to the Shares; (iv) redeem, purchase or acquire, or offer to acquire (or permit any of its subsidiaries to redeem, purchase or acquire or offer to acquire) any Shares or other securities of the Company; or (v) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 5.1(b);

    (c) neither the Company nor any of its subsidiaries shall (i) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division or material assets thereof for aggregate consideration for all such acquisitions in excess of $25,000,000; (ii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice; or (iii) enter into or materially modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

    (d) except as set forth in Section 5.1 of the Company Disclosure Schedule, or in the ordinary course of business in accordance with past practice, neither the Company nor any of its subsidiaries shall enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officers, directors or employees;

    (e) except as set forth in Section 5.1 of the Company Disclosure Schedule, or contemplated by this Agreement (including Section 2.6(a)), neither the Company nor any of its subsidiaries shall adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any officer, director or employee, other than (i) in the ordinary course of business consistent with past practice for the benefit or welfare of any employee, (ii) for the purpose of accelerating the vesting of restricted stock and stock options, (iii) to the extent required by law or (iv) with respect to new hires or promotions in the ordinary course of business;

    (f) the Company shall use reasonable efforts (i) to cause its current insurance (or reinsurance) policies not to be cancelled or terminated; and (ii) to not permit any of the coverage thereunder to lapse, in any such case unless prior to or promptly after such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing;

    (g) the Company shall use reasonable efforts, and cause each of its subsidiaries to use reasonable efforts, to keep substantially intact their respective business organizations and good will, keep available the services of their officers and employees as a group and maintain their present relationships with suppliers and customers and others having business relationships with them; and

    (h) the Company shall make no awards of restricted stock or grants of options.

    5.2. CERTAIN ACTIONS BY PARENT PENDING THE MERGER. Parent covenants and agrees that prior to the Effective Time, unless the Company shall otherwise agree in writing (which consent shall not be unreasonably withheld prior to the consummation of the Offer), Parent shall not (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, except that Parent may continue the declaration and payment of regular quarterly cash dividends (with usual record and payment dates and in accordance with its past dividend policy), (B) split, combine or reclassify or otherwise alter the Parent Stock or any other class of Parent's capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of Parent Stock or any other class of Parent's capital stock or other securities convertible into or exchangeable for such shares, and (ii) authorize for issuance, issue, deliver or sell for below market value any shares of Parent Stock or any other class of Parent's capital stock, other than non-voting preferred stock, or other securities convertible into or exchangeable for such shares (except upon (x) the conversion of Multiple Voting Shares, (y) the grant of options issued in the ordinary course of business pursuant to the existing stock option plans of Parent, or (z) the exercise of stock options).

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

    6.1. ACTION OF COMPANY STOCKHOLDERS. The Company shall take all action necessary in accordance with and subject to applicable law and its Amended and Restated Certificate of Incorporation and By-Laws to convene a meeting of its stockholders promptly after the consummation of the Offer (or if the Offer has been terminated pursuant to Section 1.1(e), as promptly as practicable) to consider and vote upon this Agreement. The Company shall use all reasonable efforts to obtain the necessary adoption of this Agreement by the stockholders of the Company, subject to the exercise of fiduciary duties by the Board of Directors under applicable law. At any such meeting, Purchaser and Parent shall vote or cause to be voted all of the Shares then owned by them and their subsidiaries in favor of adoption of this Agreement and the Company shall vote or cause to be voted all Shares with respect to which proxies in the form distributed by the Company have been given, and not voted against the adoption of this Agreement, in favor of adoption of this Agreement. Between the date of consummation, if any, of the Offer and the date of the Company stockholders meeting referred to above, Parent and Purchaser shall not sell, transfer, dispose of or encumber in any manner or otherwise subject to any voting or other agreement with any party any of the Shares purchased in the Offer or any voting rights with respect thereto. Between the date hereof and the Effective Time, neither Parent nor any of its subsidiaries shall acquire, or agree to acquire, whether in the open market or otherwise, any rights in any securities of the Company other than pursuant to the Offer or the Merger.

    6.2. COMPANY PROXY STATEMENT. The Company shall file with the Commission under the Exchange Act within 20 business days from the date hereof, and shall use all reasonable efforts to have cleared by the Commission, in each case at the earliest practicable date, a proxy statement (the "COMPANY PROXY STATEMENT"), with respect to the adoption by the Company's stockholders of this Agreement in form and substance reasonably satisfactory to Purchaser and its counsel. The Company shall use its reasonable best efforts to include the Company Proxy Statement in the Form F-4 (as defined in Section 6.3). Parent, Purchaser and the Company will cooperate with each other in the preparation of the Company Proxy Statement; without limiting the generality of the foregoing, each of Parent and Purchaser will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company Proxy Statement shall, subject to the exercise of fiduciary duties by the Board of Directors under applicable law, contain the determination and recommendation of the Board of Directors of the Company referred to in SECTION 1.2.

    6.3. PREPARATION OF THE FORM F-4 AND THE PARENT PROXY STATEMENT; PARENT STOCKHOLDERS MEETING.

    (a) The Parent Stock to be issued in the Merger shall be registered under the Securities Act on a Form F-4 registration statement (the "FORM F-4"). As soon as practicable following the date of this Agreement, but in no event later than 20 business days from the date hereof, Parent shall prepare and file with the Commission the Form F-4. Parent shall use its reasonable best efforts to respond promptly to any comments of the commission and to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent shall use its reasonable best efforts to include the Company Proxy Statement in the Submission of the Form F-4 to the Commission. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form F-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of Form F-4 or comments thereon and responses thereto or requests by the SEC for additional information. Parent shall obtain, and shall provide evidence reasonably satisfactory to the Company of, all necessary rulings or orders of Canadian securities regulatory authorities exempting the distribution by Parent of the shares of Parent Stock issuable in connection with the Merger and the resale of such shares from the registration and prospectus delivery requirements and resale restrictions of applicable Canadian securities laws on terms reasonably satisfactory to the Company.

    (b) Parent shall use its reasonable best efforts to have any approval by the shareholders of Parent that may be required by the rules and regulations of the NYSE, ME and TSE waived by such exchanges. If any such waiver is not obtained, Parent shall, as soon as practicable following the date of this Agreement, take all action necessary in accordance with Canadian law or the rules of the NYSE, ME and TSE to convene and hold a meeting of its stockholders (together with any adjournment or postponement thereof, the "PARENT STOCKHOLDER MEETING") for the purpose of obtaining the approval (the "PARENT STOCKHOLDER APPROVAL") of a majority of votes cast by the stockholders of Parent of the issuance of the Parent Stock in connection with the Merger (the "ISSUANCE"), and shall, through its Board of

Directors, recommend to its stockholders the approval of the Issuance, and shall use reasonable best efforts to cause a proxy statement to be mailed to Parent shareholders and to solicit from its stockholders proxies in favor the issuance.

    6.4. EXPENSES. All costs and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as set forth in Section 8.3.

    6.5. ADDITIONAL AGREEMENTS. (a) Subject to the conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Offer and this Agreement, including, without limitation, cooperating with each other, using reasonable efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings, including, without limitation, submissions of information requested by governmental authorities.

    (b) Notwithstanding the foregoing, Parent and Purchaser (i) shall on or prior to November 9, 1999 (unless extended in the sole discretion of the Company) secure the expiration or termination of any applicable waiting period under the H-S-R Act or the statutes, rules, regulations, administrative and judicial doctrines and any other antitrust or competition laws of the United States, any State thereof, any foreign country or the European Union (the "ANTITRUST LAWS"), (ii) shall take all action necessary or required, including any litigation or appeals, to permit the consummation no later than November 9, 1999 (unless extended in the sole discretion of the Company) of the Offer, the Merger and the other transactions contemplated by this Agreement under the Antitrust Laws, and (iii) shall avoid the imposition of any injunction or other order under the Antitrust Laws (and to the extent an injunction or other order has been issued, shall secure its immediate dissolution) that would prevent the consummation of the Offer, the Merger or the transactions contemplated by this Agreement on or prior to November 9, 1999 (unless extended in the sole discretion of the Company). The Company shall cooperate with Parent and Purchaser in connection with the satisfaction of the covenant of Parent and Purchaser in this Section 6.5; PROVIDED, HOWEVER, that the steps or actions referred to in this Section 6.5 that may be required to be taken by the Company shall be subject to the consummation of the Offer (or if the Offer has been terminated pursuant to Section. 1.1(e), to the closing of the Merger).

    6.6. LIMITATION ON NEGOTIATIONS.

    (a) From the date hereof until the termination hereof, except as set forth in Section 6.6(c) below, the Company and its subsidiaries will not, directly or indirectly, make, solicit, initiate or encourage submission of proposals or offers from any persons (including any of its officers or employees) relating to an Acquisition Proposal. As used herein, the term "ACQUISITION PROPOSAL" means any proposal or offer involving a liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or substantially all of the assets of, or equity interest in, the Company or other similar transaction or business combination involving the Company or its material subsidiaries.

    (b) The Company shall:

       (i) immediately cease and cause to be terminated all discussions or negotiations with third parties with respect to any Acquisition Proposal, if any, existing on the date hereof; and

       (ii) promptly notify Purchaser after receipt of any bona fide Acquisition Proposal or any inquiry from any person relating to an Acquisition Proposal and promptly provide Purchaser with a reasonable summary of the financial and other material terms of such Acquisition Proposal.

    (c) To the extent that the Board of Directors of the Company shall conclude, acting in good faith, after receiving advice from outside counsel or its financial advisor, that the following action is necessary or appropriate in order for the Board of Directors to act in a manner which is consistent with its fiduciary duties under applicable law, the Company may:

       (i) furnish or cause to be furnished information concerning the Company and its businesses, properties or assets to a third party;

       (ii) engage in discussions or negotiations with a third party concerning an Acquisition Proposal initiated by such third party;

       (iii) following receipt of an Acquisition Proposal, take and disclose to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise make disclosure to the Company's stockholders; and

       (iv) following receipt of an Acquisition Proposal, (1) through its Board of Directors, withdraw, modify or amend its recommendation referred to in Section 1.2, and/or (2) enter into an agreement providing for the consummation of such Acquisition Proposal; PROVIDED, that no action shall be taken by the Company pursuant to this subsection (iv) with respect to any Acquisition Proposal until a time that is after the third business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company has received such an Acquisition Proposal, and specifying the material terms and conditions of, and identifying the person making, such Acquisition Proposal.

    (d) The Company will direct its financial and other advisors and representatives to comply with each of the covenants contained in this Section 6.8.

    6.7. NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the others of (to the extent it has knowledge thereof) (i) the occurrence or failure to occur of any event, which occurrence or failure would cause or may cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate in any respect which would have a Material Adverse Effect; and (ii) any failure of such party, or any officer, director, employee or agent thereof, to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it hereunder.

    6.8. LISTING. Parent shall use its reasonable best efforts to have the shares of Parent Stock issued pursuant to this Agreement admitted for listing on the NYSE, the TSE and the ME (together, the "LISTING"). Any fees in connection with the Listing payable prior to the Effective Time shall be paid by Parent. Parent will take no action, for at least three years from the Effective Time, to cause the Listing to be terminated, except with respect to the NYSE listing, in accordance with the applicable requirements of the NYSE, including compliance with Rule 500 of the NYSE, as interpreted in Section 806 of the NYSE Listed Company Manual as in effect on the date hereof.

    6.9. ACCESS TO INFORMATION. Subject to and in accordance with the Antitrust Laws, from the date hereof to the Effective Time, each party hereto shall, and shall cause its subsidiaries, officers, directors, employees and agents to, afford the officers, employees and agents of the other parties hereto reasonable access at all reasonable times to its officers, employees, agents, premises, books and records, and properties and shall furnish the other parties hereto all financial, operating, personal, compensation, tax and other data and information, that the other party, through its officers, employees or agents, may reasonably request.

    6.10. STOCKHOLDER CLAIMS. The Company shall not settle or compromise any claim brought by any present, former or purported holder of any securities of the Company in connection with the Offer or the Merger prior to the Effective Time, without the prior written consent of Purchaser, which consent may not be unreasonably withheld, and shall notify Purchaser promptly upon receipt of all written demands for appraisal rights.

    6.11. TREATMENT OF EMPLOYEE COMPENSATION AND BENEFITS.

    (a) Effective no later than the Effective Time, the Company (or Parent, as applicable) shall enter into agreements and adopt plans or programs, the terms and conditions of which shall be consistent in all material respects with those set forth in Section 6.11 of the Company Disclosure (a) Schedule.

    (b) For the two-year period immediately following the consummation of the Offer, Parent shall provide each Group A and Group B executive (as described in Section 6.11 of the Company Disclosure Schedule) with an annual base salary and target bonus no less than such executive was eligible to receive immediately prior to the consummation of the Offer and with employee benefits including pension, welfare, fringe and other employee benefits that are comparable, on a benefit by benefit basis, to these benefits as provided by the Company immediately prior to the consummation of the Offer. Notwithstanding the foregoing, during the two-year period immediately following the consummation of the Offer, all employees of Parent who were employees of the Company immediately prior to the consummation of the Offer shall be entitled to severance benefits upon termination without Cause (as defined below) that are no less than those under the severance policies of the Company in effect immediately prior to the consummation of the Offer.

    (c) Bonuses for the fiscal year ended December 31, 1999 ("1999 FISCAL YEAR") shall be paid to each participant ("PARTICIPANT") under the Company's Management by Objective bonus plan ("MBO PLAN") as follows: (i) at the consummation of the Offer, a pro rata bonus, if any, shall be paid based on achievement of the Participant's performance targets under the MBO Plan, as determined by Marc L. Reisch, and the portion of the 1999 Fiscal Year completed as of the consummation of the Offer and (ii) the balance of such 1999 bonus, if any, shall be paid on January 31, 2000, based on achievement of the Participant's performance targets under the MBO Plan, as determined by Mr. Reisch and Charles G. Cavell, and the portion of the 1999 Fiscal Year after the consummation of the Offer; provided, however, that if such Participant's employment is terminated after the consummation of the Offer by Parent or the Company for other than Cause (as defined in Section 6.11(d)) or by the Participant with Good Reason (as defined in Section 6.11(d)), the balance of such 1999 bonus, if any, shall be paid promptly following termination based on the achievement of Participant's performance targets as determined by Mr. Reisch at the consummation of the Offer (pursuant to (i) above) and the portion of the 1999 Fiscal Year completed after the consummation of the Offer.

    (d) For purposes of this Section 6.11, (1) "Cause" shall mean the Company Employee's (i) conviction or guilty plea or plea of nolo contendere of a felony involving fraud or dishonesty, (ii) theft or embezzlement of property from Parent or (iii) willful and continued refusal by the Company Employee substantially to perform the duties of his position (other than any such failure resulting from the Company Employee's incapacity due to physical or mental illness or any such actual or anticipated failure after the Company Employee's issuance of a notice of termination for Good Reason) within a reasonable period of time after receipt of written notice from Parent specifying the manner in which Parent believes the Company Employee is not substantially performing the duties of his position. For this definition, no act or failure to act shall be deemed willful unless done, or omitted to be done, by the Company Employee not in good faith and without reasonable belief that the Company Employee's act, or failure to act was in the best interests of Parent and (2) Good Reason shall mean (i) the Company Employee is not elected, reelected, or otherwise continued in the office of Parent or any of its subsidiaries which he held immediately prior to the consummation of the Offer, or he is removed as a member of the Board of Directors of Parent or any of its subsidiaries if the Company Employee was a Director immediately prior to the consummation of the Offer; (ii) the Company Employee's duties, responsibilities, status or authority are materially reduced, diminished or adversely altered from those in effect on the consummation of the Offer or the Company Employee is assigned duties inconsistent with the Company Employee's status as a senior officer of Parent; (iii) the Company Employee's future or current compensation or benefits are reduced; (iv) Parent reduces the potential earnings of the Company Employee under any performance-based bonus, equity or other incentive plan of Parent in effect immediately prior to consummation of the Offer; (v) Parent requires that the Company Employee's employment be based at a location more than ten miles away from the location at which it is based at consummation of the Offer; (vi) any purchaser, assign, surviving corporation, or successor of Parent or its business or assets (whether by acquisition, merger, liquidation, consolidation, reorganization, sale or transfer of assets of business or otherwise) fails or refuses to expressly assume in writing this Agreement and all of the duties and obligations of Parent thereunder (vii) Parent fails to pay any amounts due to the Company Employee;
(viii) Parent requires the Company Employee to travel substantially more than he traveled prior to consummation of the Offer; or (ix) Parent breaches any of the provisions of this Agreement.

    (e) If the Offer is terminated pursuant to Section 1.1(e), references to "consummation of the Offer" in this Section 6.11 shall be deemed replaced by the term "Effective Time".

    6.12. INDEMNIFICATION RIGHTS.

    (a) From and after the Effective Time, to the extent not covered by the insurance set forth in the next succeeding sentence, Parent shall indemnify, defend and hold harmless the officers, directors and employees of the Company or any of its subsidiaries against all losses, expenses, claims, damages or liabilities arising out of claims brought or made by third parties, including, without limitation, derivative claims, in connection with the transactions contemplated by this Agreement to the fullest extent permitted or required under applicable law and shall advance expenses prior to the final disposition of such claims and liabilities to which this sentence applies. Parent agrees that all rights to indemnification now existing in favor of the directors, officers or employees of the Company or any of its subsidiaries (including, without limitation, any person who was or becomes a director, officer or employee prior to the Effective Time (the "INDEMNIFIED PARTIES")) under the Delaware Law or as provided in the Company's Amended and Restated Certificate of Incorporation or by By-Laws with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six years after the Effective Time (or, in the case of claims or other matters occurring on or prior to the expiration of such six year period which have not been resolved prior to the expiration of such six year period, until such matters are finally resolved) and Parent shall honor, and shall cause the Company to honor, all such rights. Parent shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Company's directors, officers or employees) with respect to matters occurring on or prior to the Effective Time; provided that in no event shall Parent or the Company be required to expend annually more than 200% of the amount that the Company spent for these purposes in the last fiscal year to maintain or procure insurance coverage pursuant hereto; and provided further that if Parent or the Company are unable to obtain the insurance called for by this section, Parent or the Company will obtain as much comparable insurance as is available for such amount per year.

    (b) Without limiting the foregoing, in the event any claim, action, suit, proceeding or investigation to which the provisions of this Section 6.12 are applicable is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be subject to the approval of the Surviving Corporation (such approval to not be unreasonably withheld; it being hereby agreed that the retention of any of

Simpson Thacher & Bartlett, Richards, Layton & Finger or Osler, Hoskin & Harcourt by the Indemnified Parties shall not require the approval of the Surviving Corporation)); (ii) after the Effective Time, the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (iii) after the Effective Time, the Surviving Corporation will use reasonable efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.12, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation (but the failure so to notify the Surviving Corporation shall not relieve it from any liability which it may have under this Section 6.12 except to the extent such failure materially prejudices the Surviving Corporation). The Surviving Corporation shall be liable for the fees and expenses hereunder with respect to only one law firm, in addition to local counsel in each applicable jurisdiction, to represent the Indemnified Parties as a group with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnified Parties that would preclude or render inadvisable joint or multiple representation of such parties.

    6.13. PARENT GUARANTEE. Parent unconditionally and irrevocably guarantees to the Company the due, prompt and faithful performance of, and compliance with, all agreements and obligations of Purchaser in this Agreement. Parent hereby agrees that the Company shall have the right to enforce the guarantee set forth in this Section 6.13 to ensure Purchaser's performance of, and compliance with, all agreements and obligations of Purchaser in this Agreement without being required to first proceed against Purchaser.

    6.14. AFFILIATES. Prior to the Effective Time of the Merger, the Company shall deliver to Parent a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the shareholders of the Company, "AFFILIATES" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable efforts to cause each such person to deliver to Parent as of the Closing Date, a written agreement substantially in the form attached as EXHIBIT B hereto.

                                  ARTICLE VII
                                   CONDITIONS

    7.1. CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

    (a) Unless the Offer has been terminated pursuant to Section 1.1(e), the Offer shall have been consummated in accordance with its terms; PROVIDED, HOWEVER, that this condition shall be deemed to be satisfied if Purchaser fails to accept for payment and pay for Shares pursuant to the Offer other than as a result of a failure of a condition thereof;

    (b) If the Offer has been terminated pursuant to Section 1.1(e), the waiting period applicable to the consummation of the Merger under the H-S-R Act shall have expired or been terminated;

    (c) the requisite approval of the respective shareholders of Parent (if required), and of the Company shall have been obtained;

    (d) the Form F-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and no stop order or similar restraining order shall be threatened or entered by the SEC or any state securities administration preventing the Merger, and all necessary rulings or orders of Canadian securities authorities exempting the distribution by

Parent of the shares of Parent Stock issuable in connection with the Merger and the resale of such shares from the registration and prospectus delivery requirements and resale restrictions of applicable Canadian securities laws shall have been received;

    (e) the shares of Parent Stock issuable to the Company's stockholders and holders of Company Stock Options as contemplated by this Agreement shall have been approved for listing on the NYSE, TSE and ME subject to official notice of issuance;

    (f) there shall have been no law, statute, rule or regulation in the United States, Canada, the European Union or member state of the European Union enacted or promulgated which is in effect and, in the judgment of a majority of the Continuing Directors (or if the Offer has been terminated pursuant to Section 1.1(e), in the reasonable judgement of the Company), has the effect of making the acquisition of Shares illegal or otherwise prohibits consummation of the Merger; and

    (g) there shall not be in effect any preliminary or final injunction or temporary restraining order or other order or decree issued by any federal, provincial or state court or administrative agency or authority in the United States, Canada, the European Union or any member state of the European Union enjoining, restraining or otherwise prohibiting the Offer, the Merger or the acquisition by Purchaser of Shares.

    7.2. ADDITIONAL CONDITIONS TO OBLIGATION OF PARENT AND PURCHASER TO EFFECT THE MERGER. If the Offer is terminated pursuant to Section 1.1(e), then the obligations of Parent and Purchaser to consummate the Merger shall also be subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) The representations and warranties of the Company set forth in this Agreement shall be true and correct immediately prior to the Effective Time, except for failures to be true and correct that would not be reasonably likely to have a Material Adverse Effect, PROVIDED, HOWEVER, that representations or warranties which by their terms are given as of a specified date shall be true and correct as of such date (except for failures to be true and correct that would not be reasonably likely to have a Material Adverse Effect).

    (b) The Company shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by it on or before the Effective Time.

    7.3. ADDITIONAL CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. If the Offer is terminated pursuant to Section 1.1(e), then the obligations of the Company to consummate the Merger shall also be subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) The representations and warranties of Parent and Purchaser set forth in this Agreement shall be true and correct immediately prior to the Effective Time, except for failures to be true and correct that would not be reasonably likely to have a Material Adverse Effect, PROVIDED, HOWEVER, that representations or warranties which by their terms are given as of a specified date shall be true and correct as of such date (except for failures to be true and correct that would not be reasonably likely to have a Material Adverse Effect).

    (b) Parent and Purchaser shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by them on or before the Effective Time.

                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

    8.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by the stockholders of the
Company:

    (a) by written mutual consent of Purchaser and the Company prior to the consummation of the Offer (or, if the Offer has been terminated pursuant to Section 1.1(e), prior to the Effective Time);

    (b) by either Purchaser or the Company:

       (i) Unless the Offer has been terminated pursuant to Section 1.1(e), if the Offer shall not have been consummated by November 10, 1999, or, if all of the Offer Conditions other than the Minimum Condition shall have been satisfied by November 10, 1999, such later date as provides at least 15 business days from the date the Purchaser shall have publicly announced that all of the Offer Conditions other than the Minimum Condition have been satisfied; or

       (ii) a permanent injunction or other final, non-appealable order by any federal or state court in the United States or federal or provincial court in Canada which prohibits the consummation of the Merger shall have been issued and remain in effect; PROVIDED, HOWEVER, that prior to invoking this right of termination each party agrees to comply with Section 6.5 hereof; and, PROVIDED FURTHER, that the occurrence of an event described in this Section 8.1(b)(ii) related to the Antitrust Laws shall constitute a breach of the covenant of Parent and Purchaser in Section 6.5(b); or

       (iii) if the Offer has been terminated pursuant to Section 1.1(e) and if the Merger has not been consummated on or prior to November 19, 1999;

    (c) by Purchaser prior to the consummation of the Offer (or, if the Offer has been terminated pursuant to Section 1.1(e), prior to the Effective Time):

       (i) if (1) the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn, its approval or recommendation of the Offer (unless the Offer has been terminated pursuant to Section 1.1.(e)) or the Merger or shall have resolved to do any of the foregoing; or (2) if the Company shall have entered into a definitive agreement to accept an Acquisition Proposal;

       (ii) if the Board of Directors of the Company shall have modified its approval of the Offer (unless the Offer has been terminated pursuant to Section 1.1.(e)) or the Merger in a manner adverse to Purchaser and the Minimum Condition shall not have been met on the then scheduled expiration date of the Offer immediately following such modification;

       (iii) if the Offer shall have terminated or expired in accordance with the terms of this Agreement (unless the Offer has been terminated pursuant to Section 1.1.(e)) without Purchaser or a subsidiary of Parent having purchased any Shares thereunder, PROVIDED, HOWEVER, that prior to invoking this right of termination Purchaser agrees to comply with Section 1.1(c) hereof; or

    (d) by the Company prior to the consummation of the Offer (or if the Offer has been terminated pursuant to Section 1.1(e), prior to the Effective Time):

       (i) if the Company withdraws its recommendation of the Offer (unless the Offer has been terminated pursuant to Section 1.1(e)) or the Merger pursuant to Section 6.6(c)(iv)(1), or takes the actions described in
           Section 6.6(c)(iv)(2), and such action is taken pursuant to, and in compliance with, such provision; or

       (ii) Unless the Offer has been terminated pursuant to Section 1.1(e), if the Offer shall not have been consummated by October 11, 1999 (and if the Offer has been terminated pursuant to Section 1.1(e), if the Merger shall not have been consummated by October 11, 1999) by reason of not having obtained all required approvals under Antitrust Laws, PROVIDED, HOWEVER, that such date shall be extended by each day that the Company is not in substantial compliance with any second request issued on the transactions contemplated by this Agreement but only if and to the extent that Parent and Purchaser are in substantial compliance when the Company is not.

    Notwithstanding the above, neither the Company nor Purchaser shall be permitted to terminate this Agreement if the event which gave rise to such termination right is a result of or arose in connection with any action or inaction of the party seeking to terminate taken or not taken in breach of the terms hereof.

    8.2. AMENDMENT. Subject to applicable law, this Agreement may be amended by an instrument signed by each of the parties hereto before or after approval of the Merger by the stockholders of the Company, if required; PROVIDED, HOWEVER, that after consummation of the Offer (or, if the Offer has been terminated pursuant to Section 1.1(e), after the approval of the Merger by the stockholders of the Company), no amendment may be made which decreases the amount of the Merger Consideration or effects any change which would adversely affect the stockholders of the Company (other than Purchaser and its affiliates) without the approval of the stockholders of the Company (other than Purchaser and its affiliates).

    8.3. FEES UPON TERMINATION. The Company agrees that if this Agreement is terminated pursuant to:

    (a) Section 8.1(b)(i) and at the time of such termination any person, entity or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent or any of its affiliates) shall have become the beneficial owner of more than 30% of the outstanding Shares (with appropriate adjustments for reclassifications of capital stock, stock dividends, stock splits, reverse stock splits and similar events) and such person, entity or group (or any subsidiary of such person, entity or group) thereafter shall enter into a definitive written agreement with the Company to accept an Acquisition Proposal at any time on or prior to the date which is six months after the termination of this Agreement and such transaction is thereafter consummated;

    (b) Sections 8.1(c)(i)(2) or Section 8.1(d)(i); or

    (c) Sections 8.1(c)(i)(1), 8.1(c)(ii) or 8.1(c)(iii), and in each case, prior to the time of termination of this Agreement, there shall exist a bona fide Acquisition Proposal that has been made known to the Company or publicly announced by a third party that is more favorable from a financial point of view than the Offer and the Merger, the Company shall enter into a definitive written agreement to accept an Acquisition Proposal from such party at any time on or prior to the date which is six months after the termination of this Agreement and such transaction shall thereafter be consummated;

    (d) then the Company shall pay to Purchaser the Termination Amount (as defined below). Such payment shall be made as promptly as practicable but in no event later than (i) in the case of paragraph (b) of this Section, two business days following termination of this Agreement, (ii) in the case of paragraph (a) of this Section, upon consummation of such Acquisition Proposal, and (iii) in the case of paragraph (c) of this Section, upon entering into a definitive agreement to accept such Acquisition Proposal. Each such payment shall be made by wire transfer of immediately available funds to an account designated by Purchaser without set-off or deduction. The term "Termination Amount" as used herein shall mean (i) if (A) any third party has on or prior to July 26, 1999, and, at such time, the Company was not in violation of Section 6.6 hereof, (x) made a bona fide Acquisition Proposal or (y) requested that the Company enter into negotiations or discussions concerning an Acquisition Proposal or possible Acquisition Proposal and has indicated a potential price or range of prices in connection therewith, and (B) a payment is required to be made pursuant to this
Section 8.3 by the Company to Purchaser as a result of the Company entering into a written agreement to accept an Acquisition Proposal with any such third party or such third party acquiring 50% or more of the outstanding Shares, $10,662,000 and (ii), in each other circumstance, $42,648,000.

    8.4. EFFECT OF TERMINATION.

    (a) The provisions of Sections 6.4 (expenses), 6.12 (indemnification) and
8.3 (termination fees) shall survive the termination of this Agreement. The provisions of the Confidentiality Agreement shall also survive the termination of this Agreement.

    (b) The rights of termination provided for in Section 8.1 shall not be an exclusive remedy hereunder but shall be in addition to any other legal or equitable remedies that may be available to any non-defaulting party hereto arising out of any default hereunder by any other party hereto, and any party hereto shall continue to have the right following termination hereof to all legal and equitable remedies against any other party hereto for any breach of any representation, warranty, covenant or agreement contained herein by such other party prior to the termination hereof; PROVIDED, HOWEVER, that in the event that the amount set forth in Section 8.3 shall have been paid to Purchaser, there shall be no liability on the part of either the Company or its respective officers or directors, except for a willful and intentional breach of any representation, warranty, covenant or agreement contained herein.

    8.5. WAIVER. At any time prior to the Effective Time and subject to the provisions of this Agreement, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or
(ii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

                                   ARTICLE IX
                               GENERAL PROVISIONS

    9.1. BROKERS. (a) The Company represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Offer or the Merger or any similar transaction based upon arrangements made by or on behalf of the Company, except for the arrangements between the Company and Morgan Stanley & Co. Incorporated and the arrangements between the Company and Kohlberg Kravis Roberts & Co., L.P.

    (b) Parent and Purchaser represent and warrant to the Company that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Offer or the Merger or any similar transaction based upon arrangements made by or on behalf of Parent or Purchaser, except for the arrangements between Parent and RBC Dominion Securities and Credit Suisse First Boston Corporation.

    9.2. PUBLIC STATEMENTS. Except as required by applicable law or stock exchange regulation, none of Parent or Purchaser, on the one hand, or the Company, on the other hand, shall make any public announcement or statement with respect to the Offer, the Merger or this Agreement without the approval of the Company or Purchaser, respectively, which approval shall not be unreasonably withheld. Moreover, the parties hereto agree to consult with each other prior to issuing each public announcement or statement with respect to the Offer, the Merger or this Agreement.

    9.3. NOTICES. All notices and other communications hereunder shall be given by telephone and immediately confirmed in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Parent or Purchaser:

                  QUEBECOR PRINTING INC.
                  612 St. Jacques Street
                  Montreal, Quebec H3C 4M8
                  Attention: Vice President, Legal Affairs & Secretary with copies to:
                  Arnold & Porter
                  399 Park Avenue
                  New York, New York 10022-4690
                  Attention: John A. Willett, Esq.

    (b) if to the Company:

                  WORLD COLOR PRESS, INC.
                  The Mill
                  340 Pemberwick Road
                  Greenwich, CT 06831
                  Attention: General Counsel
                  with copies to:
                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, NY 10017
                  Attention: David J. Sorkin, Esq.

    9.4. INTERPRETATION. When a reference is made in this Agreement to a subsidiary of Parent or the Company, the word "SUBSIDIARY" means any "MAJORITY-OWNED SUBSIDIARY" (as defined in Rule 12b-2 promulgated under the Exchange Act) of Parent or the Company, as the case may be; PROVIDED, HOWEVER, that the Company shall in no event and at no time be considered a subsidiary of Purchaser for purposes of this Agreement. "Affiliate" of a person means a person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated. Any reference to dollars or "$" shall refer to U.S. dollars.

    9.5. REPRESENTATIONS AND WARRANTIES. Any matters disclosed in any of a party's representations and warranties or the section of such party's disclosure schedule with respect to such representations and warranties shall be deemed disclosed for purposes of the other representations and warranties of such party as long as the applicability of such matters to such representations and warranties is reasonably apparent.

    9.6. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve, to the extent legally permitted, each party's anticipated benefits and obligations under this Agreement.

    9.7. MISCELLANEOUS. This Agreement (including the agreements that are exhibits hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement (a) is not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Section 9.10; and (b) shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any portion of their rights under this Agreement to any of their subsidiaries (PROVIDED, HOWEVER, that in the event of any such assignment, Parent shall cause such assignee to execute and become a party to this agreement and such assignee shall be vested with all the rights and obligations assigned to it by the assignor as if it were named in this Agreement), but no such assignment shall relieve Parent or Purchaser, as applicable, of their obligations hereunder, and except that this Agreement may be assigned by operation of law to any corporation with or into which Purchaser may be merged as long as the surviving corporation in such merger complies with the representations and warranties and covenants of Purchaser set forth herein and
(c) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof. The parties hereto expressly consent to the personal jurisdiction of the courts of the United States of America and of the courts of the State of Delaware, in each case sitting in the State of Delaware. Each of the parties hereto irrevocably waives and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction in any federal court located in the State of Delaware or Chancery or other Courts of the State of Delaware for any reason other than the failure to serve process in accordance with this Section 9.7, (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgement, attachment in aid of execution of judgement, execution of judgement or otherwise), and (d) to the fullest extent permitted by applicable law, that
(i) the suit, action or proceeding in any such court is brought in an inconvenient forum (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Parent further designates Purchaser as its duly appointed agent for the service of summonses and other legal processes in the State of Delaware (a "SERVICE AGENT").

    9.8. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but together shall be construed as one document.

    9.9. SURVIVAL. The representations, warranties, covenants and agreements of the parties set forth herein shall terminate as of the Effective Time, except as provided in Sections 6.11 and 6.12.

    9.10. THIRD PARTY BENEFICIARIES. The parties entitled to the employee benefits pursuant to the terms of Section 6.11 and indemnification pursuant to the terms of Section 6.12 are expressly made third party beneficiaries solely of
Section 6.11 and Section 6.12, respectively, of this Agreement. In addition, holders of Company Stock Options and Company Restricted Stock are expressly made third party beneficiaries solely of Section 2.6 of this Agreement.

    IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed on the date first written above by their respective officers thereunder duly authorized.

                                QUEBECOR PRINTING INC.

                                By:  /s/ CHARLES G. CAVELL
                                     -----------------------------------------
                                     Name: Charles G. Cavell
                                     Title: President & Chief Executive Officer

                                By:  /s/ CHRISTIAN M. PAUPE
                                     -----------------------------------------
                                     Name: Christian M. Paupe
                                     Title: Executive Vice President

                                PRINTING ACQUISITION INC.

                                By:  /s/ CHARLES G. CAVELL
                                     -----------------------------------------
                                     Name: Charles G. Cavell
                                     Title: President

                                By:  /s/ CHRISTIAN M. PAUPE
                                     -----------------------------------------
                                     Name: Christian M. Paupe
                                     Title: Treasurer

                                WORLD COLOR PRESS, INC.

                                By:  /s/ ROBERT G. BURTON
                                     -----------------------------------------
                                     Name: Robert G. Burton
                                     Title: Chairman and Chief Executive
                                     Officer

                                    ANNEX I
                            CONDITIONS TO THE OFFER

    The capitalized terms used in this Annex I have the meanings set forth in the attached Agreement, except that the term "Merger Agreement" shall be deemed to refer to the attached Agreement.

    Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered shares of Common Stock promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer, and may postpone the acceptance for payment, or, subject to the restriction referred to above, payment for, Shares tendered pursuant to the Offer, and may terminate the Offer (whether or not any Shares have theretofore been purchased or paid for) to the extent permitted by the Merger Agreement, if (i) at the expiration of the Offer, a number of Shares which, together with any Shares owned by Parent or Purchaser, would constitute more than 50% of the voting power (determined on a fully-diluted basis), of all the securities of the Company entitled to vote generally in a merger shall not have been validly tendered and not withdrawn prior to the expiration of the Offer (the "MINIMUM CONDITION"), or (ii) if, at any time on or after July 12, 1999 and prior to the acceptance for payment for any such Shares, any of the following conditions occurs or has occurred and continues to exist (each of paragraphs (a) through (f) providing a separate and independent condition to Purchaser's obligations pursuant to the Offer):

    (a) there shall be in effect any preliminary or final injunction or temporary restraining order or other order or decree issued by any Canadian or United States federal, provincial or state court or United States federal or administrative agency or authority, enjoining, restraining or otherwise prohibiting the Offer, the Merger or the acquisition by Purchaser of Shares;

    (b) any waiting periods under the H-S-R Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated;

    (c) there shall have been any law, statute, rule or regulation in the United States, Canada, the European Union or any member state of the European Union, enacted, promulgated or proposed that has the effect of making the acquisition of Shares illegal or otherwise prohibits consummation of the Merger;

    (d) any representation or warranty of the Company in the Merger Agreement shall not be true and correct in any respect that is reasonably likely to have a Material Adverse Effect, in each case as if such representation or warranty were made at the time of such determination (except for any representations or warranties which by their terms are given as of a specified date, PROVIDED that such representations or warranties shall have been true and correct on such date, except for failures to be true and correct that would not be reasonably likely to have a Material Adverse Effect);

    (e) the Company shall fail to perform or comply in any material respect with any covenant or agreement to be performed or complied with by the Company under the Merger Agreement required to be performed or complied with by it prior to the consummation of the Offer;

    (f) The Merger Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of Purchaser with respect to each and every matter referred to above and regardless of the circumstances giving rise to any such condition (except for any action or inaction by Purchaser, Parent or any of their respective affiliates constituting a breach of the Merger Agreement), makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

    The foregoing conditions are for the sole benefit of Purchaser and (i) may be asserted by Purchaser regardless of the circumstances giving rise to such condition (except for any action or inaction by Purchaser, Parent or any of their respective affiliates constituting a breach of the Merger Agreement) or
(ii) (other than the Minimum Condition) may be waived by Purchaser in whole at any time or in part from time to time in its reasonable discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

                                   EXHIBIT A
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           QUEBECOR WORLD (USA) INC.
                                     FIRST

    The name of the corporation is Quebecor World (USA) Inc. (the
"Corporation"). The Corporation was originally incorporated under the name of World Color Press, Inc. The original certificate of incorporation of the Corporation was filed with the Delaware Secretary of State on September 24, 1984.

                                     SECOND

    The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                     THIRD

    The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

                                     FOURTH

    The total number of shares of common stock which the Corporation shall have the authority to issue is three thousand (3,000), par value $1.00 per share, amounting in the aggregate to $3,000.

                                     FIFTH

    The Corporation is to have perpetual existence.

                                     SIXTH

    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

                                    SEVENTH

    Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.

                                     EIGHTH

    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                     NINTH

    No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

    The undersigned hereby declare that this Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, under penalties of perjury, the undersigned have examined this Amended and Restated Certificate of Incorporation, and to the best of their knowledge it is true, correct and complete, and the undersigned further declare that the undersigned have authority to sign this Amended and Restated Certificate of Incorporation on behalf of Quebecor World (USA) Inc., all as of
this   (th) day of          .

                                               QUEBECOR WORLD (USA) INC.

                                               By: /s/
                                                  ------------------------------------------
                                                  Name:
                                                  Title:

ATTEST:
---------------------------------
Name:
Its Secretary

                                   EXHIBIT B
                        FORM OF COMPANY AFFILIATE LETTER

QUEBECOR PRINTING INC.
[Address]

Ladies and Gentlemen:

    The undersigned, a holder of shares of common stock, par value $0.01 per share ("Company Common Stock"), of World Color Press, Inc., a Delaware corporation (the "Company"), is entitled to receive in connection with the merger (the "Merger") between the Company and a direct wholly owned subsidiary of Quebecor Printing Inc. ("Parent") subordinate voting shares, no par value ("Parent Stock"), of Parent. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Act"), although nothing contained herein should be construed as an admission of such fact.

    If in fact the undersigned is an affiliate under the Act, the undersigned's ability to sell, assign or transfer the shares received by the undersigned pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Act.

    The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the Parent Stock received by the undersigned pursuant to the Merger except (i) pursuant to an effective registration statement under the Act; (ii) in conformity with the limitations specified by Rules 144 and Rule 145(d); or (iii) in a transaction that, in the opinion of Simpson Thacher & Bartlett or other counsel reasonably satisfactory to Parent or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission (the "SEC"), is not required to be registered under the Act.

    In the event of a sale or other disposition by the undersigned of Parent Stock pursuant to Rule 145(d)(1), the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any Parent Stock disposed of by the undersigned, but that upon receipt of such evidence of compliance including, without limitation, an opinion of Simpson Thacher & Bartlett or another counsel reasonably satisfactory to them, the transfer agent shall effectuate the transfer of the shares sold as indicated in the letter.

    The undersigned acknowledges and agrees that the following legend will be placed on certificates representing the Parent Stock received by the undersigned pursuant to the Merger or held by a transferee thereof, which legend will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Parent from Simpson Thacher & Bartlett or another independent counsel reasonably satisfactory to Parent to the effect that such legends are no longer required for the purposes of the Act or the fourth paragraph of this letter:

        "The Securities represented by this certificate were issued in a transaction to which Rule 145 under the United States Securities Act of 1933 (the "Act") applies. The securities represented by this certificate may be transferred in the United States only in accordance with Rule 145(d) or pursuant to an effective registration statement or exemption from registration under the Act."

    The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of the Parent Stock and (ii) the receipt by Parent of this letter is an inducement and a condition to Parent's obligations to consummate the Merger.

                                          Very truly yours,

                              ANNEX I TO EXHIBIT B

[Date]

Quebecor Printing Inc.

    On           the undersigned sold          subordinate voting shares, no par
value, of Quebecor Printing Inc. ("Parent"). The shares were received by the undersigned in connection with the merger of a direct wholly owned subsidiary of Parent with and into World Color Press, Inc.

    Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the shares sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

    The undersigned hereby represents that the shares were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the shares in anticipation or in connection with such transactions, and that the undersigned has not made any payment in connection with the offer or sale of the shares to any person other than to the broker who executed the order in respect of such sale.

                                          Very truly yours,

                                    ANNEX B

                             MORGAN STANLEY OPINION

                             [MORGAN STANLEY LOGO]

                                                                   1585 BROADWAY
                                                        NEW YORK, NEW YORK 10036
                                                                  (212) 761-4000

                                 July 12, 1999

Board of Directors
World Color Press, Inc.
The Mill
340 Pemberwick Road
Greenwich, Connecticut 06831

Members of the Board:

    We understand that World Color Press, Inc. ("World Color Press" or the "Company"), Quebecor Printing Inc. ("Quebecor Printing") and Printing Acquisition Inc., a wholly owned indirect subsidiary of Quebecor Printing ("Merger Subsidiary"), have entered into an Agreement and Plan of Merger, dated as of July 12, 1999 (the "Merger Agreement"), which provides, among other things, for (i) the commencement by Merger Subsidiary of a tender offer (the "Tender Offer") for up to 23,500,000 of the issued and outstanding shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock") for $35.69 per share net to the seller in cash (the "Tender Offer Consideration"), and (ii) the subsequent merger (the "Merger") of the Company with and into the Merger Subsidiary pursuant to which each issued and outstanding share of Common Stock shall be converted into 1.6455 Quebecor Printing Subordinated Voting shares (the "Merger Consideration"). The "Consideration" shall consist of the Tender Offer Consideration and Merger Consideration taken together (or, if less than 23,500,000 shares of Common Stock are purchased in the Offer, the amount of consideration as set forth in the Merger Agreement); provided that if the Tender Offer is terminated pursuant to Section 1.1.(e) of the Merger Agreement, the Consideration for each share of Common Stock shall consist of cash in an amount equal to $22.00 and .6311 Quebecor Subordinate Voting shares. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Quebecor Printing as more fully set forth in the Merger Agreement. We further understand that certain of the holders of Common Stock and Quebecor Printing have entered into a Tender, Voting and Option Agreement, dated as of July 12, 1999. The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Merger Agreement.

    You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

    For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other information of World Color Press and Quebecor Printing;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning World Color Press and Quebecor Printing prepared by the respective managements of World Color Press and Quebecor Printing;

   (iii) analyzed certain financial projections for World Color Press and Quebecor Printing prepared by the respective managements of World Color Press and Quebecor Printing;

    (iv) discussed the past and current operations and financial condition and the prospects of World Color Press and Quebecor Printing with senior executives of World Color Press and Quebecor Printing;

    (v) reviewed the reported prices and trading activity for the common stock of World Color Press and Quebecor Printing;

    (vi) compared the financial performance of World Color Press and Quebecor Printing and the prices and trading activity of World Color Press and Quebecor Printing with that of certain other comparable publicly-traded companies and their securities;

   (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  (viii) participated in discussions and negotiations among representatives of World Color Press, Quebecor Printing and certain other parties and their financial and legal advisors;

    (ix) reviewed the Merger Agreement, the Tender, Voting and Option Agreement and certain related documents; and

    (x) performed such other analyses and considered such other factors as we have deemed appropriate.

    We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of World Color Press and Quebecor Printing. We have not made any independent valuation or appraisal of the assets or liabilities of World Color Press and Quebecor Printing, nor have we been furnished with any such appraisals. We have assumed that the Tender Offer and the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for World Color Press and Quebecor Printing and have received fees for the rendering of these services. In particular, we acted as lead manager in connection with a high yield offering for World Color Press in February of 1999.

    It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company in respect of the Tender Offer and the Merger with the Securities and Exchange Commission. In addition, Morgan Stanley expresses no opinion or recommendation as to whether or not the stockholders of the Company should tender their shares in connection with the Tender Offer or how such stockholders should vote at the shareholders' meeting held in connection with the Merger.

    Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                Very truly yours,
                                MORGAN STANLEY & CO. INCORPORATED

                                By:  /s/ STUART J. EPSTEIN
                                     -----------------------------------------
                                     Stuart J. Epstein
                                     MANAGING DIRECTOR

                                    ANNEX C
              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Section 262 Appraisal rights.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to section 251 (other than a merger effected pursuant to section 251(g) of this title), section 252, section 254, section 257, section 258, section 263 or section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d)  Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to section 228 or section 253 of this title, each consituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.